Exhibit 10.1

CERTAIN INFORMATION CONTAINED IN THIS DOCUMENT, MARKED

BY [***], HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) IS THE

TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL

Collaboration and License Agreement

By and Between

Fulcrum Therapeutics Inc.

and

Genzyme Corporation

Dated May 11, 2024

TABLE OF CONTENTS

Page

Article 1 DEFINITIONS	1
Article 2 LICENSES	26
2.1 License Grant to Sanofi	26
2.2 License Grants to Fulcrum	27
2.3 Sublicensing and Subcontracting Terms	28
2.4 No Other Rights and Retained Rights	28
2.5 Existing Third Party IP Agreements	29
2.6 New Third Party IP Agreements	30
2.7 Exclusivity	32
2.8 Right of First Negotiation	34
2.9 Change of Control of Fulcrum	35
2.10 Residual Knowledge	35
2.11 Licensed Sanofi Technology	35
Article 3 GOVERNANCE	37
3.1 Joint Steering Committee	37
3.2 Joint Development Committee	38
3.3 Joint Manufacturing Committee	39
3.4 Joint Commercialization Committee	40
3.5 Additional Committees	41
3.6 Additional Participants	42
3.7 Decision-Making	42
3.8 Resolution of Committee Disputes	43
3.9 Alliance Managers	45
Article 4 Technology Transfer	46
4.1 Initial Technology Transfer	46
4.2 Continuing Technology Transfer	46
4.3 Assistance	46
4.4 Technology Transfer Costs	46
Article 5 Development	47
5.1 Development Obligations	47
5.2 Initial Global Development Plan	47

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5.3 Changes to the Global Development Plan	47
5.4 Sanofi Step-In Right under Global Development Plan	49
5.5 Sanofi Independent Development Plan	50
5.6 Fulcrum Independent Development Plan	50
5.7 Development Cost Sharing	50
5.8 Development Reports	51
5.9 Development Records	52
Article 6 REGULATORY AFFAIRS	52
6.1 Regulatory Responsible Party	52
6.2 Collaboration With Respect to Regulatory Interactions	53
6.3 Regulatory Meetings	53
6.4 Regulatory Submissions	53
6.5 Inspections	54
6.6 Cooperation	54
6.7 Cost of Regulatory Activities	54
6.8 Right of Reference	54
6.9 Pharmacovigilance and Adverse Event Reporting	54
6.10 Global Safety Database	55
6.11 Recall, Withdrawal, or Field Alerts	55
6.12 Additional Activities	56
Article 7 Commercialization	56
7.1 Commercialization Responsibilities for Licensed Product	56
7.2 Pricing	57
7.3 Sanofi Commercialization Diligence Obligations	57
7.4 Standards of Conduct; Compliance	57
7.5 Diversion	57
Article 8 Manufacturing	58
8.1 Responsibility	58
8.2 Supply Agreement	58
8.3 Manufacturing Technology Transfer	59
8.4 Manufacturing Audit Right by Sanofi	59
8.5 Observation by Sanofi	60
Article 9 PAYMENTS	60
9.1 Upfront Payment	60

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9.2 Milestone Payments	60
9.3 Royalties	62
9.4 Other Amounts Payable	64
9.5 Invoices	64
9.6 General Right to Reconcile Payments.	64
9.7 Financial Records and Audits	64
9.8 Accounting Standards	65
9.9 Method of Payment; Exchange Rate	65
9.10 Blocked Payments	65
9.11 Taxes	66
9.12 Late Payments; Disputed Payments	66
Article 10 INTELLECTUAL PROPERTY	67
10.1 Inventions	67
10.2 Patent Prosecution	69
10.3 Enforcement Against Third Party Infringement or Misappropriation	70
10.4 Defense of Third Party Patent Challenges	72
10.5 Third Party Infringement Claims	73
10.6 Patent Challenges of Third Party Patent Rights	74
10.7 Restrictions on Settlement	75
10.8 Patent Term Extensions; Patent Listings	75
10.9 Unified Patent Court	75
10.10 Common Interest	77
10.11 Product Trademarks	77
10.12 Falsified Medicines	80
Article 11 REPRESENTATIONS, WARRANTIES, AND COVENANTS	80
11.1 Mutual Representations and Warranties	80
11.2 Additional Fulcrum Representations and Warranties	81
11.3 Additional Covenants	85
11.4 Additional Fulcrum Covenants	86
11.5 Disclaimer	87
11.6 Limitation of Liability	87
Article 12 CONFIDENTIALITY	87
12.1 Duty of Confidence	87
12.2 Confidential Information	88

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12.3 Exemptions	89
12.4 Authorized Disclosures	89
12.5 Joint Publication Strategy	92
12.6 Publication and Listing of Clinical Trials	93
12.7 Publicity; Use of Names	93
Article 13 INDEMNIFICATION	95
13.1 Indemnification by Fulcrum	95
13.2 Indemnification by Sanofi	95
13.3 Indemnification Procedure	95
13.4 Insurance	96
Article 14 TERM AND TERMINATION	97
14.1 Term	97
14.2 Termination for Material Breach	97
14.3 Termination by Sanofi for Convenience	98
14.4 Termination by Sanofi for Safety	98
14.5 Termination by Fulcrum for Sanofi’s Cessation of Development and Commercialization.	98
14.6 Termination for Insolvency	99
14.7 Full Force and Effect During Notice Period	101
14.8 Effects of Termination	101
14.9 Survival; Accrued Rights	106
Article 15 DISPUTE RESOLUTION; GOVERNING LAW	107
15.1 Dispute Resolution	107
15.2 Intellectual Property Disputes	109
15.3 Equitable Remedies	109
15.4 Governing Law; English Language	109
15.5 Waiver of Jury Trial	109
Article 16 MISCELLANEOUS	110
16.1 Assignment	110
16.2 Entire Agreement; Amendment	110
16.3 No Strict Construction; Interpretation	111
16.4 Severability	111
16.5 Notices	112
16.6 Force Majeure	113

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16.7 Further Assurances	113
16.8 Performance by Affiliates	113
16.9 Agency	113
16.10 Binding Effect; No Third Party Beneficiaries or Obligors	113
16.11 No Waiver	114
16.12 Cumulative Remedies	114
16.13 Counterparts	114

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SCHEDULES

Schedule 1.61	Existing Third Party IP Agreements
Schedule 1.83	Fulcrum Patent Rights
Schedule 1.132 Schedule 1.168	Losmapimod Statistical Analysis Plan
Schedule 4.1	Initial Technology Transfer
Schedule 5.2	Initial Global Development Plan and Budget
Schedule 8.2	Supply Agreement Term Sheet
Schedule 12.7.1	Press Release
Schedule 14.8.1(a)	Baseball Arbitration Terms

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Collaboration and License Agreement

This Collaboration and License Agreement (this “Agreement”) is made and entered into as of May 11, 2024 (the “Effective Date”) between Fulcrum Therapeutics Inc., a Delaware corporation (“Fulcrum”), having a place of business at 26 Landsdowne Street, Cambridge, Massachusetts 02139, and Genzyme Corporation, a company organized and existing under the laws of the state of Massachusetts, having a place of business at 450 Water Street, Cambridge, MA 02411 (“Sanofi”). Fulcrum and Sanofi may be referred to in this Agreement individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, Fulcrum is a clinical-stage biopharmaceutical company engaged in the research and development of medicines for the treatment of genetically defined rare diseases, including selective p38α/β mitogen activated protein kinase (“MAPK”) inhibitors for the treatment of facioscapulohumeral muscular dystrophy (“FSHD”);

WHEREAS, Fulcrum Controls certain Know-How and Patent Rights relating to such proprietary compounds;

WHEREAS, Sanofi (itself and through its Affiliates) has expertise in the development of biopharmaceutical products and has regulatory, development, and commercial capabilities in the Sanofi Territory; and

WHEREAS, the Parties desire to collaborate to Exploit the Licensed Products, and Fulcrum wishes to grant Sanofi and Sanofi wishes to receive an exclusive license to Exploit the Licensed Products in the Sanofi Territory, in each case, as set forth in, and subject to the terms of, this Agreement.

NOW THEREFORE, the Parties agree as follows:

Article 1
DEFINITIONS

1.1 “Accounting Standards” means with respect to a Party or its Affiliate or Sublicensee, GAAP or IFRS, as such Party, Affiliate or Sublicensee uses for its financial reporting obligations, in each case, consistently applied.

1.2 “Acquisition Transaction” has the meaning set forth in Section 2.7.2 (Acquisition of a Competitive Product).

1.3 “Additional Activity” has the meaning set forth in Section 5.3.1(a) (Additional Activities under Global Development Plan).

1.4 “Additional Compound” has the meaning set forth in Section 5.3.2 (Development of Additional Licensed Compounds).

1.5 “Additional LC Activities” has the meaning set forth in Section 5.3.2 (Development of Additional Licensed Compounds).

1.6 “Affiliate” means, with respect to a Person, any other Person controlled by, controlling, or under common control with such Person, for so long as such Person is controlled by, is controlling, or is under common control with such other Person. The term “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”) as used with respect to a Person means (a) direct or indirect beneficial ownership of [***] of the voting stock or other ownership interest of such Person, or (b) the possession, directly or indirectly, of the power to direct the management or policies of such Person, whether through the ownership of voting securities or other equity rights, by contract relating to voting rights or corporate governance, or otherwise.

1.7 “Agreement” has the meaning set forth in the Preamble.

1.8 “Alliance Manager” has the meaning set forth in Section 3.9 (Alliance Managers).

1.9 “Allowable Overruns” means any Global Development Costs incurred by or on behalf of a Party or its Affiliates in any Calendar Year that are above the then-current Global Development Budget for such Calendar Year by [***] or less.

1.10 “Applicable Law” means collectively all laws, statues, rules, regulations, ordinances, decrees, judicial and administrative orders (and any license, franchise, permit, or similar right granted under any of the foregoing), and any policies and other requirements of any applicable Governmental Authority that govern or otherwise apply to a Party or the activities contemplated herein, including: (a) to the extent applicable, GCP, GLP and GMP; (b) all applicable data protection and privacy laws, rules and regulations, including, to the extent applicable, the United States Department of Health and Human Services privacy rules under the Health Insurance Portability and Accountability Act and the Health Information Technology for Economic and Clinical Health Act and the EU Data Protection Directive (Council Directive 95/46/EC) and applicable laws implementing the EU Data Protection Directive and the General Data Protection Regulation (2016/679); and (c) written governmental interpretations, the guidance related to or the application of, any of the foregoing.

1.11 “Approved Labeling” means, with respect to a Licensed Product and a jurisdiction: (a) the applicable Regulatory Authority-approved full prescribing information for such Licensed Product in such jurisdiction; and (b) the applicable Regulatory Authority-approved labels and other written, printed, or graphic materials on any container, wrapper, or any package insert that is used with or for such Licensed Product in such jurisdiction.

1.12 “Arbitrator” has the meaning set forth in Section 15.1.3 (Dispute Resolution).

1.13 “Asian Region” means all countries and territories of Asia other than (a) Japan, (b) the Russian Federation, and (c) the Middle Eastern Countries.

1.14 “Auditor” has the meaning set forth in Section 9.7.2 (Audit Rights).

1.15 “Background Know-How” has the meaning set forth in Section 10.1.1 (Ownership of Background Technology).

1.16 “Background Patents” has the meaning set forth in Section 10.1.1 (Ownership of Background Technology).

1.17 “Background Technology” has the meaning set forth in Section 10.1.1 (Ownership of Background Technology).

1.18 “Budget Overrun” has the meaning set forth in Section 5.7.1 (Eligible Global Development Costs).

1.19 “Business Day” means a day other than a Saturday, Sunday, or a day on which banking institutions in Boston, Massachusetts; Bridgewater, New Jersey; or Paris, France are authorized or required by Applicable Law to remain closed. In addition, none of December 26 through December 31 (inclusive) shall constitute a Business Day.

1.20 “Calendar Quarter” means each of the three (3)-month periods ending March 31, June 30, September 30 and December 31; except that (a) the first Calendar Quarter during the Term will begin on the Effective Date and end on the last day of the Calendar Quarter within which the Effective Date falls, and (b) the last Calendar Quarter during the Term will end upon the expiration of the Term.

1.21 “Calendar Year” means the period of twelve (12) consecutive calendar months beginning on January 1 and ending on December 31; except that (a) the first Calendar Year during the Term will begin on the Effective Date and end on December 31 of the Calendar Year within which the Effective Date falls, and (b) the last Calendar Year during the Term will end upon expiration of the Term.

1.22 “Change of Control” means, with respect to a Party, that: (a) any Third Party acquires, in one or more related transactions, directly or indirectly the beneficial ownership of any voting security of such Party, or if the percentage ownership of such Third Party in the voting securities of such Party is increased through stock redemption, cancellation, or other recapitalization, and immediately after such acquisition or increase such Third Party is, directly or indirectly, the beneficial owner of voting securities representing [***] of the total voting power of all of the then outstanding voting securities of such Party; (b) a merger, consolidation, recapitalization, or reorganization of such Party is consummated that would result in shareholders or equity holders of such Party immediately prior to such transaction owning [***] or less of the outstanding voting securities of the surviving entity (or its parent entity) immediately following such transaction; or (c) the sale or transfer to a Third Party, in one or more related transactions, of all or substantially all of such Party’s assets relating to the subject matter of this Agreement.

1.23 “Clinical Trial” means any clinical trial in humans, as that term is defined in FDA regulations at 21 C.F.R. § 312.3, or a similar clinical investigation conducted on human subjects, as defined under Applicable Law outside the United States. Without limiting the foregoing, “Clinical Trial” includes any Phase 3 Clinical Trial.

1.24 “CMO” means a Third Party contract manufacturing organization.

1.25 “Co-Defending Party” has the meaning set forth in Section 10.5.4 (Cooperation).

1.26 “Code” has the meaning set forth in Section 14.6.1 (Termination Right).

1.27 “Collaboration In-License” means (a) any license deemed a “Collaboration In-License” under Section 2.6.2 (New Collaboration In-Licenses) and (b) any Existing Third Party IP Agreement.

1.28 “Collaboration Know-How” means all Know-How conceived, discovered, developed, invented or otherwise made by a Party’s or its Affiliates’, licensees’, Sublicensees’, or subcontractors’ employees, agents, or independent contractors, or any Persons contractually required to assign or license such Know-How to such Party or any Affiliate of such Party, either alone or jointly with the other Party’s or its Affiliates’, licensees’, Sublicensees’, or subcontractors’ employees, agents, or independent contractors, or any Persons contractually required to assign or license such

Know-How to such other Party or any Affiliate of such other Party, in each case, in the performance of activities under this Agreement during the Term.

1.29 “Collaboration Patent Rights” means any Patent Right that Covers any Invention included in the Collaboration Know-How.

1.30 “Collaboration Technology” means the Collaboration Know-How and the Collaboration Patent Rights.

1.31 “Combination Product” means a Licensed Product that: (a) contains one or more Licensed Compounds and one or more Other Active Ingredients, sold as a fixed dose/unit, for which no royalty would be due hereunder if such Other Active Ingredient were sold separately; (b) consists of one or more Licensed Compounds and sold as separate doses/units in a single package, or otherwise co-packaged or combined, with one or more Other Components for which no royalty would be due hereunder if such Other Components were sold separately, and such Licensed Compounds and Other Components are sold for a single price; or (c) is defined as a “combination product” by the FDA pursuant to 21 C.F.R. 3.2(e) or its foreign equivalent.

1.32 “Commercialization” means any and all activities directed to the commercialization of a product, including: marketing; detailing; promotion; market research; distributing; order processing; handling returns and recalls; booking sales; customer service; administering and commercially selling such product; importing, exporting and transporting such product for commercial sale; and seeking Reimbursement Approval of a product (if applicable), in each case, whether before or after Regulatory Approval has been obtained for such product, as well all regulatory compliance with respect to the foregoing. “Commercializing,” “Commercialize,” and “Commercialized” will be construed accordingly.

1.33 “Commercially Reasonable Efforts” means, (a) with respect to Sanofi’s or its Affiliates’ obligations under this Agreement, on a country-by-country basis, the carrying out of such obligations or tasks with a level of efforts and resources (including departmental budget resources) consistent with the efforts and resources that [***]; or (b) with respect to Fulcrum’s or its Affiliates’ obligations under this Agreement, the carrying out of such obligations or tasks with a level of efforts and resources (including departmental budget resources) consistent with the efforts and resources that [***]. Commercially Reasonable Efforts requires [***]. To the extent that the performance of a Party’s obligations hereunder is adversely affected by the other Party’s failure to perform its obligations hereunder, the impact of such performance failure will be taken into account in determining whether such Party has used its Commercially Reasonable Efforts to perform any such affected obligations.

1.34 “Competitive Infringement” has the meaning set forth Section 10.3.1 (Notice of Infringement or Misappropriation).

1.35 “Competitive Product” has the meaning set forth in Section 2.7.1 (Exclusivity Obligations).

1.36 “Confidential Disclosure Agreement” has the meaning set forth in Section 16.2 (Entire Agreement; Amendment).

1.37 “Confidential Information” means (a) Know-How and any non-public or proprietary technical, scientific, trade, research, manufacturing, business, financial, marketing, product, supplier, intellectual property, and other data or information (including unpublished patent applications) that may be disclosed by one Party or its Affiliates to the other Party or its Affiliates pursuant to this

Agreement (including information disclosed prior to the Effective Date pursuant to the Confidential Disclosure Agreement), regardless of whether such information is specifically marked or designated as confidential and regardless of whether such information is in written, oral, electronic, or other form, and (b) the terms of this Agreement.

1.38 “Continuing Technology Transfer” has the meaning set forth in Section 4.2 (Continuing Technology Transfer).

1.39 “Controlled” means the possession by a Party (whether by ownership, license, or otherwise other than pursuant to this Agreement) of, (a) with respect to any materials or other tangible Know-How, the legal authority or right to physical possession of such materials or tangible Know-How, with the right to provide such materials or tangible Know-How to the other Party on the terms set forth herein, and (b) with respect to Patent Rights, Regulatory Approvals, Regulatory Submissions, intangible Know-How, or other intellectual property, the legal authority or right to grant a license, sublicense, access, or right to use (as applicable) to the other Party under such Patent Rights, Regulatory Approvals, Regulatory Submissions, intangible Know-How, or other intellectual property on the terms set forth herein, in each case ((a) and (b)), without breaching or otherwise violating the terms of any arrangement or agreement with a Third Party in existence as of the time such Party or its Affiliates would first be required hereunder to grant the other Party such access, right to use, licenses, or sublicense or incurring any additional payment obligations to a Third Party as a result of such access, right to use, licenses, or sublicense, other than payment obligations incurred under a Collaboration In-License.

Notwithstanding the foregoing, and subject to the following paragraph, in the event a Party undergoes a Change of Control (where such Party is the acquired entity), then such Party or its Affiliates will not be deemed to “Control” any of the foregoing (a) or (b) that:

(i) prior to the consummation of such Change of Control, is owned or in-licensed by a Third Party that becomes an Affiliate of such acquired Party or any of such Third Party’s Affiliates existing immediately prior to such Change of Control (or that merges or consolidates with such Party) after the Effective Date as a result of such Change of Control, or

(ii) after the consummation of such Change of Control, is developed or in-licensed by such Third Party or its pre-existing Affiliates without use of or access to any Patent Rights, Know-How or Confidential Information of either Party (including any Patent Rights, Know-How, or Confidential Information licensed or acquired from the other Party under this Agreement).

However, a Party or its Affiliates will be deemed to “Control” any of the foregoing ((a) and (b)), if:

(A) prior to the effective date of such Change of Control, such Party or its Affiliate also Controlled such subject matter of such Third Party;

(B) such subject matter was conceived, developed or otherwise arises from participation by employees or consultants of such Third Party, such Party or its Affiliates in the performance of activities under this Agreement or otherwise in relation to Licensed Compounds or Licensed Products after such Change of Control; or

(C) such subject matter was not used in the performance of activities under this Agreement or otherwise in relation to Licensed Compounds or Licensed Products prior to the effective date of such Change of Control but after the effective date of such Change of Control, such Party or its

Affiliate uses such subject matter in the performance of its obligations or exercise of its rights under this Agreement or otherwise in relation to Licensed Compounds or Licensed Products.

1.40 “Core Third Party IP” means any Patent Right, Know-How or other intellectual property right of a Third Party that [***].

1.41 “Cover” means, with respect to a particular subject matter at issue and a relevant Patent Right or individual claim in such Patent Right, as applicable, that the Exploitation of such subject matter, without taking into account any exemption under Applicable Law, would infringe such Patent Right or individual claim in such Patent Right in the country in which such activity occurs without a license thereto or ownership thereof.

1.42 “CREATE Act” has the meaning set forth in Section 10.1.3(c) (CREATE Act).

1.43 “Debarred/Excluded” has the meaning set forth in Section 11.1.8 (Mutual Representations and Warranties).

1.44 “Defending Party” has the meaning set forth in Section 10.5.4 (Cooperation).

1.45 “Derivative” means, with respect to a compound, any ester, salt, free acid form, free base form, amorphous, crystalline, solvate, hydrate, co-crystal, chelate, deuterated, racemate, stereoisomer, tautomer, prodrug variation of such compound.

1.46 “Development” means all clinical drug development activities and other development activities with respect to a product, including: Clinical Trials (and other trials commenced after Regulatory Approval); test method development and stability testing; toxicology; formulation; process development; qualification; validation; quality assurance and quality control; statistical analysis and report writing; the preparation and submission of INDs and MAAs; medical and regulatory affairs with respect to the foregoing; and all other activities requested or required by a Regulatory Authority or as a condition or in support of obtaining or maintaining a Regulatory Approval for a product. For clarity, “Development” does not include Research, Manufacturing or Commercialization. “Developing,” and “Developed” will be construed accordingly.

1.47 “Disclosing Party” has the meaning set forth in Section 12.1.1 (Duty of Confidence).

1.48 “Distributor” means any Third Party (a) to which Sanofi, its Affiliates or Sublicensees has granted a right to market, resell or distribute a Licensed Product, and (b) that does not make payments to Sanofi, its Affiliates or Sublicensees that are calculated on the basis of a percentage of, or profit share on, such Third Party’s sales of Licensed Product.

1.49 “Divestiture” means, with respect to a Competitive Product, the sale, exclusive license, or other transfer by Fulcrum and its Affiliates of all of its and their Research, Development, Manufacturing, and Commercialization rights with respect to such Competitive Product to a Third Party without the retention or reservation of any Research, Development, Manufacturing, or Commercialization interest or participation rights (other than as permitted under Applicable Law, solely an economic interest or the right to enforce customary terms and conditions contained in the relevant agreements effectuating such divestiture).

1.50 “Divest” means to effect a Divestiture.

1.51 “Effective Date” has the meaning set forth in the Preamble.

1.52 “Eligible Global Development Costs” means (a) the Global Development Costs incurred by or on behalf of a Party or its Affiliates in accordance with the Global Development Plan and the amount budgeted therefor in the Global Development Budget, plus applicable Allowable Overruns or other expenses approved by the JSC and (b) the Manufacturing Costs for all Licensed Compounds and Licensed Products required for either Party’s activities under the Global Development Plan.

1.53 “EMA” means the European Medicines Agency or any successor agency thereto.

1.54 “Enforcing Party” has the meaning set forth in Section 10.3.4 (Cooperation).

1.55 “EO Dispute Resolution Period” has the meaning set forth in Section 15.1.1 (Dispute Resolution).

1.56 “EPO” has the meaning set forth in Section 10.2.2(b) (Review and Consult).

1.57 “Establishing Committee” has the meaning set forth in Section 3.5.3 (Operational Teams).

1.58 “European Region” means all members of the European Union or the European Economic Area (EEA) as of the Effective Date, other than (a) France, (b) Germany, (c) Italy, (d) Spain, and (e) the Netherlands.

1.59 “European Union” or “E.U.” means the economic, scientific, and political organization of member states of the European Union as it may be constituted from time to time.

1.60 “Executive Officer” means (a) with respect to Fulcrum, the Chief Executive Officer of Fulcrum or his/her designee or successor with appropriate decision-making authority (as of the Effective Date such individual is [***]); and (b) with respect to Sanofi, (i) in the case of any disputes relating to the Development of Licensed Compounds or Licensed Products (including the Manufacture of Licensed Compounds and Licensed Products in support of Development activities hereunder), the Head of Rare Disease Development or his/her designee or successor with appropriate decision-making authority (as of the Effective Date such individual is [***]), and (ii) in the case of any disputes relating to the Commercialization of Licensed Compounds or Licensed Products (including the Manufacture of Licensed Compounds and Licensed Products in support of Commercialization activities hereunder), the Global Head of Rare Disease or his/her designee or successor with appropriate decision-making authority (as of the Effective Date such individual is [***]).

1.61 “Existing Third Party IP Agreement” means any agreement identified in Schedule 1.61 (Existing Third Party IP Agreement) between Fulcrum (or any of its Affiliates) and any Third Party entered into prior to the Effective Date under which such Third Party grants Fulcrum (or any of its Affiliates) a license to any of the Fulcrum Technology that is sublicensed to Sanofi hereunder as of the Effective Date.

1.62 “Exploit” means to make, have made, use, have used, import, have imported, export, have exported, offer to sell, have offered to sell, sell, have sold, Research, have Researched, Develop, have Developed, Manufacture, have Manufactured, perform medical affairs activities for, have performed medical affairs activities for, Commercialize, have Commercialized or otherwise exploit or have exploited. “Exploitation” will be construed accordingly.

1.63 “External Costs” mean reasonable, out-of-pocket costs and expenses actually paid to Third Parties and accrued in accordance with Accounting Standards by a Party (or its Affiliate) in consideration of the performance of activities under this Agreement, and excluding any costs or expenses included under the FTE Rate.

1.64 “Falsified Medicine” has the meaning set forth in Section 10.12.1 (Notification).

1.65 “FD&C Act” means the United States Federal Food, Drug and Cosmetic Act, as amended from time-to-time, together with any rules, regulations, and requirements promulgated thereunder (including all additions, supplements, extensions, and modifications thereto).

1.66 “FDA” means the U.S. Food and Drug Administration or any successor agency thereto.

1.67 “Field” means any and all uses in all indications, except in the context of the GSK Patent Rights with respect to which any reference to the Field shall mean all therapeutic uses in humans.

1.68 “Firewall Procedures” has the meaning set forth in Section 2.7.2 (Acquisition of a Competitive Product).

1.69 “First Commercial Sale” means, on a Licensed Product-by-Licensed Product and country-by-country basis, the first sale of such Licensed Product for monetary value in such country to a Third Party for use or consumption by an end user following receipt of all Regulatory Approvals that are required in order to sell such Licensed Product in such country; provided, however, that the following will not constitute a First Commercial Sale: (a) any sale to any of Sanofi’s Affiliates or Sublicensees, unless such Affiliate or Sublicensee is the last Person in the distribution chain of the Licensed Product; (b) any use by or on behalf of Sanofi or its Affiliates or Sublicensees of such Licensed Product in Clinical Trials or non-clinical development activities; or (c) any disposal or transfer of such Licensed Product for a bona fide charitable purpose, compassionate use or as sample; provided that the consideration received by Sanofi, its Affiliates or Sublicensees for such disposal or transfer is no more than the cost of goods for such Licensed Product plus a reasonable margin to compensate Sanofi for overhead costs related to the Manufacture of such Licensed Product.

1.70 “Force Majeure Event” has the meaning set forth in Section 16.6 (Force Majeure).

1.71 “FSHD” has the meaning set forth in the Recitals.

1.72 “FTE” means the equivalent of the work of one duly qualified employee of a Party full time for one year (consisting of a total of [***] working hours per year) carrying out Development activities under this Agreement. Overtime, and work on weekends, holidays and the like will not be counted with any multiplier (e.g., time-and-a-half or double time) toward the number of hours that are used to calculate the FTE contribution, and no individual may be charged at greater than one FTE, regardless of that individual’s hours worked during that year. The portion of an FTE billable by a Party for one employee during a given accounting period will be determined by dividing the number of hours worked directly by such employee on the work to be conducted under this Agreement during such accounting period by the number of FTE hours applicable for such accounting period based on [***] working hours per Calendar Year.

1.73 “FTE Rate” means the rate of [***] per FTE per Calendar Year. Each FTE Rate will be prorated for the period beginning on the Effective Date and ending on December 31, 2024, and is subject to annual adjustment in each Calendar Year during the Term by the percentage increase or decrease in the Consumer Price Index published by the U.S. Bureau of Labor Statistics as of December 31 of each Calendar Year, over the level of such Consumer Price Index as of December 31 of the prior

Calendar Year, with the first such increase or decrease to be effective on January 1, 2025, or any other index as agreed upon by the Parties through the JSC. For the avoidance of doubt, such FTE Rate will be the fully-burdened rate and is intended to cover the cost of salaries, employee benefits, infrastructure costs, travel, general laboratory or office supplies, postage, insurance, training, and all other general expenses and overhead items, in each case, expended in connection with relevant activities.

1.74 “Fulcrum” has the meaning set forth in the Preamble.

1.75 “Fulcrum Development Cost Share Notice” has the meaning set forth in Section 5.7.1 (Eligible Global Development Costs).

1.76 “Fulcrum Indemnitees” has the meaning set forth in Section 13.2 (Indemnification by Sanofi).

1.77 “Fulcrum Independent Development Activities” has the meaning set forth in Section 5.2 (Initial Global Development Plan).

1.78 “Fulcrum Independent Development Plan” has the meaning set forth in Section 5.6 (Fulcrum Independent Development Plan).

1.79 “Fulcrum Independent Development Program” means the program of Development activities conducted under the Fulcrum Independent Development Plan, which, for clarity, will exclude any Development activities conducted under the Global Development Program or the Sanofi Independent Development Program.

1.80 “Fulcrum Know-How” means, subject to Section 5.3.1(c)(iii) (Additional Activities under Global Development Plan), all Know-How (excluding Fulcrum’s interest in Joint Collaboration Know-How) that is (a) Controlled by Fulcrum or any of its Affiliates as of the Effective Date or during the Term and (b) necessary or reasonably useful to Exploit a Licensed Compound or Licensed Product in the Field.

1.81 “Fulcrum Manufacturing Technology” has the meaning set forth in Section 8.3 (Manufacturing Technology Transfer).

1.82 “Fulcrum Materials” means any assays, biological substances (and any constituents, progeny, mutants, derivatives, or replications thereof or therefrom), chemical compounds, or other tangible materials (a) Controlled by Fulcrum or any of its Affiliates, (b) in the possession of Fulcrum, any of its Affiliates, or any of its subcontractors acting on behalf of Fulcrum under this Agreement as of the Effective Date or during the Term, and (c) (i) related to any Licensed Compound or Licensed Product or (ii) otherwise necessary or reasonably useful for the Research, Development, Manufacture, Commercialization or other Exploitation of any Licensed Compound or Licensed Product.

1.83 “Fulcrum Patent Rights” means all Patent Rights (excluding Fulcrum’s interest in Joint Collaboration Patent Rights) that are (a) Controlled by Fulcrum or any of its Affiliates as of the Effective Date or during the Term and (b) necessary or reasonably useful (or, with respect to patent applications, would be necessary or reasonably useful if such patent applications were to issue as patents) to Exploit a Licensed Compound or Licensed Product in the Field. All Fulcrum Patent Rights as of the Effective Date are set forth on Schedule 1.83 (Fulcrum Patent Rights); provided that, any Patent Right existing as of the Effective Date that otherwise would be included in the definition of Fulcrum Patent Rights but is not included on Schedule 1.83 (Fulcrum Patent Rights) will still be considered a Fulcrum Patent Right.

1.84 “Fulcrum Product Trademarks” has the meaning set forth in Section 10.11.1(b) (Ownership of Fulcrum Product Trademarks).

1.85 “Fulcrum Prosecuted Patent Rights” has the meaning set forth in Section 10.2.1(a) (Right to Prosecute).

1.86 “Fulcrum Sponsored Clinical Trial” means any Clinical Trial under the Global Development Plan for which Fulcrum is the sponsor, including the Global Phase 3 REACH Study.

1.87 “Fulcrum Technology” means the Fulcrum Know-How, the Fulcrum Patent Rights, the Fulcrum Materials and Fulcrum’s interest in the Joint Collaboration Technology.

1.88 “Fulcrum Territory” means the United States of America, including all territories and possessions thereof.

1.89 “GAAP” means the generally accepted accounting principles in the United States.

1.90 “Generic Competition” means, with respect to a Licensed Product in a country in the Sanofi Territory, [***].

1.91 “Generic Product” means, with respect to a Licensed Product in a country in the Sanofi Territory, a pharmaceutical product that: (a) is approved for use in such country pursuant to a regulatory approval process governing approval of a generic or biosimilar product of such Licensed Product based on the then-current standards for Regulatory Approval in such country, based upon all or part of the clinical data generated by the Parties pursuant to this Agreement or obtained using an abbreviated, expedited or other process; and (b) is sold in the same country as such Licensed Product by any Third Party that (i) is not a Sublicensee (other than a Sublicensee that has been granted a sublicense to any Licensed Product by Sanofi solely in connection with any settlement) and (ii) did not purchase such pharmaceutical product in a chain of distribution that included any of Sanofi, its Affiliates or its Sublicensees.

1.92 “Global Development Budget” has the meaning set forth in Section 5.2 (Initial Global Development Plan).

1.93 “Global Development Costs” means those External Costs incurred directly by or on behalf of a Party or its Affiliates in connection with the performance of any Research and Development activities for the Licensed Compounds and Licensed Products assigned to such Party under the Global Development Plan. In addition, Global Development Costs will include all Third Party payments made by a contracting Party or its Affiliate under a Collaboration In-License, to the extent allocable to or otherwise arising out of activities conducted under the Global Development Program. Global Development Costs will be recognized in accordance with the Accounting Standards.

1.94 “Global Development Plan” has the meaning set forth in Section 5.2 (Initial Global Development Plan).

1.95 “Global Development Program” means the program of Research and Development activities conducted under the Global Development Plan.

1.96 “Global Phase 3 REACH Study” means the ongoing Phase 3 Clinical Trial for a Licensed Product, with the clinical trial.gov identifier NCT05397470.

1.97 “Global Trade Control Laws” means the U.S. Export Administration Regulations, the U.S. International Traffic in Arms Regulations, the economic sanctions regulations administered by the U.S. Treasury Department’s Office of Foreign Assets Control, E.U. Council Regulations on export controls, including Nos. 428/2009, 267/2012, other E.U. Council sanctions regulations, as implemented in the E.U. member states, United Nations sanctions policies, and all relevant regulations made under any of the foregoing.

1.98 “Good Clinical Practices” or “GCP” means the then-current good clinical practice standards, practices, and procedures promulgated or endorsed by the applicable Regulatory Authority as set forth in the guidelines imposed by such Regulatory Authority, as may be updated from time-to-time, that provide for, among other things, assurance that the clinical data and reported results are credible and accurate and protect the rights, integrity and confidentiality of trial subjects, including, as applicable: (a) as set forth in the International Conference on Harmonization of Technical Requirements for Registration of Pharmaceuticals for Human Use Harmonized Tripartite Guideline for Good Clinical Practice (CPMP/ICH/135/95), as may be applicable from time to time; (b) as set forth in the Declaration of Helsinki (2004), as last amended at the 52nd World Medical Association in October 2000, as may be applicable from time to time; (c) as set forth in the U.S. Code of Federal Regulations Title 21, Parts 50 (Protection of Human Subjects), 56 (Institutional Review Boards) and 312 (Investigational New Drug Application), as may be applicable from time to time; and (d) the equivalent practices, standards and regulations promulgated or endorsed by the applicable Regulatory Authorities elsewhere in the Territory, as may be applicable from time to time, to the extent such standards are not less stringent than United States GCP.

1.99 “Good Laboratory Practices” or “GLP” means the then-current good laboratory practice standards, practices, and procedures promulgated or endorsed by the applicable Regulatory Authority as set forth in the guidelines imposed by such Regulatory Authority, as may be updated from time-to-time, including: (a) in the United States, those promulgated or endorsed by the FDA in U.S. 21 C.F.R. Part 58, as may be applicable from time to time; and (b) the equivalent practices, standards and regulations promulgated or endorsed by the applicable Regulatory Authorities outside the United States, as may be applicable from time to time, to the extent such practices, standards and regulations are not less stringent than United States GLP.

1.100 “Good Manufacturing Practices” or “GMP” means the then-current good manufacturing practice standards, practices, and procedures promulgated or endorsed by the applicable Regulatory Authority as set forth in the guidelines imposed by such Regulatory Authority, as may be updated from time-to-time, including, as applicable, as promulgated under and in accordance with: (a) the principles detailed in the U.S. Current Good Manufacturing Practices, 21 C.F.R. Parts 4, 210, 211, 601, 610 and 820, as may be applicable from time to time; (b) European Directive 2003/94/EC and EudraLex 4, as may be applicable from time to time; (c) the principles detailed in the International Conference on Harmonization’s Q7 Guideline, as may be applicable from time to time; and (d) the equivalent practices, standards and regulations promulgated or endorsed by the applicable Regulatory Authorities elsewhere in the Territory, as may be applicable from time to time, to the extent such practices, standards and regulations are not less stringent than United States GMP.

1.101 “Government Official” means any official, officer, employee, or representative of: (a) any federal, state, provincial, administrative division, county, or municipal government or any department or agency thereof; (b) any public international organization or any department or agency thereof; or

(c) any company or other entity owned or controlled by any government or Governmental Authority.

1.102 “Governmental Authority” means any court, agency, department, authority, tribunal, or other instrumentality of any supra-national, national, state, provincial, county, city, or other political subdivision. For clarity, Governmental Authorities include all Regulatory Authorities.

1.103 “GSK” means collectively, (a) GlaxoSmithKline Intellectual Property (No. 2) Limited, a company organized under the laws of England and Wales and having a place of business at 980 Great West Road, Brentford, Middlesex TW8 9GS England, (b) GlaxoSmithKline LLC, a Delaware limited liability company having a place of business at 1250 S. Collegeville Road, Collegeville, PA 19426-0989, and (c) Glaxo Group Limited, a company organized under the laws of England and Wales and having a place of business at 980 Great West Road, Brentford, Middlesex TW8 9GS England.

1.104 “GSK License Agreement” means that certain Right of Reference and License Agreement by and between GSK and Fulcrum, effective as of February 8, 2019 and as amended by that First Amendment dated September 2020, and as may be further amended from time to time.

1.105 “GSK Patent Rights” means those Patent Rights licensed to Fulcrum under the GSK License Agreement.

1.106 “GSK Side Letter” means that certain letter agreement titled “Re: Collaboration and License Agreement with Genzyme Corporation”, by and among GSK, Fulcrum and Sanofi, dated May 11, 2024.

1.107 “IFRS” means International Financial Reporting Standards, consistently applied.

1.108 “IND” means an Investigational New Drug application required pursuant to 21 C.F.R. Part 312 or any comparable filings outside of the U.S. required to commence human clinical trials in such country or region (such as an application for a Clinical Trial Authorization in the E.U.), and all supplements or amendments that may be filed with respect to the foregoing.

1.109 “Indemnified Party” has the meaning set forth in Section 13.3 (Indemnification Procedure).

1.110 “Indemnifying Party” has the meaning set forth in Section 13.3 (Indemnification Procedure).

1.111 “Initial Global Development Plan” has the meaning set forth in Section 5.2 (Initial Global Development Plan).

1.112 “Initial Technology Transfer” has the meaning set forth in Section 4.1 (Initial Technology Transfer).

1.113 “Internal Costs” means, for any period of time, the product obtained by multiplying (a) the actual total FTEs (or portion thereof) devoted to the performance of a required or permitted activity under this Agreement during such period by (b) the applicable FTE Rate for such period.

1.114 “Invention” means any process, method, composition of matter, article of manufacture, discovery, or finding that is conceived or reduced to practice (whether or not patentable).

1.115 “IRS” has the meaning set forth in Section 9.11.3 (Tax Cooperation).

1.116 “JAMS” has the meaning set forth in Section 15.1.2 (Dispute Resolution).

1.117 “JAMS Rules” has the meaning set forth in Section 15.1.2 (Dispute Resolution).

1.118 “JCC” has the meaning set forth in Section 3.4.1 (Formation and Purpose of the JCC).

1.119 “JDC” has the meaning set forth in Section 3.2.1 (Formation and Purpose of the JDC).

1.120 “JMC” has the meaning set forth in Section 3.3.1 (Formation and Purpose of the JMC).

1.121 “Joint Collaboration Know-How” means all Collaboration Know-How that is conceived, discovered, developed, invented or otherwise made jointly by a Party’s or its Affiliates’, licensees’, Sublicensees’, or subcontractors’ employees, agents, or independent contractors, or any Persons contractually required to assign or license such Collaboration Know-How to such Party or any Affiliate of such Party, on the one hand, and the other Party’s or its Affiliates’, licensees’, Sublicensees’, or subcontractors’ employees, agents, or independent contractors, or any Persons contractually required to assign or license such Collaboration Know-How to such Party or any Affiliate of such Party, on the other hand.

1.122 “Joint Collaboration Patent Rights” means all Collaboration Patent Rights that Cover Joint Collaboration Know-How.

1.123 “Joint Collaboration Technology” means the Joint Collaboration Know-How and the Joint Collaboration Patent Rights.

1.124 “JSC” has the meaning set forth in Section 3.1.1 (Formation and Purpose of the JSC).

1.125 “Know-How” means proprietary Inventions, discoveries, trade secrets, materials, information, experience, data, formulas, procedures, technology, and results (whether or not patentable), including practices, knowledge, know-how, experience and test data (including physical, chemical, biological, toxicological, pharmacological, clinical and veterinary data), dosage regimens, assays, diagnostics, product specifications, manufacturing techniques and costs, analytical and quality control data and marketing, pricing and distribution costs, and sales practices, methods, data, and descriptions, in each case, whether patentable or not, and, in each case, tangible manifestations thereof.

1.126 “Knowledge” means (a) with respect to Fulcrum, the actual knowledge of [***]; and (b) with respect to Sanofi, the actual knowledge of [***].

1.127 “Latin American Region” means the following countries and territories: all countries and territories of South America (excluding French Guiana), Mexico, Belize, Costa Rica, El Salvador, Guatemala, Honduras, Nicaragua, Panama, Cuba, Dominican Republic, and Haiti.

1.128 “Launch Quarter” has the meaning set forth in Section 9.3.2(b) (Generic Competition).

1.129 “Licensed Compound” means (a) Losmapimod or (b) any molecule that is Controlled by Fulcrum or its Affiliates as of the Effective Date or at any time during the Term, including any back-up compounds of Losmapimod, that binds or otherwise modulates p38a/b MAPK with a measured IC50 of <50 nM in an established FSHD cell model-based assay that measures the reduction in MBD3L2 gene expression (normalized to POLR2A gene expression), as demonstrated in the Rojas, LA, et al. (2020). p38 α Regulates Expression of DUX4 in a Model of Facioscapulohumeral

Muscular Dystrophy. J Pharmacol Exp Ther. Sep;374(3):489-498. doi:10.1124/jpet.119.264689 publication; and (c) any Derivatives of such compounds described in the foregoing clauses (a) or (b).

1.130 “Licensed Product” means any product containing a Licensed Compound as an active pharmaceutical ingredient, in any and all forms, presentations, delivery systems, dosages and formulations, alone or in combination with one or more Other Active Ingredients.

1.131 “Licensed Sanofi Technology” has the meaning set forth in Section 2.6.2(b)(ii) (New Collaboration In-Licenses) and Section 2.11 (Licensed Sanofi Technology).

1.132 “Losmapimod” means that certain product candidate designated by Fulcrum as of the Effective Date as “Losmapimod”, as further described on Schedule 1.132 (Losmapimod).

1.133 “Losses” has the meaning set forth in Section 13.1 (Indemnification by Fulcrum).

1.134 “MAA” or “Marketing Authorization Application” means any (a) Biologics License Application submitted under Section 351(a) of the PHSA, (b) New Drug Application as defined in the FD&C Act, or (c) substantially similar application or submission to those set forth in clause (a) or clause (b) filed with a Regulatory Authority in a country or group of countries to obtain Regulatory Approval to Commercialize a biopharmaceutical or diagnostic product in that country or in that group of countries, including, with respect to the E.U., a Marketing Authorization Application filed with the EMA pursuant to the centralized approval procedure or with the applicable Regulatory Authority of a country in the E.U. with respect to the mutual recognition or any other national approval, in each case ((a) through (c)), including any amendments thereto, and supplemental applications, but excluding Reimbursement Approval applications.

1.135 “Manufacture” means all activities related to the manufacturing of a compound or product or any component or ingredient thereof, including: (a) the production, manufacture, having manufactured, processing, filling, finishing, packaging, labeling, shipping and holding of product or any intermediate thereof; and (b) process development; process qualification and validation; scale-up; commercial manufacture; analytic development; product characterization; stability testing; and quality assurance and quality control. “Manufacturing” and “Manufactured” will be construed accordingly.

1.136 “Manufacturing Costs” means, with respect to a Licensed Compound or Licensed Product, the direct costs incurred by a Party or its Affiliates in Manufacturing such Licensed Compound or Licensed Product, which shall equal the sum of the following as incurred for such Licensed Compound or Licensed Product: [***].

1.137 “Manufacturing Technology Transfer” has the meaning set forth in Section 8.3 (Manufacturing Technology Transfer).

1.138 “Manufacturing Technology Transfer Agreement” has the meaning set forth in Section 8.3 (Manufacturing Technology Transfer).

1.139 “MAPK” has the meaning set forth in the Recitals.

1.140 “Material Adverse Effect” means, with respect to a Party, any event, occurrence, condition, change, circumstance, development, effect or state of facts that has or will have, individually or in the aggregate, a material adverse effect with respect to the Research, Development, Manufacture,

Commercialization or other Exploitation of a Licensed Compound or Licensed Product in such Party’s Territory or (b) the ability of such Party to obtain or maintain Regulatory Approval or Reimbursement Approval for a Licensed Product in such Party’s Territory.

1.141 “Material Delay” means any event or condition (or related series of events or conditions) that causes or otherwise results in a delay (or total stoppage) in the progress of the Global Development Plan of more than [***] except (a) for any event or condition outside the reasonable control of Fulcrum that is not directly related to a breach by Fulcrum of this Agreement; (b) if such event or condition is substantially a result of any inaction or action by Sanofi, its Affiliates or Sublicensees; (c) if such event or condition is a result of Fulcrum’s reasonable response to guidance from or action or inaction by a Regulatory Authority or Governmental Authority (such as a clinical hold, recall or withdrawal); (d) for a Force Majeure Event; or (e) for any delay or stoppage mutually agreed upon by the Parties.

1.142 “MHLW” has the meaning set forth in Section 1.175 (Definition of Regulatory Authority).

1.143 “MHRA” means the Medicines and Healthcare products Regulatory Agency in the United Kingdom, or any successor agency thereto.

1.144 “Middle Eastern Countries” means the following countries and territories: Bahrain, Egypt, Iran, Iraq, Israel, Jordan, Kuwait, Lebanon, Oman, the Palestinian territories, Qatar, Saudi Arabia, Syria, Turkey, United Arab Emirates, and Yemen.

1.145 “Milestone Events” means the Regulatory Milestone Events and Sales Milestone Events.

1.146 “Milestone Payments” means the Regulatory Milestone Payments and Sales Milestone Payments.

1.147 “Net Sales” means, with respect to a Licensed Product for any period, the gross amount invoiced by Sanofi or any of its Affiliates or Sublicensees for the sale of such Licensed Product in arm’s length transactions to a Third Party commencing with the First Commercial Sale on a country-by-country basis of such Licensed Product, less the following deductions determined in accordance with the Accounting Standards of Sanofi, its Affiliate or Sublicensee, as applicable, from such gross amounts which are actually incurred, allowed, paid, accrued or specifically allocated, with respect to such Licensed Product over such period:

1.147.1 [***]

1.147.2 [***]

1.147.3 [***]

1.147.4 [***]

1.147.5 [***]

1.147.6 [***]

1.147.7 [***]

1.147.8 [***]

1.147.9 [***]

1.147.10 [***]

For the avoidance of doubt, if a single item falls into more than one of the categories set forth in Section 1.147.1 through Section 1.147.10 above, such item may not be deducted more than once. Any of the deductions listed above that involves a payment by Sanofi, its Affiliates or its Sublicensees will be taken as a deduction in the Calendar Quarter in which the payment is accrued by such entity. For purposes of determining Net Sales, a Licensed Product will be deemed to be sold when it has met the applicable Accounting Standard’s revenue recognition criteria. Net Sales will not include transfers or dispositions of such Licensed Product for pre-clinical or clinical purposes, compassionate use, special access programs or named patient programs, donations or as samples. Such Party’s, its Affiliates’ or its Sublicensees’ transfer of any Licensed Product to an Affiliate or Sublicensee will not result in any Net Sales unless the transferee is the last Person in the distribution chain of the Licensed Product.

In the event that a Licensed Product is sold in any country in the form of a Combination Product, Net Sales of such Combination Product will be adjusted by multiplying actual Net Sales of such Combination Product in such country calculated pursuant to the foregoing definition of “Net Sales” by the fraction A/(A+B), where A is the average net invoice price in such country of any Licensed Product that contains the same Licensed Compound(s) as such Combination Product as its sole active ingredient(s), if sold separately in such country, and B is the average net invoice prices in such country of, as applicable, each product that contains the Other Component(s) as its sole component, if sold separately in such country; provided that the invoice price in a country for (i) each Licensed Product that contains solely the Licensed Compound(s) and (ii) in the case of a product that contains solely the Other Component(s), in each case, will to the extent feasible be for a quantity comparable to that used in such Combination Product and of substantially the same class, purity and potency or functionality, as applicable. If either such Licensed Product that contains the Licensed Compound(s) as its sole active ingredient or any such product that contains the Other Component(s) as its sole component is not sold separately (including in the case of the sale of a combination therapy that contains the Licensed Compound but is not sold separately) in a particular country, then the adjustment to Net Sales will be determined by [***] in good faith to reasonably reflect the fair market value of the contribution of such Licensed Compound or Other Component(s) in such Combination Product to the total fair market value of such Combination Product.

In the case of pharmacy incentive programs, hospital performance incentive programs, chargebacks, disease management programs, and similar programs or discounts on portfolio product offerings, all rebates, discounts and other forms of reimbursements will be allocated among products on the basis on which such rebates, discounts and other forms of reimbursements were actually granted or, if such basis cannot be determined, in accordance with Sanofi’s, its Affiliates’ or its Sublicensees’ existing allocation method; provided that any such allocation will be done in accordance with Applicable Law, including any price reporting laws, rules and regulations.

Subject to the above, Net Sales will be calculated in accordance with the standard internal policies and procedures of Sanofi, its Affiliates or Sublicensees, which must be in accordance with applicable Accounting Standards.

1.148 “New Third Party IP Agreement” has the meaning set forth in Section 2.6.2 (New Collaboration In-Licenses).

1.149 “New Third Party IP Rights” has the meaning set forth in Section 2.6.2 (New Collaboration In-Licenses).

1.150 “Non-Enforcing Party” has the meaning set forth in Section 10.3.4 (Cooperation)

1.151 “Notice of Arbitration” has the meaning set forth in Section 15.1.1 (Dispute Resolution).

1.152 “Notice of Dispute” has the meaning set forth in Section 15.1.1 (Dispute Resolution).

1.153 “OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury or any successor agency thereto.

1.154 “Open Budget Study” has the meaning set forth in Section 5.2 (Initial Global Development Plan).

1.155 “Operational Team” has the meaning set forth in Section 3.5.3 (Operational Teams).

1.156 “Other Active Ingredient” means any active pharmaceutical or biological ingredient that is not a Licensed Compound.

1.157 “Other Components” means any Other Active Ingredients, diagnostic tools, biomarkers or devices.

1.158 “Other Covered Party” means any political party or party official, or any candidate for political office.

1.159 “Party” has the meaning set forth in the Preamble.

1.160 “Party Vote” has the meaning set forth in Section 3.7.1 (General Decision-Making Process).

1.161 “Patent Challenge” means an official action, suit, or proceeding challenging the validity, patentability, scope, priority, construction, inventorship, enforceability of an issued Patent Right, in an administrative or judicial forum independent of a claim of infringement. For clarity, a Patent Challenge shall not include (a) any claims (e.g., a counterclaim in an invalidity proceeding) associated with an infringement action under Section 10.3 (Enforcement Against Third Party Infringement or Misappropriation) or Section 10.5 (Third Party Infringement Claims), or (b) any action filed in a good-faith effort to (i) reinforce the patentability, validity or enforceability of such Patent Right; or (ii) expand the claim scope of such Patent Right with respect to Licensed Compounds or Licensed Products.

1.162 “Patent Prosecution” means, with respect to a Patent Right, all activities directed to (a) preparing, filing, and prosecuting applications (of all types) for such Patent Right through issuance, as well as all post-issuance activities not involving a Third Party challenger, including for example ex parte re-examinations, reissues and appeals and other similar proceedings with respect to such Patent Right (but excluding the defense of challenges to such Patent Right as a counterclaim in an infringement proceeding) with respect to the particular Patent Right, and any appeals therefrom, and actions to obtain patent term extensions and supplementary protection certificates with respect to such Patent Right and the like, (b) maintaining any Patent Right, and (c) deciding whether to abandon or maintain any Patent Right. For clarification, “Patent Prosecution” will not include any other enforcement actions taken with respect to a Patent Right.

1.163 “Patent Rights” means (a) all patents and patent applications in any country or jurisdiction, including provisional applications, (b) all patent applications filed either from such patents or patent applications or from an application claiming priority from any of these or any substitution, divisional, continuation, continuation-in-part, reissue, renewal, registration, confirmation or the like of any such patent or patent application, and (c) any extensions and restorations by any existing or future extension or restoration mechanism, including revalidations, reissues, re-examinations or extensions, including any supplemental protection certificates of the foregoing patents or patent applications.

1.164 “Person” means any corporation, limited or general partnership, limited liability company, joint venture, trust, unincorporated association, governmental body, authority, bureau, or agency, or any other entity or body, or an individual.

1.165 “Pharmacovigilance Agreement” means an agreement regarding receipt, investigation, and reporting of adverse events, and any other information related to the safety of the Licensed Products in the Territory.

1.166 “Phase 3 Clinical Trial” means, as to a pharmaceutical or biologic product, a clinical trial in humans performed to gain evidence with statistical significance of the efficacy of such product in a target population, and to obtain expanded evidence of safety for such product that is needed to evaluate the overall benefit-risk relationship of such product, to form the basis for approval of a MAA by a Regulatory Authority and to provide an adequate basis for physician labeling, in a manner that is generally consistent with 21 C.F.R. § 312.21(c), as amended (or its successor regulation), or, with respect to any other country or jurisdiction, the equivalent of such a clinical trial in such other country or jurisdiction.

1.167 “PHSA” means the United States Public Health Service Act, as amended from time-to-time, together with any rules, regulations, and requirements promulgated thereunder (including all additions, supplements, extensions, and modifications thereto).

1.168 “Positive Data Readout” means, with respect to the Global Phase 3 REACH Study, [***].

1.169 “Professional Requirements” means (a) the codes and standards of the European Accreditation Council for Continuing Medical Education (EACCME) and the European Federation of Pharmaceutical Industries and Associations (EFPIA), (b) the codes of the Prescription Medicines Code of Practice Authority (PMCPA) and the Association of the British Pharmaceutical Industry (ABPI), (c) FDA’s regulations, guidance, and enforcement letters concerning the advertising of prescription drug products, (d) the American Medical Association’s Guidelines on Gifts to Physicians from Industry, (e) the Accreditation Council for Continuing Medical Education (ACCME) Standards for Commercial Support of Continuing Medical Education, (f) the Pharmaceutical Supply Chain Initiative (PSCI) and Pharmaceutical Industry Principles for Responsible Supply Chain Management, (g) the Code on Interactions with Healthcare Professionals promulgated by the Pharmaceutical Research and Manufacturers of America (PhRMA Code), (h) the Department of Health and Human Services Office of Inspector General Compliance Program Guidance for Pharmaceutical Manufacturers (OIG Compliance Guidance), and (i) all other accepted national and international pharmaceutical industry codes of practice in and for the relevant countries in the Territory, as any of the foregoing may be amended from time-to-time.

1.170 “Publication” has the meaning set forth in Section 12.5.1(a) (Publications under the Global Development Plan).

1.171 “Publishing Party” has the meaning set forth in Section 12.5.1(c) (Review Process and Other Limitations).

1.172 “Receiving Party” has the meaning set forth in Section 12.1.1 (Duty of Confidence).

1.173 “Region” means any of the Asian Region, the European Region, the Latin American Region, or the ROW Region.

1.174 “Regulatory Approval” means, with respect to a particular country or other regulatory jurisdiction, any approval of an MAA or other approval, product, or establishment license, registration, or authorization of any Regulatory Authority necessary for the marketing and sale of a pharmaceutical, diagnostic, or biologic product in such country or other regulatory jurisdiction, including, as applicable, the approvals by the applicable Regulatory Authority of any expansion or modification of the label, and excluding, in each case, Reimbursement Approval.

1.175 “Regulatory Authority” means, in a particular country or jurisdiction, any applicable Governmental Authority involved in granting Regulatory Approval in such country or jurisdiction, including (a) in the U.S., the FDA and any other applicable Governmental Authority in the U.S. having jurisdiction over any pharmaceutical, diagnostic, or biologic product, (b) in the E.U., the EMA and any other applicable Governmental Authority in the E.U. having jurisdiction over any pharmaceutical, diagnostic, or biologic product, (c) in Japan, the Ministry of Health, Labor and Welfare of Japan (“MHLW”) or any successor agency thereto having jurisdiction over any pharmaceutical, diagnostic, or biologic product and (d) in other countries, other analogous Governmental Authorities having jurisdiction over any pharmaceutical, diagnostic, or biologic product.

1.176 “Regulatory Exclusivity” means, with respect to a Licensed Product in a country in the Sanofi Territory, the period of time during which any data exclusivity rights, market exclusivity rights, or other exclusive right, other than a Patent Right, granted, conferred or afforded by any Regulatory Authority or otherwise under Applicable Law with respect to such Licensed Product, which either: (a) confers the exclusive legal right by a Regulatory Authority (or a Party or its Affiliate or Sublicensee is otherwise entitled to the exclusive legal right by operation of Applicable Law) in such country to market and sell such Licensed Product, and such right precludes a Third Party from making such Licensed Product available for purchase for any indication; or (b) prevents a Third Party from referencing or relying upon in any way the data and information submitted by a Party or its Affiliate or Sublicensee to the relevant Regulatory Authority in such country for purposes of obtaining Regulatory Approval, to support the Regulatory Approval or marketing of any product by such Third Party in such country, or if such data and information is referenced, or relied upon to support a Regulatory Approval granted to a Third Party in such country, prevents the product from being placed on the market for any indication.

1.177 “Regulatory Milestone Event” has the meaning set forth in Section 9.2.1 (Regulatory Milestones).

1.178 “Regulatory Milestone Payment” has the meaning set forth in Section 9.2.1 (Regulatory Milestones).

1.179 “Regulatory Responsibility Transfer Date” has the meaning set forth in Section 6.1 (Regulatory Responsible Party).

1.180 “Regulatory Responsible Party” means the Party designated under Section 6.1 (Regulatory Responsible Party).

1.181 “Regulatory Submission” means any regulatory registration, application, authorization and approval and any other submission with any Regulatory Authority (including drug master files) in support of the Research, Development, Manufacture, Commercialization, or other Exploitation of a pharmaceutical, diagnostic, or biologic product (including to obtain, support, or maintain Regulatory Approval from that Regulatory Authority), and all written or electronic correspondence or communications with or from the relevant Regulatory Authority, as well as minutes of any material meetings, telephone conferences, or discussions with the relevant Regulatory Authority. Regulatory Submissions include all INDs, MAAs, and other applications for Regulatory Approval and their equivalents and all documents referenced in the complete regulatory chronology for each of the foregoing.

1.182 “Reimbursement Approval” means any approval, agreement, determination, or other decision by the applicable Governmental Authority in a given country that establishes prices charged to end-users for pharmaceutical, diagnostic, or biologic products at which such pharmaceutical, diagnostic, or biologic products will be reimbursed by the Regulatory Authorities or other applicable Governmental Authorities in such country.

1.183 “Research” means any pre-clinical research activities (including target validation, drug discovery, identification or synthesis) with respect to a given target, pharmaceutical product, biological product, or active pharmaceutical or biological ingredient with respect to the foregoing. “Researching,” and “Researched” will be construed accordingly.

1.184 “Residual Knowledge” means intangible Know-How relating to the activities of the Parties with respect to the Research, Development, Manufacture, Commercialization or other Exploitation of Licensed Compounds or Licensed Products in the Field in the Territory as and to the extent set forth in this Agreement that is retained in the unaided memories of any employees or contractors of a Party or any of its Affiliates or Sublicensees who had access to such Know-How under this Agreement. For the purposes of this definition, any information intentionally memorized is not deemed to be retained in the unaided memory of a Person.

1.185 “Restricted Party” means any individual or entity on one or more of the Restricted Party Lists.

1.186 “Restricted Party List” means the list of sanctioned entities maintained by the United Nations; the Specially Designated Nationals and Blocked Persons List, the Foreign Sanctions Evaders List and the Sectoral Sanctions Identifications List, all administered by OFAC; the U.S. Denied Persons List, the U.S. Entity List, and the U.S. Unverified List, all administered by the U.S. Department of Commerce; and the entities subject to restrictive measures and the consolidated list of Persons, Groups, and Entities Subject to E.U. Financial Sanctions, as implemented by the E.U. Common Foreign & Security Policy.

1.187 “Reversion Notice” has the meaning set forth in Section 14.8.1 (Reversion).

1.188 “Reversion Product” has the meaning set forth in Section 14.8.1 (Reversion).

1.189 “Review Period” has the meaning set forth in Section 12.5.1(c) (Review Process and Other Limitations).

1.190 “ROFN Exercise Notice” has the meaning set forth in Section 2.8 (Right of First Negotiation).

1.191 “ROFN Negotiation Period” has the meaning set forth in Section 2.8 (Right of First Negotiation).

1.192 “ROFN Notice” has the meaning set forth in Section 2.8 (Right of First Negotiation).

1.193 “ROW Region” means all countries and territories within the Sanofi Territory that are not included in the Sanofi Major Countries, Asian Region, Latin American Region, or European Region.

1.194 “Royalties” has the meaning set forth in Section 9.3.1 (Royalty Payments).

1.195 “Royalty Bearing Patent” means, on a Licensed Product-by-Licensed Product and country-by-country basis, [***].

1.196 “Royalty Payment” has the meaning set forth in Section 9.3.1 (Royalty Payments).

1.197 “Royalty Rates” has the meaning set forth in Section 9.3.1 (Royalty Payments).

1.198 “Royalty Report” has the meaning set forth in Section 9.3.3(a) (Royalty Report).

1.199 “Royalty Term” means, on a Licensed Product-by-Licensed Product and country-by-country basis, the period of time commencing upon First Commercial Sale of such Licensed Product in such country and ending on the latest to occur of: (a) [***] after First Commercial Sale of such Licensed Product in such country, (b) the date on which the sale of such Licensed Product even without the licenses granted hereunder would no longer infringe a Royalty Bearing Patent, and (c) loss of Regulatory Exclusivity of such Licensed Product in such country.

1.200 “Sales Milestone Event” has the meaning set forth in Section 9.2.2 (Sales Milestones).

1.201 “Sales Milestone Payment” has the meaning set forth in Section 9.2.2 (Sales Milestones).

1.202 “Sanofi” has the meaning set forth in the Preamble.

1.203 “Sanofi Background Technology” has the meaning set forth in Section 1.217 (Sanofi Technology).

1.204 “Sanofi Collaboration Technology” has the meaning set forth in Section 1.217 (Sanofi Technology).

1.205 “Sanofi Development Cost Share Notice” has the meaning set forth in Section 5.7.1 (Eligible Global Development Costs).

1.206 “Sanofi Indemnitees” has the meaning set forth in Section 13.1(Indemnification by Fulcrum).

1.207 “Sanofi Independent Development Activities” has the meaning set forth in Section 5.2 (Initial Global Development Plan).

1.208 “Sanofi Independent Development Plan” has the meaning set forth in Section 5.5 (Sanofi Independent Development Plan).

1.209 “Sanofi Independent Development Program” means the program of Development activities conducted under the Sanofi Independent Development Plan, which, for clarity, will exclude any Development activities conducted under the Global Development Program or the Fulcrum Independent Development Program.

1.210 “Sanofi Know-How” means, subject to Section 5.3.1(c)(iii) (Additional Activities under Global Development Plan), all Collaboration Know-How (excluding Sanofi’s interest in Joint

Collaboration Know-How) that is (a) Controlled by Sanofi or any of its Affiliates as of the Effective Date or during the Term and (b) necessary or reasonably useful to Exploit a Licensed Compound or Licensed Product in the Field in the Fulcrum Territory.

1.211 “Sanofi Major Country” means each of [***].

1.212 “Sanofi Manufacturing Technology” means any Patents Rights or Know-How Controlled by Sanofi or its Affiliates that directly Cover (in the case of Patent Rights) or directly relate to (in the case of Know-How) Manufacturing.

1.213 “Sanofi Patent Rights” means all Collaboration Patent Rights (excluding Sanofi’s interest in Joint Collaboration Patent Rights) that are (a) Controlled by Sanofi or any of its Affiliates as of the Effective Date or during the Term and (b) necessary or reasonably useful (or, with respect to patent applications, would be necessary or reasonably useful if such patent applications were to issue as patents) to Exploit a Licensed Compound or Licensed Product in the Field in the Fulcrum Territory.

1.214 “Sanofi Product Trademarks” has the meaning set forth in Section 10.11.1(a) (Ownership of Sanofi Product Trademarks).

1.215 “Sanofi Prosecuted Patent Rights” has the meaning set forth in Section 10.2.2(a) (Right to Prosecute).

1.216 “Sanofi Reversion Technology” has the meaning set forth in Section 14.8.1(a) (Reversion License).

1.217 “Sanofi Technology” means (a) Background Technology Controlled by Sanofi or its Affiliates that (i) Covers or is incorporated in a Licensed Product that is or was in clinical Development under the Global Development Plan in the form and manner in which such Licensed Product is or was in clinical Development under the Global Development Plan, or (ii) is actually used by Sanofi or its Affiliates or Sublicensees in the Commercialization of a Licensed Product in the Sanofi Territory (collectively ((a)(i) and (a)(ii)), the “Sanofi Background Technology”), (b) Collaboration Patent Rights and Collaboration Know-How solely conceived, discovered, developed, invented or otherwise made by Sanofi or its Affiliates, licensees’, Sublicensees’, or subcontractors’ employees, agents, or independent contractors, or any Persons contractually required to assign or license such Patent Rights or Know-How to Sanofi or any Affiliate of Sanofi in the performance of activities under this Agreement (“Sanofi Collaboration Technology”), and (c) Sanofi’s interest in the Joint Collaboration Technology.

1.218 “Sanofi Territory” means worldwide, except for the Fulcrum Territory.

1.219 “Sanofi Territory Manufacturing Handover Date” has the meaning set forth in Section 8.1.2 (Sanofi Manufacturing).

1.220 “Securitization Transaction” has the meaning set forth in Section 16.1 (Assignment).

1.221 “Shelving Event” has the meaning set forth in Section 14.5.1 (Shelving Event).

1.222 “Step-In Activities” has the meaning set forth in Section 5.4 (Sanofi Step-In Right under Global Development Plan).

1.223 “Strategic Business Rationale” means, with respect to a Party, a reasonable business determination that not refraining to act would reasonably be expected to improve the competitive or financial position of, or otherwise increase the profitability or value of, a Licensed Product by a degree that is greater than the potential adverse impact on such Licensed Product if such action is taken by such Party.

1.224 “Subcommittee” has the meaning set forth in Section 3.5.1 (Formation; Authority).

1.225 “Sublicensee” means, with respect to a Party, any Third Party to which such Party or its Affiliate grants a sublicense under any of the rights licensed to such Party pursuant to Article 2 (Licenses), but excluding any Third Party to the extent such Third Party is acting as a Distributor or, with respect to such Party or its Affiliate, as applicable, a contract manufacturing organization or contract research organization carrying out subcontracted activities on behalf of such Party or its Affiliate.

1.226 “Supply Agreement” has the meaning set forth in Section 8.2 (Supply Agreement).

1.227 “Tax” or “Taxes” means any present or future taxes, levies, imposts, duties, charges, assessments or fees of any nature (including any interest thereon), including value add, sales, excise or similar taxes.

1.228 “Technology Transfer” has the meaning set forth in Section 4.2 (Continuing Technology Transfer).

1.229 “Term” has the meaning set forth in Section 14.1 (Term).

1.230 “Terminated Product” means: (a) in the case of the termination of this Agreement with respect to one or more Licensed Products pursuant to Section 14.3 (Termination by Sanofi for Convenience) or Section 14.4 (Termination by Sanofi for Safety) such Licensed Products that are the subject of such termination; (b) in the case of termination of this Agreement with respect to one or more countries or Regions pursuant to Section 14.3 (Termination by Sanofi for Convenience), all Licensed Products in such Terminated Regions; or (c) in the case of the termination of this Agreement in its entirety pursuant to Article 14 (Term and Termination), all Licensed Products in all countries in the Territory.

1.231 “Terminated Region” has the meaning set forth in Section 14.3 (Termination by Sanofi for Convenience).

1.232 “Territory” means (a) the Sanofi Territory, with respect to Sanofi, (b) the Fulcrum Territory, with respect to Fulcrum, and (c) collectively, worldwide.

1.233 “Third Party” means any Person other than a Party or its Affiliates.

1.234 “Third Party Claims” has the meaning set forth in Section 13.1 (Indemnification by Fulcrum).

1.235 “Third Party Infringement” has the meaning set forth in Section 10.5.1 (Notification).

1.236 “Third Party Patent Challenge” has the meaning set forth in Section 10.4 (Defense of Third Party Patent Challenges).

1.237 “Third Party Payments” has the meaning set forth in Section 9.3.2(c)(i) (Royalty Stacking – By Sanofi).

1.238 “Trademark” means any word, name, symbol, color, shape, designation or any combination thereof, including any trademark, service mark, trade name, brand name, sub-brand name, trade dress, product configuration, program name, delivery form name, certification mark, collective mark, logo, tagline, slogan, design or business symbol, that functions as an identifier of source or origin, whether or not registered and all statutory and common law rights therein and all registrations and applications therefor, together with all goodwill associated with, or symbolized by, any of the foregoing.

1.239 “Transition Services Agreement” has the meaning set forth in Section 14.8.6 (Transition Services Agreement).

1.240 “Upfront Payment” has the meaning set forth in Section 9.1 (Upfront Payment).

1.241 “U.S.” means the United States of America (including all possessions and territories thereof, including Puerto Rico).

1.242 “U.S. Dollars” or “$” means the legal tender of the U.S.

1.243 “Unified Patent Court” means the court established by the EU under the Unified Patent Court Agreement of 19 February 2013 (2013/C 175/01) (OJEU 20.6.2013, C 175/1).

1.244 “Valid Claim” means on a Licensed Product-by-Licensed Product and country-by-country basis, (a) a claim of an issued and unexpired Patent Right within the Fulcrum Patent Rights, and that has not been held unenforceable, unpatentable or invalid by a decision of a court or national or regional patent office or other Governmental Authority of competent jurisdiction in a final judgement (or judgement from which no appeal was taken within the allowable time period); or which has not been admitted to be invalid or unenforceable through abandonment, reissue, disclaimer or otherwise, or (b) a pending patent application within the Fulcrum Patent Rights, which was filed and continues to be prosecuted in good faith, and which has not, in the relevant country, been cancelled, withdrawn, or abandoned. Notwithstanding the foregoing, on a country-by-country basis, a patent application pending for more than [***] from the earliest effective priority date to which such claim is entitled will not be considered to have any Valid Claim for purposes of this Agreement unless and until a patent that meets the criteria set forth in clause (a) in the preceding sentence issues with respect to such application at issue.

1.245 “Withheld Amount” has the meaning set forth in Section 9.11.2 (Withholding Tax).

Article 2
LICENSES

2.1 License Grant to Sanofi. Subject to the terms of this Agreement, Fulcrum hereby grants to Sanofi an exclusive, non-transferable (except in accordance with Section 16.1 (Assignment)), [***] with the right to grant sublicenses through multiple tiers, solely in accordance with Section 2.3.1 (Rights to Grant Sublicenses), under the Fulcrum Technology to:

2.1.1 Research, Develop, and Manufacture the Licensed Compounds and Licensed Products in the Field in the Territory (including, for clarity, the Fulcrum Territory) solely for the performance of activities in the Global Development Plan allocated to Sanofi or the Sanofi Independent Development Plan;

2.1.2 Manufacture the Licensed Compounds and Licensed Products in the Territory (including, for clarity, the Fulcrum Territory) solely for Commercialization of such Licensed Compound or Licensed Product in the Field in the Sanofi Territory;

2.1.3 Commercialize and otherwise Exploit (other than Research, Develop, and Manufacture) the Licensed Compounds and Licensed Products in the Field in the Sanofi Territory; and

2.1.4 Subject to Section 2.2 (License Grants to Fulcrum), Research, Develop, and Manufacture the Licensed Compounds and Licensed Products in the Field in the Sanofi Territory.

The Parties agree and acknowledge that Fulcrum does not Control the GSK Patent Rights for the purposes of Exploiting the Licensed Compounds as described under clause (b) or (c) of Section 1.129 (Definition of Licensed Compound) or Licensed Products containing such Licensed Compounds and that no such rights are granted to Sanofi under this Section 2.1 (License Grant to Sanofi) or otherwise under this Agreement.

2.2 License Grants to Fulcrum. Subject to the terms of this Agreement, Sanofi hereby grants to Fulcrum:

2.2.1 a non-exclusive, non-transferable (except in accordance with Section 16.1 (Assignment)), royalty-free license, with the right to grant sublicenses through multiple tiers solely in accordance with Section 2.3.1 (Rights to Grant Sublicenses) under the Fulcrum Technology licensed by Fulcrum to Sanofi under Section 2.1 (License Grant to Sanofi) and under the Sanofi Technology that is not Sanofi Manufacturing Technology to the extent necessary to Manufacture the Licensed Compounds and Licensed Products in the Field in the Territory solely for Commercialization of such Licensed Compound or Licensed Product in the Field in the Sanofi Territory under the Supply Agreement;

2.2.2 an exclusive (except with respect to Sanofi in order for Sanofi to exercise any rights expressly granted to Sanofi under this Agreement), non-transferable (except in accordance with Section 16.1 (Assignment)), royalty-free license, with the right to grant sublicenses through multiple tiers solely in accordance with Section 2.3.1 (Rights to Grant Sublicenses) under the Fulcrum Technology licensed by Fulcrum to Sanofi under Section 2.1 (License Grant to Sanofi) solely to:

(a) Research, Develop and Manufacture the Licensed Compounds and Licensed Products in the Field in the Territory (including, for clarity, the Sanofi Territory) solely for the performance of activities in the Global Development Plan allocated to Fulcrum or the Fulcrum Independent Development Plan, and

(b) Manufacture the Licensed Compounds and Licensed Products in the Territory (including, for clarity, the Sanofi Territory) solely for Commercialization of such Licensed Compound or Licensed Product in the Field in the Fulcrum Territory; and

2.2.3 subject to Section 2.11 (Licensed Sanofi Technology), an exclusive (except with respect to Sanofi in order for Sanofi to exercise any rights expressly granted to Sanofi under this Agreement), non-transferable (except in accordance with Section 16.1 (Assignment)),

[***] license, with the right to grant sublicenses through multiple tiers solely in accordance with Section 2.3.1 (Rights to Grant Sublicenses) under the Licensed Sanofi Technology, solely to:

(a) Research, Develop and Manufacture the Licensed Compounds and Licensed Products in the Field in the Territory (including, for clarity, the Sanofi Territory) solely for the performance of activities in the Global Development Plan allocated to Fulcrum or the Fulcrum Independent Development Plan,

(b) Commercialize and otherwise Exploit (other than Research, Develop and Manufacture) the Licensed Compounds and Licensed Products in the Field in the Fulcrum Territory, and

(c) Manufacture the Licensed Compounds and Licensed Products in the Territory (including, for clarity, the Sanofi Territory) solely for Commercialization of such Licensed Compound or Licensed Product in the Field in the Fulcrum Territory.

2.3 Sublicensing and Subcontracting Terms.

2.3.1 Rights to Grant Sublicenses. Subject to the terms of this Agreement, each Party will have the right to grant sublicenses of the rights granted under Section 2.1 (License Grant to Sanofi) and Section 2.2 (License Grants to Fulcrum), as applicable, to its Affiliates or to any Third Party.

2.3.2 Effects of Termination on Sanofi Sublicenses to a Third Party. If this Agreement is terminated for any reason, any sublicense granted hereunder by Sanofi to a Third Party will, at the Sublicensee’s request within [***] of such termination, survive such termination; provided that (a) the relevant Sublicensee is not in breach of any of its obligations under such sublicense, (b) Fulcrum is not required to assume any obligations or liabilities (contingent or otherwise) not set forth in this Agreement, (c) such Sublicensee agrees in writing to comply with all of the terms and conditions of this Agreement to the extent applicable to the rights originally sublicensed to it by Sanofi, and (d) such Sublicensee agrees to assume all of Sanofi’s financial obligations under this Agreement to the extent applicable to the rights sublicensed to it by Sanofi.

2.3.3 Right to Subcontract. Each Party may engage one or more Third Party subcontractors to perform services in furtherance of the performance of its obligations or exercise of its rights under this Agreement; provided that (a) neither Party will engage any such Third Party that has been Debarred/Excluded; and (b) no engagement of any such Third Party subcontractors will relieve the engaging Party of its obligations under this Agreement or any liability hereunder.

2.3.4 Sublicense and Subcontract Agreements. Each sublicense granted pursuant to this Section 2.3 (Sublicensing and Subcontracting Terms) and each agreement pursuant to which each Party engages any Third Party subcontractor will (a) be subject and subordinate to this Agreement, (b) be consistent with the terms of this Agreement, (c) include obligations of confidentiality and non-use applicable to the Confidential Information of the other Party that are at least as stringent as those set forth in Article 12 (Confidentiality), and (d) include terms that are consistent with the intellectual property provisions set forth in this Agreement, unless the Parties mutually agree otherwise in writing. Sanofi will provide Fulcrum with a copy of any executed sublicense agreement with a Third Party (but, for clarity, not any agreement that is solely for the engagement of a Third Party subcontractor and entered into by Sanofi pursuant to Section 2.3.3 (Right to Subcontract)), which copy may be redacted as necessary to protect confidential information that is not necessary to confirm compliance with this Agreement, as soon as reasonably practicable after execution of such sublicense agreement.

2.3.5 Responsibility for Sublicensees and Subcontractors. Notwithstanding any sublicense, the sublicensing or subcontracting Party will remain primarily liable to the other Party for the performance of all of its obligations under, and such Party’s compliance with all provisions of, this Agreement. Each Party agrees that it will be fully responsible and liable for any breach of the terms of this Agreement by any of its Sublicensees or subcontractors to the same extent as if such Party itself has committed any such breach.

2.4 No Other Rights and Retained Rights. Nothing in this Agreement will be interpreted to grant a Party any rights under any intellectual property rights owned or Controlled by the other Party, including Fulcrum Technology and Sanofi Technology (including any Sanofi Reversion Technology), in each case, that are not expressly granted herein, whether by implication, estoppel, or otherwise. Any rights not expressly granted to a Party by the other Party under this Agreement are hereby retained by such other Party. Neither Fulcrum nor Sanofi will, or will grant any Affiliate or Third Party rights to, Research, Develop, Manufacture, Commercialize or otherwise Exploit a Licensed Compound or Licensed Product except as permitted under this Agreement which, for clarity, shall mean that neither Fulcrum nor Sanofi will, or will grant any Affiliate or Third Party rights to, Research or Develop except as contemplated by the Global Development Plan or, as applicable, the Sanofi Independent Development Plan or the Fulcrum Independent Development Plan.

2.5 Existing Third Party IP Agreements.

2.5.1 Amendments to Existing Third Party IP Agreements. During the Term, Fulcrum will promptly furnish Sanofi with copies of any amendment to any Existing Third Party IP Agreement to the extent related to any of the rights sublicensed to Sanofi hereunder, from which copies Fulcrum may redact information that is not relevant to the rights sublicensed to Sanofi pursuant to the applicable Existing Third Party IP Agreement. Fulcrum will not, without Sanofi’s prior consent, terminate any Existing Third Party IP Agreement or execute any amendment to any Existing Third Party IP Agreement or otherwise modify any Existing Third Party IP Agreement, in each case, to the extent that doing so would (i) conflict with or adversely affect the rights granted to Sanofi under this Agreement, or (ii) conflict with or adversely affect Fulcrum’s or Sanofi’s ability to fulfill its obligations under this Agreement.

2.5.2 Breach of Existing Third Party IP Agreements. In the event of any written notice of breach by Fulcrum given under the provisions of any Existing Third Party IP Agreement, Fulcrum shall immediately notify Sanofi in writing and if Fulcrum fails to cure such breach and the breach (a) is not due to an act or omission of Sanofi, its Affiliates or Sublicensees and (b) remains outstanding and undisputed, Sanofi shall have the right, but not the obligation, to cure such breach on behalf of Fulcrum or its Affiliates, as applicable, and [***]. In the event Fulcrum provides written notice of any breach by the counterparty to the applicable Existing Third Party IP Agreement, Fulcrum shall immediately notify Sanofi in writing, and Fulcrum shall use Commercially Reasonable Efforts to enforce such Existing Third Party IP Agreement.

2.5.3 Termination of Existing Third Party IP Agreements. Without limiting the foregoing, in the events of (a) early termination of any Existing Third Party IP Agreement during the Term, and (b) Sanofi acquiring a direct license from such counterparty under the rights formerly sublicensed to Sanofi by Fulcrum under such Existing Third Party IP Agreement, [***].

2.5.4 Existing Third Party IP Notices. In the event Fulcrum receives a written notice under an Existing Third Party IP Agreement that is relevant to any of the rights sublicensed to Sanofi under this Agreement (including, without limitation, notice of assignment of the GSK Side Letter), Fulcrum will promptly provide to Sanofi a copy of such notice.

2.6 New Third Party IP Agreements.

2.6.1 Core Third Party IP.

(a) Upon written notice to Sanofi, Fulcrum will have the first right, at its sole cost and expense, to obtain any Patent Rights or Know-How (whether through acquisition or a license) that it reasonably believes are Core Third Party IP. Fulcrum shall include within such written notice a description of such Patent Rights and Know-How, and shall have a period of [***] after provision of such written notice (the “Fulcrum Negotiation Period”) to obtain rights to such Core Third Party IP in accordance with the following clause (c); provided, however, that, if Fulcrum is engaged in bona fide discussions with the relevant Third Party licensor at the expiration of the Fulcrum Negotiation Period, then Fulcrum may notify Sanofi and the Fulcrum Negotiation Period will be extended for an additional [***] (or such longer period as mutually agreed by the Parties).

(b) Fulcrum will (i) use reasonable efforts to ensure that any rights to Core Third Party IP are (A) consistent in scope with the scope of Fulcrum’s license grants to Sanofi under Section 2.1.1 (License Grant to Sanofi), Section 2.1.2 (License Grant to Sanofi), and Section 2.1.3 (License Grant to Sanofi) in the Field in the Territory and (B) fully licensable or sublicensable to Sanofi and (ii) as between the Parties, be responsible for [***] of all payments arising in connection with Fulcrum’s acquisition of or license under such Core Third Party IP, including any payments arising as a result of Sanofi’s exercise of its license or sublicense under such Core Third Party IP pursuant to this Agreement. If Fulcrum obtains rights to any Core Third Party IP that are not (A) consistent in scope with the scope of Fulcrum’s license grants to Sanofi under Section 2.1.1 (License Grant to Sanofi), Section 2.1.2 (License Grant to Sanofi), and Section 2.1.3 (License Grant to Sanofi) in the Field in the Territory or (B) fully licensable or sublicensable to Sanofi, then Fulcrum will ensure that the scope of such rights to such Core Third Party IP does not prevent Sanofi from obtaining rights directly from the applicable Third Party that are consistent in scope with the scope of Fulcrum’s license grants to Sanofi under Section 2.1.1 (License Grant to Sanofi), Section 2.1.2 (License Grant to Sanofi), and Section 2.1.3 (License Grant to Sanofi) in the Field in the Territory.

(c) If Fulcrum does not acquire or obtain rights to such Core Third Party IP within the Fulcrum Negotiation Period or if Fulcrum obtains rights to such Core Third Party IP that do not prevent Sanofi from obtaining rights to such Core Third Party IP directly from the applicable Third Party, then, in either case, Sanofi will have the right, at its sole cost and expense (subject to Section 9.3.2(c)(i) (Royalty Stacking

– By Sanofi)), to obtain a license to such Core Third Party IP for Exploitation of Licensed Compounds and Licensed Products in the Field in the Territory; provided that such license is, with respect to the Licensed Compounds and Licensed Products, no broader in scope than the scope of Fulcrum’s license grants to Sanofi under Section 2.1.1 (License Grant to Sanofi), Section 2.1.2 (License Grant to Sanofi), and Section 2.1.3 (License Grant to Sanofi). For clarity, Sanofi will not be restricted from obtaining rights broader than the scope of such license grants with respect to the Exploitation of any compounds or products other than the Licensed Compounds and Licensed Products.

2.6.2 New Collaboration In-Licenses. Without limiting the rights and obligations of the Parties with respect to Core Third Party IP as set out in Section 2.6.1 (Core Third Party IP):

(a) Upon execution of any agreement by a Party or its Affiliates with a Third Party for any Patent Rights or Know-How that are necessary or actually used by either Party to Develop, Manufacture or Commercialize a Licensed Compound or Licensed Product in the Field in the Territory (any such agreement, including any such agreement for Core Third Party IP, a “New Third Party IP Agreement” and such Patent Rights or Know-How, “New Third Party IP Rights”), and provided that such New Third Party IP Rights are sublicensable under the New Third Party IP Agreement, the executing Party will notify the other Party in writing and will provide a copy of the New Third Party IP Agreement to such other Party, which may be redacted to exclude information not related to the sublicensed rights.

(b) Within [***] of delivery of notification of a New Third Party IP Agreement, the notified Party must let the notifying Party know in writing if it would like to receive a sublicense under such New Third Party IP Rights and if the notified Party so elects:

(i) such New Third Party IP Agreement shall be deemed to be a “Collaboration In-License” under this Agreement,

(ii) the New Third Party IP Rights licensed under such Collaboration In-License will be deemed to be “Controlled” under this Agreement (if the definition of “Control” is otherwise met) as Fulcrum Technology or deemed to be Licensed Sanofi Technology (as applicable) and licensed or sublicensed (as applicable) to the notified Party under the licenses granted in Section 2.1 (License Grant to Sanofi) or Section 2.2 (License Grants to Fulcrum), subject to the terms of this Agreement and the applicable New Third Party IP Agreement,

(iii) the notified Party will abide by the applicable terms of such New Third Party IP Agreement to the extent disclosed to it, and

(iv) unless otherwise agreed upon by the Parties in writing and, except as otherwise set forth with respect to Core Third Party IP in Section 2.6.1 (Core Third Party IP), (A) each Party will be responsible for all payments under such New Third Party IP Agreement that are specific to such Party’s Territory (e.g., running royalties resulting from net sales of products in the applicable Territory) or to activities under the Fulcrum Independent Development Plan (if such Party is Fulcrum) or to activities under the Sanofi Independent Development Plan (if such Party is Sanofi), and (B) the Parties will allocate any non-Territory specific upfront payments, milestone payments, or similar payments payable under such New Third Party IP Agreement as Eligible Global Development Costs to the extent allocable to the

Global Development Program and otherwise such payments will [***] by the Parties, in each case (A) and (B), subject to Section 9.3.2(c)(i) (Royalty Stacking – By Sanofi).

(c) In the event a Party does not elect to receive a sublicense under a New Third Party IP Agreement under Section 2.6.2(b) (New Collaboration In-Licenses), it will not receive any rights under such New Third Party IP Agreement or the New Third Party IP Rights subject to such Agreement and the Party who has executed the New Third Party IP Agreement will be, as between the Parties, solely responsible for [***] of the payments under such agreement, subject to Section 9.3.2(c)(i) (Royalty Stacking – By Sanofi).

2.7 Exclusivity.

2.7.1 Exclusivity Obligations. Subject to Section 2.7.2 (Acquisition of a Competitive Product) and Section 2.7.3 (Change of Control), and except as expressly permitted in respect of a Licensed Compound or a Licensed Product under this Agreement, during [***], Fulcrum and its Affiliates will not work independently or for or with any Third Party, or grant rights to any Third Party, (including the grant of any license to any Third Party) to [***] (a “Competitive Product”) anywhere in the Territory.

2.7.2 Acquisition of a Competitive Product. Notwithstanding the provisions of Section 2.7.1 (Exclusivity Obligations), if Fulcrum or any of its Affiliates acquires rights to Research, Develop, Manufacture, Commercialize or otherwise Exploit a Competitive Product as the result of a merger, acquisition, or combination with or of a Third Party (where Fulcrum is not the acquired entity) other than a Change of Control of Fulcrum (each, an “Acquisition Transaction”) and, on the date of the closing of such Acquisition Transaction, such Competitive Product is being Researched, Developed, Manufactured, Commercialized or otherwise Exploited, and such activities would, but for the provisions of this Section 2.7.2 (Acquisition of a Competitive Product), constitute a breach of Section 2.7.1 (Exclusivity Obligations), then Fulcrum or its Affiliate will, within [***] after the closing of such Acquisition Transaction notify Sanofi in writing of such acquisition and either:

(a) request that such Competitive Product be included in this Agreement on terms to be negotiated, in which case, the Parties will discuss the matter in good faith for a period of [***] (or such longer period as may be agreed by the Parties) and, if the Parties are unable to reach agreement on the terms on which such Competitive Product would be included hereunder within such period, then Fulcrum will elect to take the action specified in either Section 2.7.2(b) or Section 2.7.2(c) below; provided that the time periods specified in such clauses will be tolled for so long as the Parties are engaged in good faith discussion under this Section 2.7.2(a);

(b) notify Sanofi in writing that Fulcrum or its Affiliate will Divest its entire interest in and with respect to such Competitive Product, in which case, within [***] after the closing of the Acquisition Transaction, Fulcrum or its Affiliate will Divest its entire interest in and with respect to such Competitive Product; or

(c) notify Sanofi in writing that it is ceasing all such Research, Development, Manufacturing, Commercialization and Exploitation activities with respect to the Competitive Product, in which case, within [***] after Sanofi’s receipt of such notice, Fulcrum and its Affiliates will cease all such activities.

During the discussion period under Section 2.7.2(a), prior to the time of Divestiture pursuant to Section 2.7.2(b), or prior to the termination of activities pursuant to Section 2.7.2(c), as applicable, Fulcrum and its Affiliates will (i) establish and enforce customary and commercially reasonable internal processes, policies, procedures and systems to segregate information relating to any such Competitive Product from any Confidential Information related to the Licensed Compounds or Licensed Products under this Agreement, (ii) not use, directly or indirectly, any Patent Rights, Know-How or Confidential Information relating to the Licensed Compound, the Licensed Product, or the Research, Development, Manufacturing, Commercialization or other Exploitation thereof in the Research, Development, Manufacturing, Commercialization or other Exploitation of such Competitive Product, and (iii) segregate all activities relating to the Competitive Product from the Research, Development, Manufacturing, Commercialization or other Exploitation of the Licensed Products under this Agreement, including ensuring that (A) no personnel involved in performing Research, Development, Manufacturing, Commercialization or other Exploitation activities with respect to such Competitive Product have access to plans or information relating to the Research, Development, Manufacturing, Commercialization or other Exploitation of the Licensed Products (except that senior management personnel may review and evaluate plans and information regarding the Research, Development, Manufacture, Commercialization and other Exploitation of the Licensed Products in connection with portfolio decision-making), and (B) no personnel involved in performing Research, Development, Manufacturing, Commercialization or other Exploitation activities with respect to the Licensed Products have access to plans or information relating to the Research, Development, Manufacture, Commercialization or other Exploitation of such Competitive Product (except that senior management personnel may review and evaluate plans and information regarding the Research, Development, Manufacture, Commercialization and other Exploitation of such Competitive Product in connection with portfolio decision-making). The procedures set forth in clauses (i) through (iii) above will be referred to as “Firewall Procedures” for the purposes of this Agreement. Fulcrum shall document the establishment of the Firewall Procedures by reasonable written records and provide such reasonable written records to Sanofi upon reasonable written request.

2.7.3 Change of Control. If there is a Change of Control involving Fulcrum (where Fulcrum is the acquired entity), then the obligations of Section 2.7.1 (Exclusivity Obligations) will not apply to any Competitive Product that is controlled by the relevant acquirer or its Affiliates that were not Affiliates of Fulcrum prior to the relevant Change of Control; provided that (a) Fulcrum, the acquirer and such Affiliates establish and enforce internal processes, policies, procedures, and systems to segregate information relating to any such Competitive Product from any Confidential Information related to the Licensed Compounds and Licensed Products that are at least as restrictive as the Firewall Procedures, (b) the acquirer and such Affiliates do not use, directly or indirectly, any Patent Rights, Know-How, or Confidential Information of such Party (including any Patent Rights, Know-How, or Confidential Information licensed or acquired from the other Party under this Agreement) to Exploit any such Competitive Product, and (c) Fulcrum and the acquirer use commercially reasonable efforts to segregate all activities relating to any such Competitive Product from the Research, Development, Manufacture, Commercialization or other Exploitation of the Licensed Compounds and Licensed Products, including ensuring that no personnel who were employees or consultants of Fulcrum or its Affiliates at any time prior to or after the Change of Control conducts any activities to Research, Development, Manufacture, Commercialization other otherwise Exploit any such Competitive Product. Fulcrum shall document the establishment of the safeguards set forth in clauses (a) through (c) above by reasonable written records and provide such reasonable written records to Sanofi upon reasonable written request.

2.8 Right of First Negotiation. If Fulcrum or any of its Affiliates intend to enter into any confidential discussions with a Third Party with respect to the license, sale, assignment or other transfer or grant of rights (other than, in each case, the transfer or grant of solely subcontracting rights) to such Third Party to Research, Develop, or Commercialize any Licensed Compound or Licensed Product in the Field in the Fulcrum Territory, then, prior to entering into a non-disclosure agreement with such Third Party, Fulcrum shall provide to Sanofi written notice of the proposed scope of Research, Development or Commercialization rights that Fulcrum proposes to grant to such Third Party (“ROFN Notice”). Thereafter, Sanofi will have an exclusive right, exercisable no later than [***] after receipt of any such ROFN Notice from Fulcrum, to notify Fulcrum in writing as to whether Sanofi desires to negotiate for such rights to Research, Develop or Commercialize the Licensed Compounds or Licensed Products in the Fulcrum Territory (a “ROFN Exercise Notice”). If Sanofi provides a ROFN Exercise Notice to Fulcrum within such [***] period, then Sanofi will have a one-time right for [***] from the date of Fulcrum’s receipt of the ROFN Notice (the “ROFN Negotiation Period”) to require the Parties to exclusively negotiate in good faith the terms of a definitive agreement (or amendment to this Agreement) pursuant to which Fulcrum would grant to Sanofi the exclusive rights to Research, Develop or Commercialize the Licensed Compounds or Licensed Products in the Fulcrum Territory, and (b) upon Sanofi’s request during the ROFN Negotiation Period, (i) Fulcrum will provide Sanofi with all information and documentation reasonably requested by Sanofi in Fulcrum’s or its Affiliate’s possession and Control relating to the Licensed Compounds or Licensed Products in the Fulcrum Territory and (ii) afford Sanofi and its representatives reasonable access during normal business hours to Fulcrum’s personnel reasonably designated by Fulcrum to address Sanofi’s inquiries. Neither Party will have any obligation to enter into any agreement or amendment to this Agreement granting rights to Sanofi to Research, Develop or Commercialize the Licensed Compounds or Licensed Products in the Fulcrum Territory. If the ROFN Negotiation Period expires before the Parties have entered into an agreement or amendment to this Agreement with respect to Sanofi’s Research, Development or Commercialization of the Licensed Compounds or Licensed Products in the Fulcrum Territory, then Fulcrum will have no further obligation to negotiate with Sanofi with respect to any grant of such rights to Sanofi and, for a period of [***], will be free to negotiate and enter into an agreement with any Third Party with respect to a grant of rights to Research, Develop or Commercialize the Licensed Compounds or Licensed Products in the Fulcrum Territory, provided that (x) any transaction that is the subject of such negotiations and agreement with one or more Third Parties shall not exceed the scope of Development and Commercialization rights described in the applicable ROFN Notice; (y) Sanofi’s exclusive negotiation rights under this Section 2.8 (Right of First Negotiation) shall remain in effect with respect to any negotiations by Fulcrum in respect of the Licensed Compounds or Licensed Products for transactions of a different scope; and (z) if Fulcrum or its Affiliates fail to enter into any such Third Party agreement during such [***] period, following expiration of such [***], Sanofi would again have the right of first negotiation for such rights in accordance with the provisions of this Section 2.8 (Right of First Negotiation). Notwithstanding anything to the contrary in this Section 2.8 (Right of First Negotiation), a Change of Control of Fulcrum or its Affiliates will not trigger Fulcrum’s obligation to provide a ROFN Notice.

2.9 Change of Control of Fulcrum.

2.9.1 Sale Process. If Fulcrum or any of its Affiliates commences any process in connection with a Change of Control involving Fulcrum (where Fulcrum is the acquired entity), Fulcrum will (a) notify Sanofi of its intent to contact the applicable Third Party(ies) at least [***] prior to contacting any such Third Party, (b) allow Sanofi to participate in such process on terms at least as favorable as those terms offered to the other Third Parties, and (c) provide to Sanofi a copy of any data and information with respect to the Exploitation of the Licensed Compounds and Licensed Products Controlled and in the possession of Fulcrum but not previously provided to Sanofi.

2.9.2 Unsolicited Offer. If Fulcrum or any of its Affiliates receives an unsolicited offer from a Third Party for a Change of Control involving Fulcrum (where Fulcrum is the acquired entity), then Fulcrum will (a) provide to Sanofi written notice within [***] of receipt of such offer, (b) allow Sanofi to participate in any resulting process on terms at least as favorable as those terms offered to such Third Party offeror and (c) provide to Sanofi a copy of any data and information with respect to the Exploitation of the Licensed Compounds and Licensed Products not previously provided to Sanofi; provided, however, that if the board of directors of Fulcrum determines, in the exercise of its fiduciary duty, to exclusively negotiate with such Third Party, Fulcrum shall, unless not practicable or advisable in light of the Fulcrum board’s fiduciary duties based on the advice of counsel, so notify Sanofi at least [***] prior to the commencement of the relevant exclusivity period and shall have no further obligations in respect of the foregoing clauses (b) and (c).

2.10 Residual Knowledge. Nothing in this Agreement shall be construed to restrict any Party from using Residual Knowledge for any purpose except to the extent such use of Residual Knowledge would infringe, misappropriate or otherwise violate an intellectual property right of the other Party, its Affiliates or Sublicensees, including infringement of a Patent Right or unlawful disclosure of a trade secret. Any use made by a Party of any such Residual Knowledge is on an “as is, where is” basis, with all faults and all representations and warranties disclaimed and at its sole risk.

2.11 Licensed Sanofi Technology.

2.11.1 Non-Manufacturing Technology. Sanofi will keep Fulcrum reasonably informed, through the JDC, regarding any Background Patents Controlled by Sanofi or its Affiliates that Sanofi reasonably anticipates Covering or incorporating, or has incorporated, in a Licensed Product, and that do not constitute Sanofi Manufacturing Technology. In addition, at Fulcrum’s request no more frequently than once per Calendar Quarter, Sanofi will provide Fulcrum with reasonably high-level answers to questions regarding Background Know-How Controlled by Sanofi or its Affiliates that Sanofi reasonably anticipates Covering or incorporating, or has incorporated, in a Licensed Product, and that does not constitute Sanofi Manufacturing Technology. If, at any time during the Term, Fulcrum elects to receive a license to any Sanofi Technology that does not constitute Sanofi Manufacturing Technology, Fulcrum shall send written notice to Sanofi and, on Sanofi’s receipt of such notice, (a) such Sanofi Technology shall be deemed to be “Licensed Sanofi Technology” under this Agreement, (b) such Licensed Sanofi Technology will be deemed to be “Controlled” under this Agreement (if the definition of “Control” is otherwise met) as Licensed Sanofi Technology licensed or sublicensed (as applicable) to Fulcrum under the license granted in Section 2.2 (License Grants to Fulcrum), subject to the terms of this Agreement, and (c) Sanofi will transfer or otherwise provide Fulcrum with access to any Know-How included in such Sanofi Technology to enable Fulcrum to exercise its right under the license granted in Section 2.2 (License Grants to Fulcrum) to such Sanofi Technology. For clarity, any Sanofi Technology under which Fulcrum does not elect to receive a license shall not be deemed Licensed Sanofi Technology and shall not be included in the license grant to Fulcrum in Section 2.2.3 (License Grants to Fulcrum).

2.11.2 Manufacturing Technology.

(a) If either Party proposes amending the Global Development Plan to include the use or incorporation of any Sanofi Manufacturing Technology, then, as part of the JDC’s review and discussion of such proposed amendment, the Parties will discuss whether Sanofi shall, in its sole discretion, (i) license such Sanofi Manufacturing Technology to Fulcrum, or (ii) Manufacture and supply Licensed Products incorporating such Sanofi Manufacturing Technology for Fulcrum and prior to the JDC approving any amendment to the Global Development Plan to include such Sanofi Manufacturing Technology, Sanofi will confirm whether such Sanofi Manufacturing Technology will be licensed to Fulcrum pursuant to Section 2.11.2(b) or if Sanofi will supply Fulcrum pursuant to Section 2.11.2(c).

(b) If the JDC amends the Global Development Plan to include the use or incorporation of any Sanofi Manufacturing Technology and Sanofi has elected to license such Sanofi Technology to Fulcrum, then (i) such Sanofi Manufacturing Technology shall be deemed to be “Licensed Sanofi Technology” under this Agreement, (ii) such Licensed Sanofi Technology will be deemed to be “Controlled” under this Agreement (if the definition of “Control” is otherwise met) as Licensed Sanofi Technology licensed or sublicensed (as applicable) to Fulcrum under the license granted in Section 2.2.3 (License Grants to Fulcrum), subject to the terms of this Agreement, and (iii) Sanofi will transfer or otherwise provide Fulcrum with access to any Know-How included in such Sanofi Manufacturing Technology to enable Fulcrum to exercise its right under the license granted in Section 2.2 (License Grants to Fulcrum) to such Sanofi Manufacturing Technology.

(c) If the JDC amends the Global Development Plan to include the use or incorporation of any Sanofi Manufacturing Technology and Sanofi has elected to Manufacture and supply Licensed Products incorporating such Sanofi Manufacturing Technology for Fulcrum instead of licensing such Sanofi Manufacturing Technology pursuant to Section 2.11.2(b), then the Parties will negotiate in good faith and enter into (i) a supply agreement on reasonable and customary terms under which Sanofi will Manufacture and supply Fulcrum with any Licensed Compound and Licensed Product in bulk unlabeled form that is necessary for Fulcrum to conduct its activities under the Fulcrum Independent Development Plan and Global Development Plan and Commercialize Licensed Compounds and Licensed Products in the Fulcrum Territory; provided, that Fulcrum will pay Sanofi a price equal to [***] of Sanofi’s Manufacturing Cost for such Licensed Compounds and Licensed Products; and (ii) a related quality agreement, which agreement will govern the terms and conditions of the Manufacturing and supply of the Licensed Compounds or Licensed Products.

2.11.3 License Terms. On Fulcrum’s election to receive a license to any Licensed Sanofi Technology under Section 2.11.1 (Non-Manufacturing Technology), or Sanofi’s election to grant a license to any Sanofi Manufacturing Technology under Section 2.11.2

(Manufacturing Technology), the Parties shall negotiate in good faith [***] such license, determined in accordance with customary industry practice. If the Parties cannot agree on [***] within a period of [***] of receipt by Sanofi of Fulcrum’s written notice that Fulcrum intends to exercise its rights with respect to the Licensed Sanofi Technology, then such dispute shall be referred to the Executive Officers of the Parties for resolution. If the Executive Officers do not fully resolve such dispute within [***] (or a later date agreed to by each of the Parties) of the dispute being referred to them then [***] shall be decided by baseball arbitration pursuant to the terms set forth on Schedule 14.8.1(a) (Baseball Arbitration Terms).

Article 3
GOVERNANCE

3.1 Joint Steering Committee.

3.1.1 Formation and Purpose of the JSC. Promptly, but not more than [***] after the Effective Date, Fulcrum and Sanofi will establish a joint steering committee (“JSC”), which will have the responsibilities set forth in this Article 3 (Governance) and will coordinate and discuss the Parties’ Development, Manufacturing, and Commercialization activities under this Agreement for the Licensed Compounds and Licensed Products in the Territory in accordance with this Section 3.1 (Joint Steering Committee). The JSC will dissolve upon the expiration of the Term.

3.1.2 Membership. The JSC will be composed of an equal number of representatives from each Party and a minimum of [***] representatives of each Party who have the appropriate and direct knowledge and expertise and requisite decision-making authority. Any such representative who serves on the JSC or any committee under this Agreement may also serve on one or more other committees under this Agreement. Each Party may replace any of its representatives on the JSC and appoint a person to fill the vacancy arising from each such replacement. A Party that replaces a representative will notify the other Party in writing (with email correspondence being sufficient for such purpose) at least [***] prior to the next scheduled meeting of the JSC. Fulcrum will designate one (1) of its JSC members as one of the co-chairpersons of the JSC and Sanofi will designate one (1) of its members as the other co-chairperson of the JSC. Every [***] the co-chairpersons will alternate serving in the role of “lead co-chairperson.” The lead co-chairperson or his or her designee, in collaboration with the Alliance Managers, will be responsible for calling meetings, preparing and circulating an agenda in advance of each meeting, and preparing and issuing draft minutes of each meeting within [***] thereafter. Such minutes will not be finalized until all JSC members have had [***] to review and confirm the accuracy of such minutes.

3.1.3 Meetings. The JSC will hold meetings at such times as it elects to do so, but will meet no less frequently than quarterly, unless otherwise agreed by the Parties. The JSC may meet in person or by means of teleconference, Internet conference, video conference, or other similar communication method; provided that, if practicable and permissible in light of any then applicable travel restrictions, at least [***] each Calendar Year will be conducted in person at a location selected alternatively by Fulcrum and Sanofi or such other location as the Parties may agree. Each Party will be responsible for all of its own costs and expenses of participating in any JSC meeting.

3.1.4 Meeting Agendas. Each Party will disclose to the other Party the proposed agenda items along with appropriate information at least [***] in advance of each meeting of the JSC; provided that under exigent circumstances requiring JSC input, a Party may provide its agenda items to the other Party within a shorter period of time in advance of a meeting, or may propose that there not be a specific agenda for a particular meeting, so long as such other Party consents to such later addition of such agenda items or the absence of a specific agenda for such JSC meeting.

3.1.5 Specific Responsibilities of the JSC. The responsibilities of the JSC will be to:

(a) manage the overall strategic alignment between the Parties under this Agreement and maintain the relationship between the Parties;

(b) review, discuss, and determine whether to approve any amendment to the Global Development Plan or Global Development Budget (including any amendments in connection with Additional Activities and Additional LC Activities), as described in Section 5.2 (Initial Global Development Plan) and Section 5.3 (Changes to the Global Development Plan);

(c) review and discuss any matters related to the Development of the Licensed Compounds and Licensed Products referred to the JSC by either Party’s representatives or the JDC;

(d) review and discuss any matters related to the Commercialization of the Licensed Products in the Sanofi Territory or the Fulcrum Territory (including whether to approve the Joint Commercialization Strategy and joint publication strategy relating to Clinical Trials conducted under the Global Development Plan) referred to the JSC by either Party’s representatives or the JCC;

(e) review and discuss any matters related to the Manufacture of the Licensed Products referred to the JSC by either Party’s representatives or the JMC;

(f) establish and delegate specifically defined duties to the JDC, JMC, JCC, or other operational committees or ad hoc subcommittees, as described in Section 3.5.1 (Formation; Authority);

(g) attempt to resolve any disputes or disagreements arising from matters within the jurisdiction of any Subcommittee; and

(h) fulfill such other responsibilities as may be allocated to the JSC under this Agreement or through mutual written agreement of the Parties.

3.2 Joint Development Committee.

3.2.1 Formation and Purpose of the JDC. Promptly, but not more than [***] after the Parties establish the JSC, the JSC will establish a joint development committee (“JDC”), which will be a Subcommittee of the JSC and will have the responsibilities set forth in this Article 3 (Governance). The JDC will dissolve upon completion of all Development activities under this Agreement with respect to the Licensed Compounds and Licensed Products.

3.2.2 Membership of the JDC. Each Party will designate [***] representatives with appropriate knowledge, expertise, and decision-making authority to serve as members of the JDC. Each Party may replace its JDC representatives and co-chairpersons at any time upon written notice (with email correspondence being sufficient for such purpose) to the other Party. The Alliance Manager of each Party (or his or her designee) will attend each meeting of the JDC as a non-voting participant.

3.2.3 Specific Responsibilities of the JDC. The responsibilities of the JDC will be to:

(a) discuss Development activities under the Global Development Plan for the Licensed Compounds and Licensed Products under this Agreement;

(b) review and discuss the inclusion of any Sanofi Technology, as described in Section 2.11 (Licensed Sanofi Technology);

(c) (i) review and discuss the Global Development Plan and Global Development Budget, and (ii) prepare, review, discuss, and determine whether to recommend for JSC approval all updates to the Global Development Plan and Global Development Budget (including any updates in connection with Additional Activities and Additional LC Activities);

(d) review, discuss, and determine whether to approve each of the Sanofi Independent Development Plan and Fulcrum Independent Development Plan, and prepare, review, discuss, and determine whether to approve all updates thereto, as described in Section 5.5 (Sanofi Independent Development Plan) and Section 5.6 (Fulcrum Independent Development Plan), respectively;

(e) share information related to, and review and discuss activities and progress under, the Global Development Plan, the Sanofi Independent Development Plan and the Fulcrum Independent Development Plan, including through updates from each Party as to the status of Development for the Licensed Products in each Party’s Territory, as described in Section 5.8 (Development Reports);

(f) review and discuss the overall strategy regarding Regulatory Submissions and Regulatory Approval of the Licensed Products throughout the Fulcrum Territory and Sanofi Territory, and discuss the implementation of, and progress regarding, the same; and

(g) fulfill such other responsibilities as may be allocated to the JDC under this Agreement or through mutual written agreement of the Parties.

3.3 Joint Manufacturing Committee.

3.3.1 Formation and Purpose of the JMC. Promptly, but not more than [***] after the Parties establish the JSC, the JSC will establish a joint manufacturing committee (the “JMC”), which will be a Subcommittee of the JSC and will have the responsibilities set forth in this Article 3 (Governance). The JMC will dissolve upon the completion of the Manufacturing Technology Transfer for Losmapimod.

3.3.2 Membership of the JMC. Each Party will designate [***] representatives with appropriate knowledge, expertise, and decision-making authority to serve as members of the JMC. Each Party may replace its JMC representatives and co-chairpersons at any time upon written notice (with email correspondence being sufficient for such purpose) to the other Party. The Alliance Manager of each Party (or his or her designee) will attend each meeting of the JMC as a non-voting participant.

3.3.3 Specific Responsibilities of the JMC. The responsibilities of the JMC will be to:

(a) coordinate and discuss the Manufacturing Technology Transfer pursuant to Section 8.3 (Manufacturing Technology Transfer); and

(b) fulfill such other responsibilities (such as joint quality review) as may be allocated to the JMC under this Agreement or through mutual written agreement of the Parties.

3.4 Joint Commercialization Committee.

3.4.1 Formation and Purpose of the JCC. Promptly, but not more than [***] after the Parties establish the JSC, the JSC will establish a joint commercialization committee (the “JCC”), which will be a Subcommittee of the JSC and will have the responsibilities set forth in this Article 3 (Governance). The JCC will dissolve upon the expiration of the Term.

3.4.2 Membership of the JCC. Each Party will designate [***] representatives with appropriate knowledge, expertise, and decision-making authority to serve as members of the JCC. Each Party may replace its JCC representatives and co-chairpersons at any time upon written notice (with email correspondence being sufficient for such purpose) to the other Party. The Alliance Manager of each Party (or his or her designee) will attend each meeting of the JCC as a non-voting participant.

3.4.3 Specific Responsibilities of the JCC. The responsibilities of the JCC will be to:

(a) prepare, review, discuss and determine whether to recommend for JSC approval a high-level strategy for Commercialization of Licensed Products in the Sanofi Territory and the Fulcrum Territory, which strategy shall be limited to (i) a high-level summary of the Commercialization activities; and (ii) (A) selection of a single brand name to be used in the Territory, (B) registration and use of Trademarks and trade dress as agreed by each Party’s Trademark counsel, and (C) determination of marketing positioning, in each case ((i) through (ii)), to be complied with by the Parties or its Affiliates or its or their Sublicensees for the Commercialization of a Licensed Product (the “Joint Commercialization Strategy”);

(b) prepare, review, discuss and determine whether to recommend for JSC approval a joint publication strategy relating to Clinical Trials conducted under the Global Development Plan (including any publications, abstracts, presentations, conferences or congresses), including review and discussion of proposed publications and attempt to resolve disputes with respect thereto;

(c) subject to Applicable Law, facilitate information sharing and cooperation between the Parties with respect to the Commercialization activities for the Licensed Products in the Sanofi Territory and the Fulcrum Territory solely as necessary for the Parties to ensure compliance with the Joint Commercialization Strategy; and

(d) fulfill such other responsibilities as may be allocated to the JCC under this Agreement or through mutual written agreement of the Parties.

For clarity, the Parties shall have no obligation to discuss or share any information with respect to Commercialization, branding or marketing activities in the Sanofi Territory or the Fulcrum Territory, except as set forth in the Joint Commercialization Strategy.

3.5 Additional Committees.

3.5.1 Formation; Authority. The JSC will establish and delegate specifically-defined duties to the JDC, the JMC, the JCC, and other operational committees or ad hoc subcommittees, on an “as needed” basis to discuss particular projects or activities (the JDC, the JMC, the JCC and such other operational committees and subcommittees, each a “Subcommittee”). Each such Subcommittee, other than the JDC, the JMC and the JCC, will be constituted and will operate as the JSC determines. Each Subcommittee and its activities will be subject to the oversight of, and will report to, the JSC. The JSC or the co-chairpersons of the JSC may delegate to a Subcommittee any responsibilities of the JSC set forth in Section 3.1.5 (Specific Responsibilities of the JSC), and in such case, any agreement reached by unanimous Party Vote of the applicable Subcommittee with respect to such delegated responsibilities will be deemed to be approved by the JSC (to the extent such approval is required hereunder). The JSC or the co-chairpersons of the JSC acting together may also reallocate any responsibility of a Subcommittee to any other Subcommittee. No Subcommittee’s authority may exceed that specified for the JSC in this Article 3 (Governance). Any disagreement between the representatives of the Parties on a Subcommittee will be referred to the JSC for resolution in accordance with Section 3.8 (Resolution of Committee Disputes).

3.5.2 Subcommittee Leadership and Meetings. Fulcrum will designate a co-chairperson of each Subcommittee and Sanofi will designate a co-chairperson of each Subcommittee, each of whom will be a Party’s representative who is a member of such Subcommittee. Every [***] the co-chairpersons of each Subcommittee will alternate serving in the role of “lead co-chairperson.” The lead co-chairperson or his or her designee, in collaboration with the Alliance Managers, will be responsible for calling meetings, preparing and circulating an agenda in advance of each meeting, and preparing and issuing minutes of each meeting within [***] thereafter. Such minutes will not be finalized until all Subcommittee members have had an adequate opportunity to review and confirm the accuracy of such minutes in writing. Each Party may replace its representatives and co-chairpersons on each such Subcommittee at any time upon written notice (with email correspondence being sufficient for such purpose) to the other Party. The Alliance Manager of each Party (or his or her designee) will attend each meeting of each Subcommittee as a non-voting participant. Each Subcommittee will hold meetings at such times as it elects to do so (but in any event at least [***] with respect to the JDC, the JMC and the JCC and at least [***] a year for all other Subcommittees, unless the Parties agree otherwise), and at such locations as the Parties may agree upon or, if agreed by the Parties, by audio or video teleconference. Each Party will be responsible for all of its own expenses of participating in any Subcommittee meeting.

3.5.3 Operational Teams. From time-to-time, the JSC or any Subcommittee may establish and delegate specific matters or duties within its responsibilities to directed teams (each, an “Operational Team”), the composition, operation, and responsibilities of which will be determined by the JSC or the applicable establishing Subcommittee (the “Establishing

Committee”). Operational Teams may be established on an ad hoc basis for purposes of a specific activity or on such other basis as the applicable Establishing Committee may determine. Each Operational Team will report to, and its activities will be subject to the oversight of, the applicable Establishing Committee. No Operational Team’s authority may exceed that specified for the applicable Establishing Committee. Any disagreement between the representatives of the Parties on any Operational Teams will be referred to the applicable Establishing Committee for resolution in accordance with Section 3.8 (Resolution of Committee Disputes).

3.6 Additional Participants. Employees of a Party or any of its Affiliates involved in the Exploitation of the Licensed Compounds and Licensed Products may attend meetings of the JSC or any Subcommittee as non-voting participants with the prior consent of the other Party. In addition, with the prior consent of each Party (with email correspondence being sufficient for such purpose), consultants, representatives, or advisors involved in the same activities and under written obligations of confidentiality and non-use applicable to the Confidential Information of each Party that are at least as stringent as those set forth in Article 12 (Confidentiality) may attend meetings of the JSC or any Subcommittee as non-voting observers.

3.7 Decision-Making.

3.7.1 General Decision-Making Process. Each Party’s representatives on the JSC and each Subcommittee will, collectively, have one vote (the “Party Vote”) on all matters brought before such committee for a decision by consensus. The JSC and each Subcommittee will make decisions as to matters within its jurisdiction by unanimous Party Vote, which may be reflected in the minutes of the committee meeting or by an action by written consent signed by the co-chairperson appointed by each Party or his or her designee identified in writing (for the purpose of this Section 3.7.1 (General Decision-Making Process), consent via email will be allowed). Except as otherwise expressly set forth in this Agreement, the phrase “determine,” “designate,” “align,” “approve,” or “determine whether to approve” by the JSC or any Subcommittee and similar phrases used in this Agreement will mean approval in accordance with this Section 3.7 (Decision‑Making), including the escalation and tie‑breaking provisions herein. For the avoidance of doubt, matters that are specified in Section 3.1.5 (Specific Responsibilities of the JSC), Section 3.2.3 (Specific Responsibilities of the JDC), Section 3.3.3 (Specific Responsibilities of the JMC) or Section 3.4.3 (Specific Responsibilities of the JCC) to be reviewed and discussed (as opposed to reviewed, discussed, and approved) do not require any agreement or decision by either Party and are not subject to the voting and decision-making procedures set forth in this Section 3.7 (Decision‑Making) or Section 3.8 (Resolution of Committee Disputes).

3.7.2 Decisions of the Subcommittees. If the Alliance Managers or any Subcommittee cannot reach unanimous agreement using good faith efforts on any matter within their respective scope of authority within [***] of the meeting at which such matter was discussed, then a Party may refer such matter to the JSC for resolution in accordance with Section 3.7.3 (Decisions of the JSC); provided, however, that a Party shall refer any such matter relating to the approval of the Sanofi Independent Development Plan or the Fulcrum Independent Development Plan, or any update thereto, to the Party’s respective Executive Officer for resolution in accordance with Section 3.8.1 (Referral to Executive Officers).

3.7.3 Decisions of the JSC. The JSC will use good faith efforts, in compliance with this Section 3.7.3 (Decisions of the JSC), to promptly resolve any such matter for which it has authority. If, after the use of good faith efforts, the JSC is unable to resolve any such matter referred to it by any Subcommittee or any matter with respect to the matters within the scope of the JSC’s authority or any other disagreement between the Parties that may be referred to the JSC, in each case, within a period of [***], then a Party may refer such matter to the Party’s respective Executive Officer for resolution in accordance with Section 3.8.1 (Referral to Executive Officers).

3.8 Resolution of Committee Disputes.

3.8.1 Referral to Executive Officers. If a Party makes an election under Section 3.7.3 (Decisions of the JSC) or the proviso under Section 3.7.2 (Decisions of the Subcommittees) to refer for resolution by the Executive Officers a matter as to which the JSC or the JDC cannot reach a consensus decision, then the JSC or the JDC, as applicable, will submit in writing the respective positions of the Parties to their respective Executive Officers. The Executive Officers will use good faith efforts to resolve any such matter so referred to them as soon as practicable but in any event within [***] after such matter is referred to them, and any final decision that the Executive Officers agree to in writing will be conclusive and binding on the Parties.

3.8.2 Final Decision-Making Authority. If the Executive Officers are unable to reach agreement on any such matter so referred within [***] after such matter is referred to them (or such longer period as the Executive Officers may agree upon), then, subject to Section 3.8.3 (Limitations on Decision Making):

(a) No Change; Status Quo. Neither Party will have final decision-making authority with respect to the final resolution of any disagreement that is not subject to Fulcrum’s final decision making authority under Section 3.8.2(b) (Fulcrum Final Decision-Making Authority), or Sanofi’s final decision making authority under Section 3.8.2(c) (Sanofi Final Decision-Making Authority), including any disagreement related to the approval of (i) any update to the Global Development Plan or Global Development Budget, (ii) the initial Joint Commercialization Strategy or any update thereto, or (iii) the initial joint publication strategy or any update thereto. Additionally, neither Party will have final decision-making authority with respect to the finalization of the initial budget for the Open Budget Studies, which will be resolved pursuant to Section 3.8.2(d) (Final Decision-Making Authority for Open Budget Studies).

(b) Fulcrum Final Decision-Making Authority. Fulcrum will have final decision-making authority over:

(i) all matters related to the Fulcrum Independent Development Program, including approval of the Fulcrum Independent Development Plan and any updates thereto, (A) provided that the Fulcrum Independent Development Plan is at all times consistent with the Global Development Plan and (B) except to the extent Fulcrum’s conduct of the Fulcrum Independent Development Activities (including any Additional Activities conducted by or on behalf of Fulcrum pursuant to Section 5.3.1(c)(i) (Additional Activities under Global Development Plan)) has a Material Adverse Effect with respect to Sanofi, provided that any dispute over whether Fulcrum’s conduct has such a Material Adverse Effect with respect to Sanofi shall be resolved in accordance with Section 15.1 (Dispute Resolution),

(ii) all matters to the extent related to the Commercialization of Licensed Product in the Fulcrum Territory, including matters related to the use of the Fulcrum Product Trademarks or Trademarks deemed to be Sanofi Product Trademarks under Section 10.11.1(c) (Jointly-Determined Brand Names) in the Fulcrum Territory (provided that such Commercialization is at all times consistent with the Joint Commercialization Strategy), and

(iii) all matters that are solely related to the day-to-day execution of Clinical Trials of the Licensed Compounds and Licensed Products sponsored solely by Fulcrum or its Affiliates under the Global Development Plan (provided that such execution is at all times consistent with the Global Development Plan), in each case ((i)-(iii)), solely to the extent such matters are not subject to Sanofi’s final decision-making authority under Section 3.8.2(c) (Sanofi Final Decision-Making Authority).

(c) Sanofi Final Decision-Making Authority. Sanofi will have final decision-making authority over:

(i) all matters related to the Sanofi Independent Development Program, including approval of the Sanofi Independent Development Plan and any updates thereto, (A) provided that the Sanofi Independent Development Plan is at all times consistent with the Global Development Plan and (B) except to the extent Sanofi’s conduct of the Sanofi Independent Development Activities (including any Additional Activities conducted by or on behalf of Sanofi or its Affiliates pursuant to Section 5.3.1(c)(i) (Additional Activities under Global Development Plan)) has a Material Adverse Effect with respect to Fulcrum, provided that any dispute over whether Sanofi’s conduct has such a Material Adverse Effect with respect to Fulcrum shall be resolved in accordance with Section 15.1 (Dispute Resolution),

(ii) all matters to the extent related to the Commercialization of Licensed Product in the Sanofi Territory, including matters related to the use of the Sanofi Product Trademarks in the Sanofi Territory (provided that such Commercialization is at all times consistent with the Joint Commercialization Strategy), and

(iii) all matters that are solely related to the day-to-day execution of Clinical Trials of the Licensed Products sponsored by Sanofi or its Affiliates under the Global Development Plan (provided that the Sanofi Independent Development Plan is at all times consistent with the Global Development Plan), in each case ((i)-(iii)), solely to the extent such matters are not subject to Fulcrum’s final decision-making authority under Section 3.8.2(b) (Fulcrum Final Decision-Making Authority).

(d) Final Decision-Making Authority for Open Budget Studies. If the disagreement is with respect to the approval of the initial budget for any Open Budget Study,

then the initial budget for such Open Budget Study shall be decided by baseball arbitration pursuant to the terms set forth on Schedule 14.8.1(a) (Baseball Arbitration Terms).

3.8.3 Limitations on Decision-Making. Notwithstanding the creation of the JSC or any Subcommittee and anything to the contrary set forth in this Agreement, (a) no decision of the JSC, any Subcommittee, or a Party’s Executive Officer (in the exercise of a Party’s decision‑making authority on any such matters), in each case would, without the other Party’s prior written consent, (i) result in a material increase in the other Party’s obligations, costs, or expenses under this Agreement or the Global Development Budget, (ii) require such other Party to violate any Applicable Law, the requirements of any Regulatory Authority, or any agreement with any Third Party (including any Collaboration In‑License) or infringe or misappropriate the intellectual property rights of any Third Party, or (iii) conflict with, amend, interpret, modify, or waive compliance under this Agreement; and (b) each Party will retain the rights, powers and discretion granted to it hereunder, and none of the JSC or any Subcommittee will be delegated or vested with such rights, powers or discretion unless such delegation or vesting is expressly provided herein, or the Parties expressly so agree in writing. It is understood and agreed that issues to be formally decided by the JSC or any Subcommittee are limited to those specific issues that are expressly provided in Section 3.1.5 (Specific Responsibilities of the JSC), Section 3.2.3 (Specific Responsibilities of the JDC) and Section 3.3.3 (Specific Responsibilities of the JMC), and that disputes which relate to subjects other than those expressly set forth in the foregoing Sections will be handled according to Section 15.1 (Dispute Resolution).

3.9 Alliance Managers. Each of the Parties will appoint a single individual to manage Development and Commercialization obligations between the Parties no later than [***] after the Effective Date (each, an “Alliance Manager”). The role of the Alliance Manager is to act as a single point of contact between the Parties to ensure a successful relationship under this Agreement. The Alliance Managers will attend all JSC meetings and the Alliance Managers or their respective designees will attend all Subcommittee meetings and will support the co-chairpersons of the JSC and each Subcommittee in the discharge of his or her responsibilities. Alliance Managers will be non-voting participants in all JSC and Subcommittee meetings, but an Alliance Manager may bring any matter to the attention of the JSC or any Subcommittee if such Alliance Manager reasonably believes that such matter warrants such attention. Each Party will designate its initial Alliance Manager promptly after the Effective Date and each Party may change its designated Alliance Manager at any time upon written notice to the other Party. Any Alliance Manager may designate a substitute to temporarily perform the functions of that Alliance Manager by written notice to the other Party. Each Alliance Manager will also: (a) be the point of first referral in all matters of conflict resolution; (b) provide a single point of communication for seeking consensus between the Parties regarding key strategy and plan issues; (c) identify and bring disputes to the attention of the JSC in a timely manner; (d) plan and coordinate cooperative efforts and internal and external communications; and (e) take responsibility for ensuring that governance activities, such as the conduct of required JSC and Subcommittee meetings and production of meeting minutes, occur as set forth in this Agreement, and that the relevant action items resulting from such meetings are appropriately carried out or otherwise addressed.

Article 4
Technology Transfer

4.1 Initial Technology Transfer. Promptly after the Effective Date, but in any event within [***] therefrom, Fulcrum will provide and transfer to Sanofi copies that exist as of the Effective Date of:

(a) all Research results, data, information and Regulatory Submissions, in each case, relating to the Development of the Licensed Compounds and Licensed Products, (b) the Fulcrum Materials and (c) copies of the documents, in the case of clauses (a) and (c), within the Fulcrum Know-How, and in the case of clauses (a) and (b), as set forth in Schedule 4.1 (Initial Technology Transfer) (the “Initial Technology Transfer”). Fulcrum may make the foregoing in clauses (a) through (c) available in such reasonable form as maintained by Fulcrum.

4.2 Continuing Technology Transfer. Following the Initial Technology Transfer for the Licensed Compounds and Licensed Products, Fulcrum will provide to the JSC in advance of the last JSC meeting for each Calendar Quarter a summary of any additional Fulcrum Know-How and Fulcrum Materials developed by Fulcrum or its Affiliates since the previous quarterly disclosure. Upon Sanofi’s reasonable request during the Term, Fulcrum will make available to Sanofi all such Fulcrum Know-How and Fulcrum Materials in Fulcrum’s possession and not previously provided to Sanofi hereunder (the “Continuing Technology Transfer,” and together with the Initial Technology Transfer, the “Technology Transfer”).

4.3 Assistance. Fulcrum will, and will cause its Affiliates to, reasonably cooperate with Sanofi and its designees and provide assistance to Sanofi and its designees to transition to Sanofi and its designees the Research, Development, Manufacture, Commercialization and other Exploitation of each Licensed Compound and Licensed Product, as and to the extent reasonably requested by Sanofi. Without limiting the foregoing, Fulcrum will: (a) provide Sanofi and its designees assistance with respect to Research and Development (including regulatory) transition matters related to such Licensed Compounds or Licensed Products; and (b) provide Sanofi and its designees with reasonable access by teleconference (or, to the extent reasonably requested by Sanofi, in-person meetings) to Fulcrum personnel and personnel of Fulcrum’s Affiliates and will use Commercially Reasonable Efforts to provide reasonable access to Third Party contractors involved in Research or Development (including regulatory) matters related to such Licensed Compounds or Licensed Products to assist with the transition and answer questions related to such Licensed Compounds or Licensed Products.

4.4 Technology Transfer Costs. Fulcrum (a) will conduct the Technology Transfer and (b) will provide assistance in connection with such Technology Transfer as set forth in Section 4.3 (Assistance), in each case ((a) and (b)), at no cost to Sanofi until and unless [***] hours of assistance have been provided by Fulcrum, after which time Sanofi will reimburse Fulcrum for Internal Costs and External Costs, in each case, reasonably incurred by or on behalf of Fulcrum in connection with such Technology Transfer within [***] after receiving Fulcrum’s invoice therefor.

Article 5
Development

5.1 Development Obligations. Fulcrum will use Commercially Reasonable Efforts to [***]. Without limiting Fulcrum’s rights under Section 14.2 (Termination for Material Breach) to terminate this Agreement in its entirety but notwithstanding any other provision in this Agreement, [***]. Each Party will conduct all Development activities for which it is responsible under this Agreement in a good scientific manner, in accordance with GLP and GCP, as applicable, and in compliance with Professional Requirements and Applicable Law.

5.2 Initial Global Development Plan. The initial global development plan and corresponding budget for the Licensed Compounds and Licensed Products is set forth on Schedule 5.2 (Initial Global Development Plan and Budget) (such global development plan attached as of signing, the “Initial Global Development Plan” and as it may be modified in accordance with the terms and conditions of this Agreement, the “Global Development Plan” and such corresponding budget, the “Global Development Budget”). The Initial Global Development Plan includes (and will at all times include): (a) all Research and Development activities for the Licensed Compounds and Licensed Products other than (i) Research or Development activities that are solely intended to support obtaining or maintaining Regulatory Approval or label expansion of the Licensed Compounds and Licensed Products in the Sanofi Territory (such excluded Research and Development activities in clause (i), “Sanofi Independent Development Activities”) and (ii) Research or Development activities that are solely intended to support obtaining or maintaining Regulatory Approval or label expansion of the Licensed Compounds and Licensed Products in the Fulcrum Territory (such excluded Research and Development activities in clause (ii), “Fulcrum Independent Development Activities”), (b) the allocation of responsibilities between the Parties for all activities under the Global Development Plan, and (c) the estimated timelines for all activities under the Global Development Plan. The Global Development Budget also includes (and will at all times include) a detailed written budget for the performance of the activities under the Global Development Plan for the current Calendar Year and at least [***] subsequent Calendar Years, broken down by Calendar Year; provided that, with respect to the Global Development Budget included in the Initial Global Development Plan, the budget for the performance of any Clinical Trials that are identified as “Open Budget Studies” in the Global Development Budget included in the Initial Global Development Plan (each such Clinical Trial, an “Open Budget Study”) will be reviewed, discussed, and approved by the JSC promptly after the Effective Date.

5.3 Changes to the Global Development Plan.

5.3.1 Additional Activities under Global Development Plan. Except as otherwise set forth in Section 5.3.2 (Development of Additional Licensed Compounds):

(a) Either Party (the “Proposing Party”) may, from time to time during the Term, submit to the JDC any proposed update to (i) the Global Development Plan to include additional Research and Development activities (or to otherwise update the Research and Development activities) for the Licensed Compounds and Licensed Products other than Sanofi Independent Development Activities or Fulcrum Independent Development Activities and (ii) the Global Development Budget to correspond with any changes to the Global Development Plan contemplated in the foregoing clause (i) (any such additional Research and Development activity, “Additional Activity”). The JDC will review, discuss, and determine whether to approve each update with respect to an Additional Activity to the Global Development Plan and the Global Development Budget and will submit any such update to the JSC to review, discuss, and determine whether to approve.

(b) If approved by the JDC and JSC (as applicable), each update with respect to the applicable Additional Activity to the Global Development Plan or the Global Development Budget will become effective and supersede the previous Global Development Plan or Global Development Budget, as applicable, as of the date of such approval or at such other time as decided by the JSC.

(c) If the JDC and JSC (as applicable) do not approve an Additional Activity, then:

(i) The Proposing Party may conduct the Additional Activity, at its sole expense, as part of the Sanofi Independent Development Plan or Fulcrum Independent Development Plan, as applicable; provided, that such

Additional Activity is consistent at all times with the Global Development Plan, conducted in compliance with all Applicable Laws (including GLP, GCP, and GMP, as applicable), and would not have a Material Adverse Effect with respect to Sanofi if the Proposing Party is Fulcrum and Fulcrum if the Proposing Party is Sanofi.

(ii) The Proposing Party shall keep the non-Proposing Party reasonably informed as to the progress of the Additional Activity, including by providing updates on the progress of such Additional Activity at each JDC meeting in accordance with Section 5.8 (Development Reports).

(iii) Any information, data or other Know-How arising out of such Additional Activity will not be included as “Sanofi Know-How” under this Agreement if the Proposing Party is Sanofi or as “Fulcrum Know-How” if the Proposing Party is Fulcrum, in each case, unless the non-Proposing Party pays for such right under Section 5.3.1(c)(iv) (Additional Activities under Global Development Plan).

(iv) The non-Proposing Party will have the right, but not the obligation, to obtain access to and use of any information, data and other Know-How arising out of such Additional Activity on payment to the Proposing Party of an amount equal to [***] of its equal share of the actual Internal Costs and External Costs incurred by the Proposing Party or any of its Affiliates in connection with the Additional Activity (which costs, for clarity, shall thereafter be deemed Eligible Global Development Costs) as set forth in Section 5.7 (Development Cost Sharing).

5.3.2 Development of Additional Licensed Compounds. If at any time during the Term either Party or its Affiliates identifies any compound within its Control that it in good faith believes is reasonably likely to constitute a Licensed Compound (whether in the performance of its obligations under this Agreement or otherwise) (such compound, the “Additional Compound”), such Party shall promptly notify the JDC, which notice shall include a brief explanation as to how such Additional Compound was Developed and the basis of such Party’s belief that such Additional Compound may constitute a Licensed Compound. The JDC will review, discuss, and determine whether to amend (i) the Global Development Plan to add the Research and Development activities necessary to support further Research and Development of such Additional Compound and (ii) the Global Development Budget to correspond with any changes to the Global Development Plan contemplated in the foregoing clause (i) (such activities, the “Additional LC Activities”), and will submit any such updates to the JSC. The JSC will review, discuss, and determine whether to approve the inclusion of any such Additional LC Activities in the Global Development Plan and Global Development Budget.

5.4 Sanofi Step-In Right under Global Development Plan. In the event that (a) Sanofi provides written notice to Fulcrum that (i) Sanofi reasonably believes Fulcrum is in material breach of or Material Delay with respect to its obligations under the Global Development Plan as a whole (which notice shall describe in reasonable detail reasons and facts in support of such belief), and (ii) Fulcrum fails to cure such breach or delay (or provides reasonably satisfactory evidence showing that Fulcrum is not in such breach or delay) within [***] from the date of Sanofi’s notice of such breach or delay, or (b) [***], then Sanofi may elect by written notice to Fulcrum to assume the relevant activities originally assigned to Fulcrum under the Global Development Plan (the “

Step-In Activities”). In such case, the Parties will coordinate on transfer activities necessary or reasonably useful to enable Sanofi to assume such Step-In Activities (with the reasonable External Costs of such transfer activities to be borne by Fulcrum), including:

5.4.1 to the extent in Fulcrum’s possession, transferring any quantities of Licensed Compound or Licensed Product, and Fulcrum Materials, as needed,

5.4.2 to the extent in possession of any Affiliates or subcontractors acting on behalf of Fulcrum under this Agreement as of the Effective Date or during the Term, directing such Affiliates or subcontractors to transfer any quantities of Licensed Compound or Licensed Product, and Fulcrum Materials, as needed, and

5.4.3 making available to Sanofi copies of all Regulatory Submissions and all information, data or other Know-How Controlled by Fulcrum not already provided to Sanofi that would enable Sanofi or its designee to perform such Step-In Activities.

In the event that Sanofi elects the step-in remedy pursuant to this Section 5.4 (Sanofi Step-In Right under Global Development Plan), then such remedy will be Sanofi’s sole and exclusive remedy with respect to the applicable material breach or Material Delay that gave rise to Sanofi’s right to elect such remedy, except that amounts incurred by Sanofi or its Affiliates in connection with such Step-In Activities shall be subject to cost sharing in accordance with Section 5.7 (Development Cost Sharing) to the extent such amounts are consistent with the then-current Global Development Budget for such Step-In Activities. Notwithstanding the foregoing, any material breach by Fulcrum as a result of a Force Majeure Event will not trigger Sanofi’s step-in remedy under this Section 5.4 (Sanofi Step-In Right under Global Development Plan). For the purposes of Collaboration Technology ownership under this Agreement, all Collaboration Technology solely invented, developed or generated by or behalf of Sanofi or its Affiliates due to its exercise of the step-in right under this Section 5.4 (Sanofi Step-In Right under Global Development Plan) shall be owned by Sanofi, subject to Section 2.2 (License Grants to Fulcrum).

5.5 Sanofi Independent Development Plan. Within [***] following the Effective Date, Sanofi will prepare and submit to the JDC a plan setting forth (a) all Sanofi Independent Development Activities and (b) the estimated timelines for performing and completing such activities (the “Sanofi Independent Development Plan”). The JDC will review, discuss, and determine whether to approve the initial Sanofi Independent Development Plan. At least annually during the Term (and more frequently as may be necessary), Sanofi will prepare an update to the Sanofi Independent Development Plan to include the Sanofi Independent Development Activities to be conducted during the upcoming Calendar Year (or otherwise update such Research and Development activities). The JDC will review, discuss, and determine whether to approve each update to the Sanofi Independent Development Plan. Once approved by the JDC, the Sanofi Independent Development Plan and each update thereto will become effective and, in the case of an update, supersede the previous Sanofi Independent Development Plan as of the date of such approval or at such other time as decided by the JDC. Notwithstanding the foregoing or anything to the contrary in this Agreement, the Sanofi Independent Development Plan will not include Research and Development activities in the Global Development Plan.

5.6 Fulcrum Independent Development Plan. Within [***] following the Effective Date, Fulcrum will prepare and submit to the JDC a plan setting forth (a) all Fulcrum Independent Development Activities and (b) the estimated timelines for performing and completing such activities (the “Fulcrum Independent Development Plan”). The JDC will review, discuss, and determine whether to approve the initial Fulcrum Independent Development Plan. At least annually during the Term (and more frequently as may be necessary), Fulcrum will prepare an update to the Fulcrum Independent Development Plan to include the Fulcrum Independent Development Activities to be conducted during the upcoming Calendar Year (or otherwise update such Research and Development activities). The JDC will review, discuss, and determine whether to approve each update to the Fulcrum Independent Development Plan. Once approved by the JDC, the Fulcrum Independent Development Plan and each update thereto will become effective and, in the case of an update, supersede the previous Fulcrum Independent Development Plan as of the date of such approval or at such other time as decided by the JDC. Notwithstanding the foregoing or anything to the contrary in this Agreement, the Fulcrum Independent Development Plan will not include Research and Development activities in the Global Development Plan.

5.7 Development Cost Sharing.

5.7.1 Eligible Global Development Costs. The Parties [***] all Eligible Global Development Costs in accordance with the procedures set forth in this Section 5.7.1 (Eligible Global Development Costs); provided, however, if the Global Development Costs incurred by a Party in conducting an activity assigned to it in the Global Development Plan exceed the Eligible Global Development Costs (“Budget Overrun”), then such incurring Party will be solely responsible for the amount of Budget Overrun and such Budget Overrun shall be excluded from the Eligible Global Development Costs, unless the JDC otherwise agrees that the Parties will [***] amount. No later than [***] after the end of each Calendar Quarter, each Party will deliver to the other Party a written report of the Eligible Global Development Costs incurred by or on behalf of such Party during such Calendar Quarter, together with reasonable supporting documentation (for Fulcrum, the “Fulcrum Development Cost Share Notice” and for Sanofi, the “Sanofi Development Cost Share Notice”). For each Calendar Quarter:

(a) Fulcrum True-Up. If the amount set forth in the Sanofi Development Cost Share Notice exceeds fifty percent (50%) of the total Eligible Global Development Costs reported by both Parties in their respective cost share notices for a particular Calendar Quarter, then no later than [***] after Fulcrum’s receipt of the Sanofi Development Cost Share Notice for such Calendar Quarter and an invoice therefor, Fulcrum will make a balancing payment to Sanofi equal to [***] of the total Eligible Global Development Costs reported by both Parties in their respective cost share notices minus the amount set forth in Fulcrum Development Cost Share Notice, such that each Party bears [***]of the aggregate Eligible Global Development Costs incurred by or on behalf of the Parties in the performance of the Global Development Plan during such Calendar Quarter.

(b) Sanofi True-Up. If the amount set forth in the Fulcrum Development Cost Share Notice exceeds fifty percent (50%) of the total Eligible Global Development Costs reported by both Parties in their respective cost share notices for a particular Calendar Quarter, then no later than [***] after Sanofi’s receipt of the Fulcrum Development Cost Share Notice for such Calendar Quarter and an invoice therefor, Sanofi will make a balancing payment to Fulcrum equal to [***] of the total Eligible Global Development Costs reported by both Parties in their respective cost share notices minus the amount set forth in Sanofi Development Cost Share Notice, such that [***] of the aggregate Eligible Global Development Costs incurred by or on behalf of the Parties in the performance of the Global Development Plan during such Calendar Quarter.

5.7.2 Sanofi Independent Development Activities. Subject to Section 5.3.1(c)(iii) (Additional Activities under Global Development Plan), Sanofi will be solely responsible for all costs and expenses incurred in connection with the performance of all Sanofi Independent Development Activities.

5.7.3 Fulcrum Independent Development Activities. Subject to Section 5.3.1(c)(iii) (Additional Activities under Global Development Plan), Fulcrum will be solely responsible for all costs and expenses incurred in connection with the performance of all Fulcrum Independent Development Activities.

5.8 Development Reports. At each JDC meeting, Fulcrum and Sanofi will each provide the JDC with a written summary of the activities conducted by or on behalf of such Party under, as applicable, the Global Development Program, the Sanofi Independent Development Program and the Fulcrum Independent Development Program since the last JDC meeting, including patient enrollment and the ongoing status of all Clinical Trials under the applicable plan. Each Party will also promptly provide written notice to the other Party, through the JDC or Alliance Managers, of any significant Research and Development events under the Global Development Program, the Sanofi Independent Development Program or the Fulcrum Independent Development Program that the reporting Party reasonably believes materially impacts the Research or Development activities of the other Party under this Agreement or is otherwise of interest to the other Party.

5.9 Development Records. Each Party and its Affiliates will maintain written or electronic records, in sufficient detail, in a good scientific manner (in accordance with GLP, GCP, and GMP, as applicable), and appropriate for regulatory and patent purposes, and that are complete and accurate in all material respects and reflect all Research and Development work performed and results achieved, in each case, by or on behalf of such Party and its Affiliates under the Global Development Program, the Sanofi Independent Development Program and the Fulcrum Independent Development Program.

Article 6
REGULATORY AFFAIRS

6.1 Regulatory Responsible Party. Prior to the Regulatory Responsibility Transfer Date, Fulcrum will be the Regulatory Responsible Party for the Licensed Products in the Territory. On and after the Regulatory Responsibility Transfer Date, Fulcrum will be the Regulatory Responsible Party for Licensed Products in the Fulcrum Territory, and Sanofi will be the Regulatory Responsible Party for the Licensed Products in the Sanofi Territory; provided, however, if a Party or its Affiliate, Sublicensee or subcontractor is sponsoring a Clinical Trial, such Party will the Regulatory Responsible Party for such Clinical Trial and will own all Regulatory Submissions for such Clinical Trial, except that Fulcrum will transfer ownership of any Regulatory Submissions for Clinical Trials conducted in the Sanofi Territory under the Global Development Plan in accordance with the succeeding sentence. Promptly, but in any event no later than [***] after the Effective Date, on a Licensed Product-by-Licensed Product basis, (a) unless not permitted by Applicable Law, Fulcrum will transfer ownership to Sanofi of all Regulatory Submissions (including the IND) with respect to a Licensed Product in the Sanofi Territory (including by providing true, accurate and complete electronic copies thereof to Sanofi); provided that Fulcrum will not transfer ownership of any Regulatory Submissions required for the conduct of the Fulcrum Sponsored Clinical Trials until, on a Clinical Trial-by-Clinical Trial basis, a Fulcrum Sponsored Clinical Trial is completed and Fulcrum’s ownership of such Regulatory Submissions is no longer reasonably necessary to conduct and complete such Fulcrum Sponsored Clinical Trial and (b) within [***] following the completion of all activities set forth in the foregoing clause (a), Fulcrum will send a letter to each

Regulatory Authority as applicable to a specific country or jurisdiction to record and notify such Regulatory Authority of the transfer of ownership to Sanofi of all Regulatory Submissions with respect to the relevant Licensed Product in the Sanofi Territory (the date when all activities set forth in the foregoing clauses (a) and (b) under this Section 6.1 (Regulatory Responsible Party) are completed, each, a “Regulatory Responsibility Transfer Date”). In the event the transfer of ownership or assignment of any Regulatory Submissions is not permitted under Applicable Law, Fulcrum will hold such Regulatory Submissions in trust for, or for the sole benefit of, Sanofi. Subject to this Section 6.1 (Regulatory Responsible Party), effective from and after each Regulatory Responsibility Transfer Date, all Regulatory Submissions and Regulatory Approvals in the Sanofi Territory with respect to the relevant Licensed Product after the Regulatory Responsibility Transfer Date will be owned by and held in the name of Sanofi. For clarity, Fulcrum will not have any responsibility to transfer any Regulatory Submissions to Sanofi for any Clinical Trial conducted under the Fulcrum Independent Development Plan.

6.2 Collaboration With Respect to Regulatory Interactions.

6.2.1 Correspondence. The Regulatory Responsible Party will provide the other Party with (a) copies of any material written correspondence submitted to or received from the EMA, national health authorities within the E.U., FDA and MHLW, and (b) summaries of any material oral communications with the EMA, national health authorities within the E.U., FDA and MHLW, in each case ((a) and (b)), relating to Regulatory Submissions for the Licensed Products in such jurisdiction or country, reasonably promptly after receipt or delivery by such Regulatory Responsible Party of such correspondence or communication, as the case may be (but in any event, no later than [***] after receipt or delivery).

6.2.2 Regulatory Responsibility. The Regulatory Responsible Party will be responsible for, and will have final decision-making authority on the content of, all Regulatory Submissions, communications, and other dealings with the Regulatory Authorities relating to the Licensed Products in the applicable jurisdictions for which such Party is the Regulatory Responsible Party. The Regulatory Responsible Party will not be required to delay any submission, correspondence, or communication with any Regulatory Authorities in a manner that affects such Regulatory Responsible Party’s ability to comply with any Regulatory Authority requirement or deadline or Applicable Law in such jurisdiction.

6.3 Regulatory Meetings. The applicable Regulatory Responsible Party will provide the other Party with as much advance notice as practicable under the circumstances, but in no event less than [***], to the extent practicable, notice for any meetings pertaining to Regulatory Submissions for the Licensed Products (to the extent such meetings are scheduled in advance) with the EMA, MHRA, FDA, and the MHLW, to the extent not prohibited by Applicable Law or the applicable Regulatory Authority. Unless otherwise prohibited under Applicable Law or by the relevant Regulatory Authority, the other Party will have the right to have its representatives attend all such meetings (other than any such meetings with the MHLW), with the specific number of representatives to be agreed upon by the Parties based on the agenda topics for such meetings and any requirements under Applicable Law, but in any event, no more than [***], with the goal of ensuring that the necessary subject matter experts from each Party attend any such meeting. Upon the other Party’s request, the Regulatory Responsible Party will include the other Party in the preparation and strategy for substantive meetings with the EMA, MHRA, FDA, and the MHLW and in any discussions and actions relating to the outcome thereof. The Regulatory Responsible Party will take the lead and be primarily responsible for interactions with Regulatory Authorities at any such meeting attended by representatives of each Party. The non-Regulatory Responsible Party (i) will strictly follow the Regulatory Responsible Party’s instructions with respect to any such meeting that it attends and (ii) will not discuss the contents of any such meeting with any Third Party or Regulatory Authority except as required by Applicable Law or authorized by the Regulatory Responsible Party in writing.

6.4 Regulatory Submissions. Each Party will provide the other Party with a copy of all proposed material Regulatory Submissions to be filed with or submitted to EMA, national health authorities within the E.U., FDA and MHLW for the other Party’s review and comment sufficiently in advance of such Party’s filing or submission thereof (provided that such Party will have the right to redact or remove from such Regulatory Submissions any business sensitive or proprietary information of such Party, its Affiliates or Sublicensees contained in such Regulatory Submissions), and the submitting Party will make a good faith effort to incorporate comments received from the other Party into such Regulatory Submissions. In addition, the Regulatory Responsible Party will provide the other Party with written notice of each of the following events with regard to each Licensed Product, within a reasonable period of time (and prior to public disclosure of such event by the Regulatory Responsible Party) following the occurrence of: (i) the submission of any MAA filings of such Licensed Product to any Regulatory Authority, and (ii) receipt of Regulatory Approval or denial of any MAA for such Licensed Product (or inquiries from the applicable Regulatory Authority related to the MAA process).

6.5 Inspections. The Regulatory Responsible Party shall notify the other Party of any inspections of the Regulatory Responsible Party or any of its Affiliates, Sublicensees or subcontractors conducted by any Regulatory Authority and any related findings to the extent that such inspections relate to the activities conducted under this Agreement.

6.6 Cooperation. The Parties will cooperate with each other to achieve the regulatory objectives contemplated herein in a timely, accurate, and responsive manner. The non-Regulatory Responsible Party will assist the Regulatory Responsible Party, as is reasonably necessary in order for such Regulatory Responsible Party to obtain and maintain each applicable Marketing Authorization Application for the Licensed Products in the Regulatory Responsible Party’s Territory, including in connection with the preparation, filing, and submission of all Regulatory Submissions by such Regulatory Responsible Party, including by providing to the Regulatory Responsible Party, as soon as reasonably practicable, such information and documentation that is in the other Party’s possession and Control, to the extent such information and documentation is reasonably available and necessary or helpful for the Regulatory Responsible Party to prepare a response to an inquiry from a Regulatory Authority in the Regulatory Responsible Party’s purview with respect to a Licensed Product.

6.7 Cost of Regulatory Activities. The Parties will share equally (50:50) all External Costs solely relating to regulatory activities associated with the conduct of Clinical Trials for the Licensed Products included within the Eligible Global Development Costs, and otherwise, the applicable Regulatory Responsible Party will be responsible for the costs incurred by each Party and its Affiliates in connection with the preparation or maintenance of Regulatory Submissions and Regulatory Approvals with respect to the Licensed Products in a given jurisdiction, including any filing fees.

6.8 Right of Reference. Subject to the rules of the relevant Regulatory Authority and the terms of this Agreement, each Party hereby grants to the other Party a “Right of Reference,” as that term is defined in 21 C.F.R. § 314.3(b) (or any successor rule or analogous Applicable Law recognized outside of the United States) to, and a right to copy, access, and otherwise use, all information, data and other Know-How relating to the Licensed Compounds and Licensed Products that are included or referenced in any Regulatory Submission or Regulatory Approval Controlled by the grantor

Party during the Term, for the other Party’s or its Affiliates’ or Sublicensees’ use in the Development and Commercialization of the Licensed Compounds and Licensed Products and to otherwise enable such Party to fulfill its obligations or exercise its rights with respect to Licensed Compounds and Licensed Products, in each case, in accordance with this Agreement. All such information and data contained in any such Regulatory Submissions or Regulatory Approvals will be considered Confidential Information of the grantor Party and subject to the terms of Article 12 (Confidentiality). If requested by the grantee Party, the grantor Party will provide a signed statement to this effect in accordance with 21 C.F.R. § 314.50(g)(3) (or any successor rule or analogous Applicable Law outside of the United States) to give effect to the intent of this Section 6.8 (Right of Reference).

6.9 Pharmacovigilance and Adverse Event Reporting. The Parties will cooperate with regard to the reporting and handling of safety information involving the Licensed Compounds and Licensed Products in accordance with Applicable Law, regulatory requirements, and regulations on pharmacovigilance and clinical safety. The Regulatory Responsible Party for the Licensed Products will be responsible for all processing of information related to any adverse events for such Licensed Product in the applicable jurisdiction, including any information regarding such adverse events that is received from a Third Party. Each Party will provide to the other Party in a timely manner the relevant safety information it receives (either directly or indirectly) related to the Licensed Compounds and Licensed Products. As soon as practicable after the Effective Date, the Parties will negotiate in good faith and enter into a Pharmacovigilance Agreement related to the Licensed Products, which will define the pharmacovigilance responsibilities of the Parties and include (a) safety data exchange procedures governing the exchange of information affecting the Licensed Products (e.g., Serious Adverse Events, emerging safety issues) to enable each Party to comply with all of its legal and regulatory obligations related to such Licensed Product and (b) the terms of transfer of the global safety database from Fulcrum to Sanofi pursuant to Section 6.10 (Global Safety Database).

6.10 Global Safety Database. In accordance with the timeline set forth in the Pharmacovigilance Agreement, Fulcrum shall transfer the global safety database for the Licensed Products to Sanofi pursuant to the Pharmacovigilance Agreement. Thereafter, Sanofi will own and maintain the global safety database for the Licensed Products.

6.11 Recall, Withdrawal, or Field Alerts.

6.11.1 Notification and Determination. If any Governmental Authority threatens in writing or initiates any action to remove a Licensed Product from the market (in whole or in part), or if a Party determines that an event, incident or circumstance has occurred that may result in the need for a recall, withdrawal or field alert of a Licensed Product, then the Party initiating or receiving notice of such recall, withdrawal or field alert will notify the other Party of such communication immediately, but in no event later than [***] after receipt thereof. Notwithstanding the foregoing, in all cases the Regulatory Responsible Party for in a given jurisdiction will determine whether to initiate any recall, withdrawal, or field alert of the Licensed Products in such jurisdiction, including the scope of such recall or withdrawal (e.g., a full or partial recall, or a temporary or permanent recall) or field alert. Before the Regulatory Responsible Party in a certain jurisdiction initiates a recall, withdrawal, or field alert for such Licensed Product in such jurisdiction, the Parties will use reasonable efforts to promptly meet and discuss in good faith the reasons therefor, provided that such discussions will not delay any action that such Regulatory Responsible Party reasonably believes should be taken in relation to any actual or potential recall, withdrawal, or field alert. In the event of any such recall, withdrawal, or field alert, the

Regulatory Responsible Party in the applicable jurisdiction will determine the necessary actions to be taken and will implement such action. Without limiting the foregoing, either Party will have the right to propose that a recall, withdrawal, or field alert for a Licensed Product should be initiated by such Party, but the Regulatory Responsible Party in the applicable jurisdiction will have the right to make the final decision as to whether or not to initiate the recall, withdrawal, or field alert. Notwithstanding any provision to the contrary set forth in this Agreement, if Fulcrum notifies Sanofi of a Manufacturing issue related to a Licensed Product prior to the Sanofi Territory Manufacturing Handover Date that Fulcrum reasonably believes could give rise to a recall, withdrawal, or field alert, then Sanofi, if it is the Regulatory Responsible Party for the applicable Licensed Product in the applicable jurisdiction, will initiate such recall, withdrawal, or field alert in accordance with Fulcrum’s request. The Parties’ rights and obligations under this Section 6.11 (Recalls, Withdrawal or Field Alerts) shall be subject to the terms of any applicable Pharmacovigilance Agreement entered into between the Parties. In the event of a conflict between the provisions of any Pharmacovigilance Agreement, and this Section 6.11 (Recalls, Withdrawal or Field Alerts), the provisions of such Pharmacovigilance Agreement shall govern with respect to the subject matter in this Section 6.11 (Recalls, Withdrawal or Field Alerts).

6.11.2 Cost Allocation. All costs directly associated with implementing a recall, withdrawal, or field alert with respect to a Licensed Product will be allocated between Fulcrum and Sanofi as follows:

(a) in the event, and to the extent, that the recall, withdrawal, or field alert arises as a result of a material breach of this Agreement or other gross negligence by a Party, then such Party will bear all such costs and expenses; and

(b) in all other cases, Fulcrum will be responsible for such costs and expenses for such Licensed Product in the Fulcrum Territory and Sanofi will be responsible for such costs and expenses for such Licensed Product in the Sanofi Territory.

6.12 Additional Activities. Notwithstanding anything contrary to this Agreement, the foregoing Sections 6.2.1 (Correspondence); 6.3 (Regulatory Meetings); 6.4 (Regulatory Submissions); and 6.8 (Right of Reference) shall not apply to any Additional Activity conducted as part of the Sanofi Independent Development Plan or Fulcrum Independent Development Plan.

Article 7
Commercialization

7.1 Commercialization Responsibilities for Licensed Product.

7.1.1 Commercialization in the Fulcrum Territory. Subject to alignment on a Joint Commercialization Strategy under Section 3.4.3(a) (Specific Responsibilities of the JCC), Section 3.1.5(d) (Specific Responsibilities of the JSC) and Section 3.8.2 (Final Decision-Making Authority), Fulcrum and its Affiliates will have sole control over and decision-making authority with respect to the Commercialization of the Licensed Products in the Fulcrum Territory, including, if applicable, whether to seek and maintain any Reimbursement Approval for the Licensed Products in the Fulcrum Territory, at its sole cost and expense.

7.1.2 Commercialization in the Sanofi Territory. Subject to alignment on a Joint Commercialization Strategy under Section 3.4.3(a) (Specific Responsibilities of the JCC), Section 3.1.5(d) (Specific Responsibilities of the JSC) and Section 3.8.2 (Final Decision-Making Authority) and Section 7.3 (Sanofi Commercialization Diligence Obligations), Sanofi and its Affiliates will have sole control over and decision-making authority with respect to the Commercialization of the Licensed Products in the Sanofi Territory, including whether to seek and maintain any Reimbursement Approval for the Licensed Products in the Sanofi Territory, at its sole cost and expense.

7.1.3 Coordination of Commercialization Activities. The Parties will coordinate global Commercialization activities with respect to Commercialization of the Licensed Products in each Party’s Territory through the JCC, as expressly set forth in Section 3.4 (Joint Commercialization Committee) and this Article 7 (Commercialization).

7.2 Pricing. All decisions for the Licensed Products related to list price, targeted net pricing, sales-weighted average discounts and rebates, pricing strategy (including the approach to pricing with different types of accounts and plans, including types of discounts and rebates), and modifications to any of the foregoing, will be made by (a) Fulcrum in the Fulcrum Territory and (b) Sanofi in the Sanofi Territory.

7.3 Sanofi Commercialization Diligence Obligations. Following receipt of Regulatory Approval for a Licensed Product in a Sanofi Major Country, Sanofi will use Commercially Reasonable Efforts to [***]. Without limiting Fulcrum’s rights under Section 14.2 (Termination for Material Breach) to terminate this Agreement in its entirety but notwithstanding any other provision in this Agreement, [***].

7.4 Standards of Conduct; Compliance. Each Party will perform, or will ensure that each of its Affiliates, Sublicensees, and subcontractors perform, all Commercialization activities in a professional and ethical business manner and in compliance with Applicable Law and applicable Professional Requirements.

7.5 Diversion. Neither Party nor its Affiliates will, and each Party will take reasonable measures to ensure that its Third Party Sublicensees and subcontractors do not, either directly or indirectly, promote, market, distribute, import, sell, or have sold any Licensed Product to any Third Party or to any address or internet protocol address or the like outside of such Party’s Territory including via the Internet or mail order. Notwithstanding any provision to the contrary set forth in this Agreement, either Party will have the right to attend, or have its designees attend, conferences and meetings of congresses inside and outside of such Party’s Territory, subject to this Section 7.5 (Diversion). As applicable, (a) in the case of Sanofi, in any country or jurisdiction outside of the Sanofi Territory or in the Sanofi Territory outside of the Field, and (b) in the case of Fulcrum, in any country or jurisdiction outside of the Fulcrum Territory:

7.5.1 such Party and its Affiliates will not engage, nor permit its Third Party Sublicensees and subcontractors to engage, in any advertising or promotional activities relating to any Licensed Product for use directed primarily to customers or other buyers or users of a Licensed Product located in any such country or jurisdiction;

7.5.2 such Party and its Affiliates will not solicit orders from any prospective purchaser located in any such country or jurisdiction;

7.5.3 such Party and its Affiliates may deliver, and shall cause its Third Party Sublicensees and subcontractors to deliver, Licensed Compounds or Licensed Products in such country or jurisdiction solely for Research and Development use as set forth in the Global Development Plan, and either the Sanofi Independent Development Plan or Fulcrum Independent Development Plan, as applicable;

7.5.4 such Party and its Affiliates will not, and will take reasonable measures to cause its Third Party Sublicensees and subcontractors to not, deliver or tender (or cause to be delivered or tendered) any Licensed Product to Third Parties for Commercialization in such country or jurisdiction; and

7.5.5 if either Party or its Affiliates or Sublicensees receive any order for any Licensed Product from a prospective purchaser located in any such country or jurisdiction, then such Party will immediately refer that order to the other Party or its designee and will not accept any such orders.

Article 8
Manufacturing

8.1 Responsibility.

8.1.1 Fulcrum Manufacturing. Fulcrum will have sole control over and decision-making authority with respect to, at its cost and expense, the Manufacture of (a) all supplies of the Licensed Compounds and Licensed Products required for Fulcrum’s activities under the Global Development Plan and the Fulcrum Independent Development Plan (including the activities of Fulcrum’s Affiliates and Sublicensees) and (b) all supplies of the Licensed Products for Commercialization purposes in the Fulcrum Territory. Additionally, and as set out more fully in the Global Development Plan, Fulcrum will develop drug substance and drug product processes for the Licensed Compounds and Licensed Products to enable Regulatory Approval from the EMA and other Regulatory Authorities in the Sanofi Territory and the Parties will share the costs of such activities in accordance with Section 5.7.1 (Eligible Global Development Costs).

8.1.2 Sanofi Manufacturing. From and after the date on which Sanofi’s Manufacturing facility (or the Manufacturing facility of a CMO engaged by Sanofi) is qualified to Manufacture the Licensed Products (such date, the “Sanofi Territory Manufacturing Handover Date”), Sanofi will have sole responsibility for (subject to the Supply Agreement) control and decision-making authority with respect to, at its cost and expense, the Manufacture of (a) all supplies of the Licensed Compounds and Licensed Products required for Sanofi’s activities under the Global Development Plan and the Sanofi Independent Development Activities and (b) all supplies of the Licensed Products for Commercialization purposes in the Sanofi Territory. A Manufacturing facility will be deemed “qualified” under the preceding sentence only if (i) such facility has been approved by the EMA for Manufacture of Licensed Compounds and Licensed Products, and (ii) with respect to the Manufacturing facility of a CMO, that supply and quality agreements have been executed between Sanofi and such CMO. For clarity, until the Sanofi Territory Manufacturing Handover Date, Sanofi (itself or through Third Parties) may also conduct CMC activities with respect to Licensed Compounds and Licensed Products, at its sole cost and expense, and shall include in the Sanofi Independent Development Plan the start and projected end dates for such activities (but for clarity, not the details of such activities).

8.2 Supply Agreement. If Sanofi needs any Licensed Compound or Licensed Product for (a) Development activities assigned to it under the Global Development Plan or the Sanofi Independent Development Plan prior to the Sanofi Territory Manufacturing Handover Date or, (b) Clinical Trials sponsored by Sanofi or its Affiliates under the Global Development Plan or the Sanofi Independent Development Plan following the Sanofi Territory Manufacturing Handover Date, or (c) Sanofi’s Commercialization of Licensed Compounds or Licensed Products in the Sanofi Territory until the Sanofi Territory Manufacturing Handover Date, then the Parties will negotiate in good faith and enter into a supply agreement on reasonable and customary terms under which Fulcrum will Manufacture and supply Sanofi with any Licensed Compound and Licensed Product in bulk unlabeled form that is necessary for Sanofi to conduct its activities under the Sanofi Independent Development Plan and Global Development Plan (if any) and Commercialize Licensed Compounds and Licensed Products in the Sanofi Territory until the Sanofi Territory Manufacturing Handover Date (the “Supply Agreement”), and a related quality agreement, which agreements will govern the terms and conditions of the Manufacturing and supply of the Licensed Compounds or Licensed Products. The Supply Agreement will contain terms and conditions consistent with the principles set forth on Schedule 8.2 (Supply Agreement Term Sheet).

8.3 Manufacturing Technology Transfer. At Sanofi’s request, Fulcrum will, and will cause its Affiliates to, no later than [***] following such request, make available to Sanofi all Fulcrum Know-How and Fulcrum Materials (including analytical reference standards and raw data upon request of Sanofi) Controlled by Fulcrum or any of its Affiliates that are necessary or reasonably useful to enable Sanofi or its Affiliates to Manufacture (or have Manufactured) the Licensed Compounds and Licensed Products (such Fulcrum Know-How, the “Fulcrum Manufacturing Technology” and such activities, the “Manufacturing Technology Transfer”). Any materials provided by Fulcrum in connection with the transfer of the Fulcrum Manufacturing Technology will remain the sole property of Fulcrum, and Sanofi will (a) use such materials only in the fulfillment of obligations or exercise of rights under this Agreement, and (b) not use such Fulcrum Manufacturing Technology or materials or deliver the same to any Third Party, other than CMOs or permitted Sublicensees used in connection with Manufacturing, without Fulcrum’s prior written consent, not to be unreasonably withheld, conditioned, or delayed. For purposes of the transfer of the Fulcrum Manufacturing Technology, the Parties may enter into a manufacturing technology transfer agreement, which will also provide for reasonable technical assistance and support by Fulcrum to Sanofi to enable Sanofi to Manufacture, or have Manufactured by a CMO engaged by Sanofi, the Licensed Compounds and Licensed Products (“Manufacturing Technology Transfer Agreement”). Fulcrum will (i) conduct the Manufacturing Technology Transfer at Fulcrum’s sole cost and expense and (ii) provide support in connection with such Manufacturing Technology Transfer (including under any Manufacturing Technology Transfer Agreement), in each case ((i) and (ii)), at no cost to Sanofi for the [***] hours of activities and thereafter Fulcrum shall be reimbursed by Sanofi for all Internal Costs and External Costs it incurs in connection with such support within [***] of Sanofi’s receipt of invoice from Fulcrum.

8.4 Manufacturing Audit Right by Sanofi. During normal business hours and upon reasonable written notice to Fulcrum, and without limiting Section 8.5 (Observation by Sanofi), (a) Fulcrum will, and will cause any of its CMOs to, provide Sanofi with the opportunity to inspect all records of Fulcrum or its Affiliates or CMOs (as applicable) that have been generated in connection with the Manufacture of Licensed Compounds and Licensed Products by or on behalf of Fulcrum, and (b) Fulcrum will, and will cause its Affiliates and CMOs to, provide Sanofi with the opportunity to visit the offices and laboratories of Fulcrum or any of its CMOs to discuss with Fulcrum (or such CMO) the Manufacture of Licensed Compounds and Licensed Products in further detail, in each case ((a) and (b)), for the sole purpose of conducting a technical manufacturing audit with respect to the Manufacture of the Licensed Compounds and Licensed Products. In the event that the results of such audit reveal any deficiencies or other areas of remediation with respect to the Manufacture of Licensed Compounds or Licensed Products, then Sanofi shall notify Fulcrum in writing of the foregoing, and Fulcrum will (and, to the extent applicable, will cause any of its CMOs to) use diligent efforts to remediate any such deficiencies within [***] after Fulcrum’s receipt of such notice. Notwithstanding the foregoing, any obligations that Fulcrum has under this Section 8.4 (Manufacturing Audit Right by Sanofi) with respect to any of its CMOs will be subject to Fulcrum’s rights and obligations under the applicable agreement between Fulcrum and such CMOs; provided, that Fulcrum will use Commercially Reasonable Efforts to ensure that any such agreement executed after the Effective Date for the Manufacture of commercial supply of Licensed Compounds or Licensed Products permits Sanofi to exercise the audit rights set forth in this Section 8.4 (Manufacturing Audit Right by Sanofi).

8.5 Observation by Sanofi. In connection with the Manufacture of Licensed Products conducted by or on behalf of Fulcrum in accordance with Section 8.1.1 (Fulcrum Manufacturing), Fulcrum will provide Sanofi with the opportunity, upon Sanofi’s reasonable request, for Sanofi’s representatives to observe the Manufacturing processes and procedures for the Licensed Compounds and Licensed Products for the purpose of enabling Sanofi (or a CMO designated by Sanofi) to Manufacture the Licensed Compounds and Licensed Products pursuant to Section 8.3 (Manufacturing Technology Transfer). If Fulcrum utilizes a CMO for the Manufacture of any Licensed Compounds or Licensed Products, then Fulcrum will use commercially reasonable efforts to enable Sanofi to exercise its observational rights under this Section 8.5 (Observation by Sanofi) with respect to any Manufacturing activities for the Licensed Compounds and Licensed Products being conducted by such CMO.

Article 9
PAYMENTS

9.1 Upfront Payment. In consideration of the licenses, rights and privileges granted by Fulcrum to Sanofi hereunder and subject to the terms and conditions of this Agreement, Fulcrum will invoice Sanofi promptly on or after the Effective Date, and Sanofi will pay to Fulcrum no later than [***] following the receipt of such invoice, by wire transfer of immediately available funds, a one-time, non-refundable, non-creditable upfront payment of Eighty Million Dollars ($80,000,000) (the “Upfront Payment”), in accordance with wire instructions to be provided by Fulcrum to Sanofi in writing together with such invoice.

9.2 Milestone Payments.

9.2.1 Regulatory Milestones. No later than [***] after the earliest achievement of each regulatory milestone event set forth in Table 9.2.1 below for the first Licensed Product, Sanofi will notify Fulcrum thereof. Following Fulcrum’s receipt of such notice from Sanofi, Fulcrum will invoice Sanofi for the corresponding regulatory milestone payment set forth in Table 9.2.1 (the regulatory milestone events set forth in Table 9.2.1, the “Regulatory Milestone Events” and the regulatory milestone payments set forth in Table 9.2.1, the “Regulatory Milestone Payments”), and Sanofi will pay to Fulcrum the applicable Regulatory Milestone Payment within [***] after receipt of such an undisputed invoice by wire transfer of immediately available funds. Each of the Regulatory Milestone Payments is payable only the first time the corresponding Regulatory Milestone Event is achieved, regardless of the number of times the applicable Regulatory Milestone Event is achieved. For clarity, no Regulatory Milestone Payment will be payable for subsequent or repeated achievements of the same Regulatory Milestone Event. If Sanofi achieves the second or third Regulatory Milestone Event without the prior achievement of the first Regulatory Milestone Event, then Sanofi will pay to Fulcrum the first Regulatory Milestone Payment at the same time as Sanofi pays the applicable Regulatory Milestone Payment due upon achievement of such later Regulatory Milestone Event. For example, if Regulatory Milestone Event #1 in Table 9.2.1 has not been achieved at the time Regulatory Milestone Event #2 in Table 9.2.1 is achieved, then Sanofi will pay to Fulcrum the Regulatory Milestone Payment to be made with respect to such Regulatory Milestone Event #1 at the same time as Sanofi pays the Regulatory Milestone Payment due upon achievement of such Regulatory Milestone Event #2.

Table 9.2.1 –Regulatory Milestones
Regulatory Milestone Event	Regulatory Milestone Payment (in U.S. Dollars)
1. [***]	[***]
2. [***]	[***]
3. [***]	[***]

9.2.2 Sales Milestones. No later than [***] after each Calendar Year in which one or more sales milestone events set forth below is achieved based on the Net Sales for all Licensed Products, in the aggregate, in the Sanofi Territory, Sanofi will notify Fulcrum thereof in the last Royalty Report for such Calendar Year as described in Section 9.3.3(a) (Royalty Report). Following Fulcrum’s receipt of such notice, Fulcrum will invoice Sanofi for the corresponding sales milestone payment, as set forth below (the sales milestone events set forth in Table 9.2.2, the “Sales Milestone Events” and the sales milestone payments set forth in Table 9.2.2, the “Sales Milestone Payments”), and Sanofi will pay the applicable Sales Milestone Payment within [***] after receipt of such an undisputed invoice by wire transfer of immediately available funds. Each of the Sales Milestone Payments is payable only the first time the corresponding Sales Milestone Event is achieved, regardless of the number of times the applicable Sales Milestone Event is achieved. For clarity, no Sales Milestone Payment will be payable for subsequent or repeated achievements of the same Sales Milestone Event. If in a given Calendar Year during the Term more than one of the Sales Milestone Events is achieved, then Sanofi will pay to Fulcrum a separate Sales Milestone Payment with respect to each such Sales Milestone Event that is achieved for the first time in such Calendar Year.

Table 9.2.2 – Sales Milestones
Sales Milestone Event	Sales Milestone Payment (in U.S. Dollars)
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]

9.3 Royalties.

9.3.1 Royalty Payments. In consideration of the licenses, rights and privileges granted by Fulcrum to Sanofi hereunder and subject to the terms and conditions of this Agreement, Sanofi will pay to Fulcrum, on a Licensed Product-by-Licensed Product and country-by-country basis, royalties based on the Net Sales of a Licensed Product by Sanofi and its Affiliates and Sublicensees in the Sanofi Territory at the rates set forth in Table 9.3.1 below (the “Royalties”) during the Royalty Term (the royalty payments made pursuant to this Section 9.3.1 (Royalty Payments), the “Royalty Payments,” and the rates set forth in Table 9.3.1, the “Royalty Rates”).

Table 9.3.1– Royalty Rates for the Licensed Products
Calendar Year Net Sales of a Licensed Product in the Sanofi Territory	Royalty Rate
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]

By way of example only, if Sanofi receives [***] in Net Sales of a Licensed Product during a given Calendar Year, then Sanofi would owe Fulcrum a royalty of [***].

9.3.2 Royalty Reduction.

(a) Patent Expiration Step-Down. Subject to Section 9.3.2(d) (Royalty Reductions Floor; Carry Forward), on a Licensed Product-by-Licensed Product and country-by-country basis, if a Licensed Product is sold in a country in the Sanofi Territory during the applicable Royalty Term at a time when there is no Valid Claim of a Royalty Bearing Patent in such country, the Royalties payable by Sanofi with respect to the Net Sales of such Licensed Product in such country will be reduced by [***].

(b) Generic Competition. On a Licensed Product-by-Licensed Product and country‑by‑country basis, during the applicable Royalty Term for such Licensed Product, if in a Calendar Quarter following the first Calendar Quarter in which Generic Competition first occurs in such country (such first Calendar Quarter, the “Launch Quarter”) the average quarterly Net Sales of such Licensed Product in such country decline by the percentage set forth in (a)-(c) in Table 9.3.2(b) below in this Section 9.3.2(b) (Generic Competition) relative to the average Net Sales of such Licensed Product in such country occurring during the [***] consecutive Calendar Quarters immediately preceding the Launch Quarter, then, thereafter, the then-applicable Royalty Rate payable with respect to annual Net Sales of such Licensed Product pursuant to this Section 9.3 (Royalties) in such country in the Sanofi Territory will be permanently reduced by the percentage described in Table 9.3.2(b) below in this Section 9.3.2(b) (Generic Competition):

Table 9.3.2(b)– Royalty Rates for Generic Competition
Decline in Annual Net Sales	Royalty Reduction
[***]	[***]
[***]	[***]
[***]	[***]

(c) Royalty Stacking.

(i) By Sanofi. If Sanofi or any of its Affiliates or Sublicensees obtain in an arms-length transaction a right or license under any Patent Rights or Know-How that are necessary to Exploit a Licensed Compound or Licensed Product that results in any payment(s) to such Third Party as a result of such right or license by Sanofi, its Affiliates or its Sublicensees, as applicable (“Third Party Payments”), then Sanofi may, subject to Section 9.3.2(d) (Royalty Reductions Floor; Carry Forward), deduct from any and all royalties under this Agreement that would otherwise have been due to Fulcrum an amount equal to [***] of the amount of any such Third Party Payments paid by Sanofi or any of its Affiliates or Sublicensees to such Third Party for such right or license or the exercise thereof.

(ii) By Fulcrum. Fulcrum will be solely responsible for all payment(s) owed or otherwise arising from its Existing Third Party IP Agreements. All such payments shall be made promptly by Fulcrum in accordance with the terms of the applicable Existing Third Party IP Agreement.

(d) Royalty Reductions Floor; Carry Forward. Notwithstanding the reductions set forth in this Section 9.3.2 (Royalty Reduction), in no event will the Royalties due to Fulcrum for a Licensed Product in a country in the Sanofi Territory in any given Calendar Quarter during the Royalty Term for such Licensed Product in such country be reduced under this Section 9.3.2 (Royalty Reduction) by more than [***] of the amount that otherwise would have been due and payable to Fulcrum in such Calendar Quarter for such Licensed Product in such country but for the reductions set forth in this Section 9.3.2 (Royalty Reduction), Sanofi may carry forward any such reductions permitted under this Section 9.3.2 (Royalty Reduction) that are incurred or accrued in a Calendar Quarter but are not applied against royalties due to Fulcrum in such Calendar Quarter as a result of the foregoing floor and apply such amounts against royalties due to Fulcrum in any subsequent Calendar Quarter (subject to the minimum floor set forth in this Section 9.3.2(d) (Royalty Reductions Floor; Carry Forward)) until the amount of such reduction has been fully applied against royalties due to Fulcrum.

9.3.3 Royalty Payments and Reports.

(a) Royalty Report. Commencing with the Calendar Quarter during which the First Commercial Sale of a Licensed Product is made anywhere in the Sanofi Territory, within [***] after the end of each Calendar Quarter, Sanofi will provide to Fulcrum a written report (each, a “Royalty Report”) setting forth in reasonable detail: (a) the aggregate Net Sales of the Licensed Products sold by Sanofi or its Affiliates or Sublicensees in the Sanofi Territory in such Calendar Quarter; (b) all deductions and reductions used to determine the Net Sales of the Licensed Products for such Calendar Quarter or the Royalties payable with respect to the Licensed Products for such Calendar Quarter, including any reduction pursuant to Section 9.3.2 (Royalty Reduction); (c) the exchange rates used to calculate the Royalties payable in U.S. Dollars; and (d) any withholding taxes required to be made from such Royalties. The Parties will seek to resolve any questions or issues related to a Royalty Report within [***] following receipt by Fulcrum of each Royalty Report.

Sanofi will provide such Royalty Reports for so long as any Royalty Term remains in effect for a given Licensed Product.

(b) Royalty Payments. The information contained in each Royalty Report will be considered Confidential Information of Sanofi. Following Fulcrum’s receipt of each Royalty Report, Fulcrum will invoice Sanofi for the royalty amounts due for such Calendar Quarter and Sanofi will pay to Fulcrum such amounts, less any applicable withholding tax that is required by Applicable Law in accordance with Section 9.11.2 (Withholding Tax), within [***] after receipt of such an undisputed invoice in immediately available funds by wire transfer, in accordance with wire instructions to be provided by Fulcrum to Sanofi together with such invoice.

9.4 Other Amounts Payable. With respect to any amounts owed under this Agreement by one Party to the other for which no other invoicing and payment procedure is specified hereunder, within [***] after the end of each Calendar Quarter, each Party will provide an invoice, together with reasonable supporting documentation, to the other Party for such amounts owed in respect of such Calendar Quarter. The owing Party will pay any undisputed invoiced amounts within [***] after receipt of the invoice, and any disputed amounts owed by a Party will be paid within [***] following resolution of the dispute.

9.5 Invoices. Notwithstanding any provision to the contrary in this Agreement, Fulcrum will deliver an invoice to Sanofi for all payments owed by Sanofi to Fulcrum under this Agreement. Except where a different timeframe is expressly provided in another section of this Agreement, Sanofi will make all payments owed to Fulcrum within [***] after the date on which Sanofi receives an undisputed invoice for such owed amount.

9.6 General Right to Reconcile Payments. To the extent permitted under Applicable Law, each Party will have the right to offset any amount owed to it by the other Party under or in connection with this Agreement which obligation is not being disputed by such owing Party in good faith, including in connection with any breach or indemnification obligation by such owing Party, against any payments owed by such Party to the other Party under this Agreement. Such offsets will be in addition to any other rights or remedies available under this Agreement or Applicable Law.

9.7 Financial Records and Audits.

9.7.1 Financial Records. Each Party will, and will require its Affiliates, Sublicensees and subcontractors to, maintain complete, true and accurate records in accordance with such Party’s Accounting Standards in relation to this Agreement, including (as applicable) any Eligible Global Development Costs, Royalties, Milestone Payments and Net Sales. Each Party will keep such records for at least [***] following the Calendar Year to which they pertain or for such longer period of time as required under any Applicable Law.

9.7.2 Audit Rights. During the Term, upon at least [***] prior written notice, each Party agrees to permit such records to be open during regular business hours for examination by an independent, nationally-recognized certified public accountant selected by the auditing Party at the auditing Party’s expense and reasonably acceptable to the audited Party (the “Auditor”) for the sole purpose of verifying the accuracy of the financial reports furnished by the audited Party pursuant to this Agreement or of any payments made, or required to be made, by the audited Party pursuant to this Section 9.7 (Financial Records and Audits); provided that (a) the Auditor is subject to written obligations of confidentiality and non-use applicable to each Party’s Confidential Information that are at least as stringent as those set forth in Article 12 (Confidentiality) and that limit the disclosure and use of such information by such Auditor to authorized representatives of the Parties and the purposes germane to this Section 9.7 (Financial Records and Audits), except that the term of such obligations will be customary for such recipient of Confidential Information, (b) such audit right will not apply to records beyond [***] from the end of the Calendar Year to which they pertain, and (c) such audit will not be (i) performed more frequently than once per [***] period, or (ii) repeated for any Calendar Year or with respect to the same set of records (in each case, unless a material discrepancy with respect to such records is discovered during a prior audit). The Auditor will report to the auditing Party only whether the particular amount being audited was accurate and, if not, the amount of any discrepancy and a reasonable summary of the reason for such discrepancy, and the Auditor will not report any other information to the auditing Party. The auditing Party will treat the results of the Auditor’s review of the audited Party’s records as Confidential Information of the audited Party subject to the terms of Article 12 (Confidentiality). In the event such audit leads to the discovery of a discrepancy to the auditing Party’s detriment, the audited Party will pay any amounts shown to be owed to the auditing Party but unpaid within [***] after the Auditor’s report. If such examination of records reveals any overpayment by a Party, then the other Party will credit the amount overpaid against future amounts due to the other Party by the overpaying Party. The auditing Party will bear the full cost of such audit unless such audit reveals an underpayment by the audited Party of more than [***] of the amount actually due for the time period being audited, in which case the audited Party will reimburse the auditing Party for the reasonable audit fees for such examination. Any undisputed overpayments by the audited Party revealed by an examination will be paid by the auditing Party within [***] of the auditing Party’s receipt of the applicable report.

9.8 Accounting Standards. If a Party changes its general accounting principles from its then-current Accounting Standard (e.g., from GAAP to IFRS) at any time during the Term, then at least [***] prior to adopting such change in principles, such Party will provide written notice to the other Party of such change. A Party may not change its general accounting principles to any accounting standard other than GAAP or IFRS without the prior written approval of the other Party.

9.9 Method of Payment; Exchange Rate. All payments to be made by Sanofi to Fulcrum or Fulcrum to Sanofi under this Agreement will be made in Dollars by electronic funds transfer in immediately available funds to a bank account designated in writing by Fulcrum or Sanofi, as applicable. Conversion of Net Sales recorded in local currencies will be converted to Dollars in a manner consistent with the Accounting Standard and the normal practices used by the Party owing or making a payment under this Agreement to prepare its audited financial statements.

9.10 Blocked Payments. If by reason of Applicable Law in any country or jurisdiction, it becomes impossible or illegal for a Party to transfer, or have transferred on its behalf, payments owed the other Party hereunder, then such Party will promptly notify the other Party of the conditions preventing such transfer and use reasonable efforts to deposit such payments in Dollars. If, after using reasonable efforts, such Party is not able to deposit such payments in Dollars, then such payments will be deposited in local currency in the relevant country to the credit of the other Party in a recognized banking institution designated by the other Party or, if none is designated by the other Party within a period of [***], in a recognized banking institution selected by the transferring Party, as the case may be, and identified in a written notice given to the other Party.

9.11 Taxes.

9.11.1 Taxes on Income. Each Party will be solely responsible for the payment of any and all income Taxes levied on account of all payments it receives under this Agreement.

9.11.2 Withholding Tax. Any and all payments made pursuant to this Agreement will be paid without deduction or withholding for any Taxes, except as required by Applicable Law. To the extent a Party is required by Applicable Law to deduct or withhold Taxes on any payment to the other Party (the “Withheld Amount”), such Party will remit such Withheld Amount to the proper Governmental Authority in a timely manner and promptly transmit to the other Party an official Tax certificate or other evidence of any withholding sufficient to enable the other Party to claim available credits for such Withheld Amount. The withholding Party will have the right to deduct such Withheld Amount from payment due to the other Party. For the avoidance of doubt, to the extent such Withheld Amount is so withheld and remitted in accordance with this Section 9.11.2 (Withholding Tax), such Withheld Amount will be treated for all purposes of this Agreement as having been paid to the other Party.

9.11.3 Tax Cooperation. The Parties agree to cooperate with one another in accordance with Applicable Law and use reasonable efforts to mitigate or reduce Tax withholding or similar obligations in respect of payments made by each Party to the other Party under this Agreement. Without limiting the generality of the foregoing, each Party will provide the other with any Tax forms and other information that may be reasonably necessary to reduce withholding based on an applicable treaty or otherwise, including a properly completed Internal Revenue Service (“IRS”) Form W-9 or appropriate IRS Form W-8, as applicable, before a payment is made. If any Tax form or other information a Party previously delivered expires or becomes obsolete or inaccurate in any respect, such Party will provide the other Party with an updated version of such form or certification or promptly notify the other Party in writing of its legal inability to do so. Each Party will provide the other Party with reasonable assistance to enable the recovery, as permitted by Applicable Law, of withholding Taxes or similar obligations resulting from payments made under this Agreement, such recovery to be for the benefit of the Party bearing such withholding Tax.

9.11.4 Changes in Domicile. Notwithstanding any provision to the contrary in this Agreement, including Section 9.11.2 (Withholding Tax), if as a result of a Party assigning, transferring, or conveying rights under this Agreement to an Affiliate or changing its domicile, additional Taxes become due that would not otherwise have been due hereunder with respect to payments under this Agreement, then such Party will be responsible for all such additional withholding Taxes.

9.12 Late Payments; Disputed Payments. Any undisputed payments or portions thereof due hereunder that are not paid on or before the date such payments are due under this Agreement will bear interest from the due date until the date of payment at a per-annum rate equal to the lesser of: (a) [***] above the [***] Secured Overnight Financing Rate (SOFR) as published by the Federal Reserve Bank of New York; or (b) the maximum rate permitted by Applicable Law. If a Party disputes an invoice or other payment obligation under this Agreement, then such Party will timely pay the undisputed amount of the invoice or other payment obligation, and the Parties will resolve such dispute in accordance with Article 15 (Dispute Resolution; Governing Law).

Article 10
INTELLECTUAL PROPERTY

10.1 Inventions.

10.1.1 Ownership of Background Technology. As between the Parties, each Party will retain all of its rights, title and interests in and to all Patent Rights, Know-How and other intellectual property rights that are Controlled by such Party or its Affiliates prior to the Effective Date or are otherwise conceived, discovered, developed, invented, created or otherwise made or acquired by such Party or its Affiliates outside the performance of activities under this Agreement (such Patent Rights with respect to a Party, “Background Patents,” such Know-How with respect to a Party, “Background Know-How,” and the Background Patents and Background Know-How collectively, “Background Technology”), subject to any rights or licenses expressly granted by such Party to the other Party under this Agreement.

10.1.2 Ownership of Foreground Intellectual Property. As between the Parties, subject to any rights or licenses expressly granted by one Party to the other Party under this Agreement, ownership of all Collaboration Technology will be as follows:

(a) Fulcrum is and will be the sole owner of all Collaboration Patent Rights solely invented by or on behalf of Fulcrum or its Affiliates in the performance of activities under this Agreement. Fulcrum is and will be the sole owner of all other Collaboration Know-How solely conceived, discovered, developed, invented or otherwise made by Fulcrum or its Affiliates in the performance of activities under this Agreement. With respect to any Collaboration Know-How conceived, discovered, developed, invented or otherwise made by Fulcrum’s Sublicensees or Collaboration Patent Rights invented by Fulcrum’s Sublicensees, Fulcrum or its Affiliates will have and maintain sufficient rights, if any, under such Collaboration Know-How and Collaboration Patent Rights, so that such are Fulcrum Know-How or Fulcrum Patent Rights, as applicable, under this Agreement.

(b) Sanofi is and will be the sole owner of all Collaboration Patent Rights solely invented by or on behalf of Sanofi or its Affiliates in the performance of activities under this Agreement. Sanofi is and will be the sole owner of all other Collaboration Know-How solely conceived, discovered, developed, invented or otherwise made by Sanofi or its Affiliates in the performance of activities under this Agreement. With respect to any Collaboration Know-How conceived, discovered, developed, invented or otherwise made by Sanofi’s Sublicensees or Collaboration Patent Rights invented by Sanofi’s Sublicensees, Sanofi or its Affiliates will have and maintain sufficient rights, if any, under such Collaboration Know-How and Collaboration Patent Rights, so that such are Sanofi Know-How or Sanofi Patent Rights, as applicable, under this Agreement.

(c) Fulcrum and Sanofi will jointly own all Joint Collaboration Technology on an equal and undivided basis.

10.1.3 Disclosure; Inventorship.

(a) Invention Disclosure. Each Party will promptly disclose to the other Party all potential Inventions within the Collaboration Technology, in each case, no later than [***] after the applicable Party’s intellectual property department receives notice of such potential Invention and in any event as soon as practicable prior to any intended public disclosure of such potential Invention under Section 12.5 (Joint Publication Strategy) and prior to the filing of a patent application thereon. Each Party will also promptly respond to reasonable requests from the other Party for additional information relating thereto.

(b) Inventions by a Party. Inventorship for Inventions and discoveries (including Know-How) first invented or developed during the course of the performance of activities under this Agreement will be determined in accordance with United States patent law.

(c) CREATE Act. Notwithstanding any provision to the contrary set forth in this Agreement, neither Party may invoke the Cooperative Research and Technology Enhancement Act, 35 U.S.C. § 102(c) (the “CREATE Act”) when exercising its rights under this Agreement without the prior written approval of the other Party. If a Party intends to invoke the CREATE Act, then it will notify the other Party and if agreed by the Parties the other Party will cooperate and coordinate its activities with such Party with respect to any filings or other activities in support thereof. The Parties acknowledge and agree that this Agreement is a “joint research agreement” as defined in the CREATE Act.

10.1.4 Employee Assignment. Each Party and its Affiliates will, and will cause its Sublicensees and subcontractors to, enter into an agreement or employment policy with each of its employees performing activities under this Agreement that (a) compels prompt disclosure to such Party (or its Sublicensee or its subcontractor, as applicable) of all Collaboration Know-How and Collaboration Patent Rights discovered or developed, invented, or filed by such employee during any performance under this Agreement; and (b) automatically assigns to such Party (or its Sublicensee or its subcontractor, as applicable) all rights, title, and interests in and to all Collaboration Know-How and Collaboration Patent Rights, and requires each employee to execute all documents and take such other actions as may be necessary to effectuate such assignment. In addition, each Party shall require its employees and contractors who are inventors on any such Collaboration Know-How or Collaboration Patent Rights to cooperate and provide assistance to its employer or its Affiliate in relevant intellectual property-related matters, including by executing all appropriate documents, cooperating in discovery and, if legally required to continue any such enforcement activities, joining as a party to any action or providing a power of attorney solely for such purpose.

10.1.5 Practice Under and Other Use of Joint Collaboration Technology. Subject to the rights granted under and the restrictions set forth in this Agreement (including the licenses granted under Article 2 (Licenses) and the restrictions set forth in Section 2.7 (Exclusivity)), each Party will be entitled to the free use and enjoyment of all Joint Collaboration Technology, and neither Party will have any obligation to account to the other Party for profits, or to obtain any approval of the other Party to license, assign, or otherwise exploit any Joint Collaboration Technology by reason of joint ownership thereof. Each Party hereby waives, and agrees to waive, any right it may have under the Applicable Law of any jurisdiction to require any such approval or accounting. To the extent any further consent is required to enable a Party to so license or exploit its interest in the Joint Collaboration Technology, the other Party will grant consent promptly upon request. Without limitation, each Party will cooperate with the other Party if the Parties determine to apply for U.S. or foreign patent protection for any Joint Collaboration Technology and will obtain the cooperation of the individual inventors of any such Joint Collaboration Technology.

10.2 Patent Prosecution.

10.2.1 Fulcrum Patent Rights and Joint Collaboration Patent Rights.

(a) Right to Prosecute. As between the Parties, Fulcrum will have the first right to control the Patent Prosecution of all Collaboration Patent Rights in the Fulcrum Territory and the sole right, in its sole discretion, to control the Patent Prosecution of all Fulcrum Patent Rights in the Fulcrum Territory (the “Fulcrum Prosecuted Patent Rights”). Fulcrum will be responsible for [***] of the costs and expenses incurred with respect to the Patent Prosecution of such Patent Rights in the Fulcrum Territory.

(b) Review and Consult. Fulcrum will consult with Sanofi and keep Sanofi reasonably informed regarding the Patent Prosecution of the Fulcrum Prosecuted Patent Rights and will provide Sanofi with all material, substantive correspondence received from any patent authority in the Fulcrum Territory in connection therewith no later than [***] after receipt thereof. In addition, Fulcrum will provide Sanofi with drafts of proposed substantive filings in the Fulcrum Territory and correspondence to any patent authority in the Fulcrum Territory in connection with the Patent Prosecution of the Fulcrum Prosecuted Patent Rights for Sanofi’s review and comment at least [***] prior to the submission of such proposed filings and correspondence, which comments (if any) Sanofi must provide no later than [***] after receipt of the applicable filing or correspondence. Fulcrum will consider in good faith Sanofi’s reasonable comments on the Patent Prosecution of the Fulcrum Prosecuted Patent Rights in the Fulcrum Territory, but Fulcrum will have final decision-making authority regarding Patent Prosecution of such Patent Rights under this Section 10.2.1(b) (Review and Consult). Sanofi will be responsible for [***] of the costs and expenses incurred with respect to its review and consultation under this Section 10.2.1(b) (Review and Consult).

(c) Abandonment. If, at any time during the Term, Fulcrum decides to cease the Patent Prosecution of a particular Collaboration Patent Right solely or jointly owned by Sanofi in the Fulcrum Territory, Fulcrum will notify Sanofi of such decision at least [***] prior to the date that such applicable Collaboration Patent Right will become abandoned, and then, unless Fulcrum has a Strategic Business Rationale for ceasing such Patent Prosecution, Sanofi may, upon written notice to Fulcrum, assume the Patent Prosecution of any such Patent Right at Sanofi’s sole cost and expense.

10.2.2 Sanofi Patent Rights.

(a) Right to Prosecute. As between the Parties, Sanofi will have the first right, in its sole discretion, to control the Patent Prosecution of all Fulcrum Patent Rights and Collaboration Patent Rights in the Sanofi Territory (the “Sanofi Prosecuted Patent Rights”). Sanofi will be responsible for [***] of the costs and expenses incurred with respect to the Patent Prosecution of such Patent Rights.

(b) Review and Consult. Sanofi will consult with Fulcrum and keep Fulcrum reasonably informed regarding the Patent Prosecution of the Sanofi Prosecuted Patent Rights and will provide Fulcrum with all material, substantive correspondence received from the European Patent Office (“EPO”) in connection therewith no later than [***] after receipt thereof. In addition, Sanofi will provide Fulcrum with drafts of all proposed substantive filings and correspondence to the EPO in connection with the Patent Prosecution of the Sanofi Prosecuted Patent Rights for Fulcrum’s review and comment at least [***] prior to the submission of such proposed filings and correspondence, which comments (if any) Fulcrum must provide no later than [***] after receipt of the applicable filing or correspondence. Sanofi will consider in good faith Fulcrum’s reasonable comments on the Patent Prosecution of the Sanofi Prosecuted Patent Rights, but Sanofi will have final decision-making authority regarding Patent Prosecution of such Patent Rights under this Section 10.2.2(b) (Review and Consult). Fulcrum will be responsible for [***] of the costs and expenses incurred with respect to its review and consultation under this Section 10.2.2(b) (Review and Consult).

(c) Abandonment. If, at any time during the Term, Sanofi ceases the Patent Prosecution of a particular Sanofi Prosecuted Patent Right solely or jointly owned by Fulcrum in the Sanofi Territory, then, Sanofi will notify Fulcrum of such decision at least [***] prior to the date on which such Patent Right will become abandoned, and then, unless Sanofi has a Strategic Business Rationale for ceasing such Patent Prosecution, Fulcrum may, upon written notice to Sanofi, assume the Patent Prosecution of any such Patent Right at Fulcrum’s sole cost and expense.

10.2.3 First Priority and PCT Applications. Notwithstanding the foregoing, following discussion and coordination by the Parties, the Parties will jointly control the filing of any first priority application (i.e., a U.S. provisional application or other patent application establishing the first priority date of an Invention) or international patent applications under the Patent Cooperation Treaty claiming a Collaboration Patent Right.

10.3 Enforcement Against Third Party Infringement or Misappropriation.

10.3.1 Notice of Infringement or Misappropriation. Each Party will promptly notify the other of any apparent, threatened, or actual Third Party infringement, misappropriation or other violation of any potentially enforceable intellectual property right within the Fulcrum Technology or the Collaboration Technology (e.g., by reason of the making, using, offering to sell, selling, or importing of a compound, product, method, or process that would be competitive with a Licensed Product in the Field) (a “Competitive Infringement”) of which it becomes aware. The Parties will promptly discuss the Competitive Infringement and the course of action to be taken in connection therewith, including a coordinated plan for all related jurisdictions, claims, and counterclaims.

10.3.2 Enforcement in the Sanofi Territory. Subject to the terms of any applicable license pursuant to which Fulcrum Controls any Patent Right or Know-How included within the Fulcrum Patent Rights or Fulcrum Know-How, as between the Parties, Sanofi will have the first right, but not the obligation, to bring and control any legal action (including settlements thereof) or take such other actions as it deems appropriate in connection with any Competitive Infringement in the Sanofi Territory; provided that Fulcrum will be entitled to attend any material and substantive meetings, hearings, or other proceedings related to such infringement or misappropriation suit (together with its own counsel, at its own expense). If Sanofi fails to timely abate any such Competitive Infringement or initiate a suit or take other action to abate any such Competitive Infringement without a Strategic Business Rationale, Fulcrum will have the second right, but not the obligation, to attempt to resolve such Competitive Infringement if such Competitive Infringement relates to any intellectual property right within the Fulcrum Technology or any Collaboration Technology that is solely or jointly owned by Fulcrum, at its own expense, including the filing of an infringement or misappropriation suit, as applicable, to enforce the applicable Patent Rights or Know-How using counsel of its own choice. Any recovery (including any settlement) received as a result of any action under this Section 10.3.2 (Enforcement in the Sanofi Territory) will be allocated in the following order: (a) first, to reimburse Sanofi for the costs and expenses (including attorneys’ and professional fees) that Sanofi incurred in connection with such action, to the extent not previously reimbursed; (b) second, to reimburse Fulcrum, where it joins a legal action as provided under Section 10.5.4 (Cooperation), for the reasonable and documented costs and expenses (including attorneys’ and professional fees) that Fulcrum incurred in connection with such action, to the extent not previously reimbursed; and (c) third, any remaining amounts will be retained by Sanofi (provided, that such remainder shall be subject to royalty payments to Fulcrum as if such remainder constituted Net Sales under this Agreement). Fulcrum will have the right to consult and comment upon any such enforcement action in the Sanofi Territory in accordance with Section 10.5.4 (Cooperation).

10.3.3 Enforcement in the Fulcrum Territory. As between the Parties, Fulcrum will have the sole right, but not the obligation, to bring and control any legal action (including settlements thereof) or take such other actions as it deems appropriate in connection with any Competitive Infringement in the Fulcrum Territory. Any recovery (including any settlement) received as a result of any action under this Section 10.3.3 (Enforcement in the Fulcrum Territory) will be allocated in the following order: (a) first, to reimburse Fulcrum for the costs and expenses (including attorneys’ and professional fees) that Fulcrum incurred in connection with such action, to the extent not previously reimbursed; (b) second, to reimburse Sanofi, where it joins a legal action as provided under Section 10.5.4 (Cooperation), for the reasonable and documented costs and expenses (including attorneys’ and professional fees) that Sanofi incurred in connection with such action, to the extent not previously reimbursed; and (c) third, any remaining amounts will be retained by Fulcrum. Sanofi will have the right to consult and comment upon any such enforcement action in the Fulcrum Territory in accordance with Section 10.5.4 (Cooperation).

10.3.4 Cooperation. Subject to Section 10.3.2 (Enforcement in the Sanofi Territory) and Section 10.3.3 (Enforcement in the Fulcrum Territory), the Party that is responsible for the applicable enforcement action (the “Enforcing Party”) will keep the other Party (the “Non-Enforcing Party”) reasonably informed of the status and progress of such enforcement action. The Enforcing Party will reasonably consult with the Non-Enforcing Party, including using reasonable efforts to take the Non-Enforcing Party’s reasonable and timely comments into good faith consideration with respect to such enforcement action, including the infringement or claim construction of any claim in the applicable Patent Right. The Non-Enforcing Party will also provide reasonable assistance in connection with such enforcement action, including by executing reasonably appropriate documents, cooperating in discovery and joining as a party to the action if required. Each Party will bear its own costs and expenses under this Section 10.3 (Enforcement Against Third Party Infringement or Misappropriation).

10.4 Defense of Third Party Patent Challenges. Each Party will notify the other Party in writing promptly upon becoming aware of an actual or threatened Patent Challenge by a Third Party of any Fulcrum Patent Right or Collaboration Patent Right (each, a “Third Party Patent Challenge”).

10.4.1 Defense of Third Party Patent Challenges in the Sanofi Territory. Subject to the terms of Section 10.4.3 (Cooperation; Procedures), Sanofi will have the first right, but not the obligation, to control the defense of any Third Party Patent Challenge relating to a Fulcrum Patent Right, Sanofi Patent Right or Collaboration Patent Right in the Sanofi Territory and to compromise, litigate, settle, or otherwise dispose of any such challenge, in each case at its own expense using counsel of its own choice; provided that Fulcrum will be entitled to attend any material and substantive meetings, hearings, or other proceedings related to such Third Party Patent Challenge (together with its own counsel, at its own expense) and to review and comment on all substantive documents related to such Third Party Patent Challenge. If Sanofi fails to initiate or continue the defense of such Third Party Patent Challenge of a Sanofi Prosecuted Patent Right solely or jointly owned by Fulcrum without a Strategic Business Rationale within [***] after the notice provided under Section 10.4 (Defense of Third Party Patent Challenges), or otherwise abandons or elects not to continue any such defense once initiated without a Strategic Business Rationale, then Fulcrum will have the second right, but not the obligation, to control the defense of such Third Party Patent Challenge at its own expense using counsel of its own choice.

10.4.2 Defense of Third Party Patent Challenges in the Fulcrum Territory. Subject to the terms of Section 10.4.3 (Cooperation; Procedures), Fulcrum will have the first right, but not the obligation, to control the defense of any Third Party Patent Challenge relating to a Fulcrum Patent Right or Collaboration Patent Right in the Fulcrum Territory and to compromise, litigate, settle, or otherwise dispose of any such challenge, in each case at its own expense using counsel of its own choice; provided that Sanofi will be entitled to attend any material and substantive meetings, hearings, or other proceedings related to such Third Party Patent Challenge (together with its own counsel, at its own expense) and to review and comment on all substantive documents related to such Third Party Patent Challenge. If Fulcrum fails to initiate or continue the defense of such Third Party Patent Challenge of a Collaboration Patent Right solely or jointly owned by Sanofi without a Strategic Business Rationale within [***] after the notice provided under Section 10.4 (Defense of Third Party Patent Challenges), or otherwise abandons or elects not to continue any such defense once initiated without a reasonable reason, then Sanofi will have the second right, but not the obligation, to control the defense of such Third Party Patent Challenge at its own expense using counsel of its own choice.

10.4.3 Cooperation; Procedures. At the request and expense of the Party controlling the defense of any Third Party Patent Challenge under this Section 10.4 (Defense of Third Party Patent Challenges), the other Party will provide reasonable assistance and cooperation in any such action. In addition, the Party controlling the defense of any Third Party Patent Challenge under this Section 10.4 (Defense of Third Party Patent Challenges) will provide the other Party with copies of all material and substantive pleadings and other documents to be filed with the court and will consider reasonable and timely input from the other Party during the course of the action. Sanofi may not settle any action or proceeding brought or defended under this Section 10.4 (Defense of Third Party Patent Challenges) or knowingly take any other action in the course thereof without Fulcrum’s prior consent, unless such action or proceeding solely concerns the Sanofi Patent Rights, such consent not to be unreasonably withheld, delayed or conditioned. Fulcrum may not settle any action or proceeding brought or defended under this Section 10.4 (Defense of Third Party Patent Challenges) or

knowingly take any other action in the course thereof without Sanofi’s prior consent with respect to the Sanofi Territory, such consent not to be unreasonably withheld, delayed or conditioned. The Parties will reasonably assist each other and cooperate with each other, at their own expense, in any such investigation, pre-litigation preparation, or litigation to ensure that there is an aligned global litigation strategy.

10.5 Third Party Infringement Claims.

10.5.1 Notification. Each Party will promptly notify the other Party of any claim alleging that the Research, Development, Manufacture, Commercialization or other Exploitation of the Licensed Compounds or Licensed Products in the Territory infringes, misappropriates or otherwise violates any Patent Rights, Know-How or other intellectual property rights of any Third Party (“Third Party Infringement”). The Parties will promptly discuss the Third Party Infringement and the course of action to be taken in connection therewith, including a coordinated plan for all related jurisdictions, claims, and counterclaims.

10.5.2 Right to Defend in the Sanofi Territory. Sanofi will have the sole right, but not the obligation, to defend, and take other actions (including to settle), with respect to any such claim of Third Party Infringement in the Sanofi Territory, at Sanofi’s sole discretion, and Fulcrum will have the right to be represented in any such action by counsel of its own choice. Any recovery (including any settlement) received as a result of any action under this Section 10.5.2 (Right to Defend in the Sanofi Territory) will be allocated in the following order: (a) first, to reimburse Sanofi for the costs and expenses (including attorneys’ and professional fees) that Sanofi incurred in connection with such action, to the extent not previously reimbursed; (b) second, to reimburse Fulcrum, where it joins a legal action as provided under this Section 10.5.2 (Right to Defend in the Sanofi Territory) or Section 10.5.4 (Cooperation), for the reasonable and documented costs and expenses (including attorneys’ and professional fees) that Fulcrum incurred in connection with such action, to the extent not previously reimbursed; and (c) third, any remaining amounts will be retained by Sanofi.

10.5.3 Right to Defend in the Fulcrum Territory. Fulcrum will have the sole right, but not the obligation, to defend, and take other actions (including to settle), with respect to any such claim of Third Party Infringement in the Fulcrum Territory, at Fulcrum’s sole discretion, and Sanofi will have the right to be represented in any such action by counsel of its own choice. Any recovery (including any settlement) received as a result of any action under this Section 10.5.3 (Right to Defend in the Fulcrum Territory) will be allocated in the following order: (a) first, to reimburse Fulcrum for the costs and expenses (including attorneys’ and professional fees) that Fulcrum incurred in connection with such action, to the extent not previously reimbursed; (b) second, to reimburse Sanofi, where it joins a legal action as provided under this Section 10.5.3 (Right to Defend in the Fulcrum Territory) or Section 10.5.4 (Cooperation), for the reasonable and documented costs and expenses (including attorneys’ and professional fees) that Sanofi incurred in connection with such action, to the extent not previously reimbursed; and (c) third, any remaining amounts will be retained by Fulcrum.

10.5.4 Cooperation. Subject to Section 10.5.2 (Right to Defend in the Sanofi Territory) and Section 10.5.3 (Right to Defend in the Fulcrum Territory), the Party that is responsible for the applicable defense (the “Defending Party”) will keep the other Party (the “Co-Defending Party”) reasonably informed of the status and progress of such defense. The Defending Party will reasonably consult with the Co-Defending Party, including using reasonable efforts to take the Co-Defending Party’s reasonable and timely comments into good faith consideration with respect to such defense. The Co-Defending Party will also provide reasonable assistance in connection with such defense, including by executing reasonably appropriate documents, cooperating in discovery and joining as a party to the action if required. Each Party will bear its own costs and expenses under this Section 10.5 (Third Party Infringement Claims).

10.6 Patent Challenges of Third Party Patent Rights.

10.6.1 Notice of Third Party Patent Right. If either Party becomes aware of a Third Party Patent Right that might form the basis for a claim that the Exploitation of a Licensed Product anywhere in the world infringes, or will infringe, such Patent Right, then the Party first obtaining knowledge of such Patent Right will promptly notify the other Party, with and the Parties will promptly meet to discuss the matter.

10.6.2 Patent Challenges of Third Party Patents.

(a) Fulcrum will have the first right, but not the obligation, to prosecute a Patent Challenge of such Third Party Patent Right in the Fulcrum Territory using counsel of its choosing, provided, however, if Fulcrum chooses not to initiate such a Patent Challenge without a strategic reason, Sanofi will have the second right, but not the obligation, to do so. Following discussion and coordination by the Parties, Sanofi may prosecute a parallel Patent Challenge of such Third Party Patent Right in the Fulcrum Territory using counsel of its choosing.

(b) Sanofi will have the first right, but not the obligation, to initiate a Patent Challenge of such Third Party Patent Right in the Sanofi Territory using counsel of its choosing, provided, however, if Sanofi chooses not to initiate such a Patent Challenge without a strategic reason, Fulcrum will have the second right, but not the obligation, to do so. Following discussion and coordination by the Parties, Fulcrum may prosecute a parallel Patent Challenge of such Third Party Patent Right in the Sanofi Territory using counsel of its choosing.

(c) The Party initiating such Patent Challenge will (i) keep the other Party reasonably informed regarding any such Patent Challenge, including by providing the other Party with copies of all material and substantive pleadings and other documents filed in any proceeding relating to such Patent Challenge, (ii) consider timely and reasonable input from the other Party during the course of the Patent Challenge, and (iii) provide the other Party with the opportunity to attend any material substantive meetings, hearings, or other proceedings related to such Patent Challenge (together with its own counsel, at its own expense) and to review and comment on all substantive documents related to such Patent Challenge prior to filing or submission of such documents. The Parties will reasonably assist each other and cooperate and share information with respect to any such Patent Challenge. Each Party will bear its own costs and expenses with respect to any such Patent Challenge.

10.7 Restrictions on Settlement. Neither Party may (a) stipulate or otherwise agree that any Fulcrum Patent Right or Collaboration Patent Right is invalid or unenforceable; (b) stipulate or otherwise agree that any Licensed Compound or Licensed Product infringes or otherwise violates any Third Party intellectual property; or (c) incur any costs or liability of the other Party with respect to any action taken with respect to Third Party intellectual property, in each case (a), (b) or (c), without the other Party’s prior written consent, which consent may not be unreasonably withheld, conditioned or delayed.

10.8 Patent Term Extensions; Patent Listings.

10.8.1 Patent Term Extensions. With respect to any system for extending the term of Patent Rights in the Sanofi Territory during the Term that is similar to the patent term extension system in the U.S., Sanofi will be solely responsible for making all decisions regarding patent term extensions in the Sanofi Territory with respect to the Licensed Products, including supplementary protection certificates and any other extensions that are now or become available in the future, that are applicable to Fulcrum Patent Rights or Collaboration Patent Rights licensed hereunder and that become available directly as a result of the Regulatory Approval of a Licensed Product in the Sanofi Territory; provided that Sanofi will consult with Fulcrum with respect to such decisions and consider in good faith the timely and reasonable comments and concerns of Fulcrum. Fulcrum and Sanofi will cooperate in connection with all such activities. For clarity, Fulcrum will be solely responsible for making all decisions regarding patent term extensions with respect to Licensed Products in the Fulcrum Territory.

10.8.2 Patent Listings. As between the Parties, (a) Sanofi will have the sole and exclusive right to make all patent listings of Patent Rights or other Patent Right-related submissions with Regulatory Authorities for the Licensed Compounds and Licensed Products with respect to the Sanofi Technology (as well as any other intellectual property owned or Controlled by Sanofi); and (b) Fulcrum will have the sole and exclusive right to make all patent listings of Patent Rights or other Patent Right-related submissions with Regulatory Authorities for the Licensed Compounds and Licensed Products with respect to the Fulcrum Technology (as well as any other intellectual property owned or Controlled by Fulcrum). If applicable, the non-submitting Party will cooperate with the submitting Party’s reasonable requests in connection therewith, including meeting any submission deadlines, to the extent required or permitted by Applicable Law.

10.9 Unified Patent Court.

10.9.1 Definitions. Capitalized terms in this Section 10.9 (Unified Patent Court) will have the meaning given to such terms in the Rules of Procedure of the Unified Patent Court as adopted by decision of the Administrative Committee on 8 July 2022 and established by the Agreement on a Unified Patent Court of 19 February 2013 (OJ C 175, 20.6.2013, p. 1) (including any subsequent amendments).

10.9.2 General. Sanofi will be solely responsible for making all decisions regarding the opting-out or opting-in of existing Patent Rights into the jurisdiction of the Unified Patent Court or the registration of Patent Rights with Unitary Effect.

10.9.3 Opt-Out and Withdrawal of Opt-Out. Notwithstanding any provision to the contrary hereunder, Sanofi will have the following rights:

(a) With respect to any Patent Rights that are co-owned by Sanofi and Fulcrum, Sanofi shall have the sole right (but not the obligation), at its sole expense and sole discretion, to (i) file an application to Opt-Out any European Patent from the exclusive competence of the Unified Patent Court or (ii) lodge an application to

Withdraw an Opt-Out with respect to any European Patent from the exclusive competence of the Unified Patent Court, in accordance with Applicable Laws (including Article 83 of Unified Patent Court Agreement and Rule 8 of the Rules of Procedure of the Unified Patent Court). Fulcrum will provide on request any evidence or signed document needed for a valid Opt-Out, or a valid Withdrawal of an Opt-Out;

(b) With respect to the Patent Rights owned by Fulcrum, Fulcrum will, at Sanofi’s sole discretion, cost and expense, as soon as reasonably practicable after a request by Sanofi, and no later than [***] after the request, (i) file an application to Opt-Out any European Patent specified by Sanofi from the exclusive competence of the Unified Patent Court, pay any prescribed fee, and take any action as may be necessary or useful to secure the Opt-Out, or (ii) lodge an application to Withdraw an Opt-Out with respect to any European Patent specified by Sanofi from the exclusive competence of the Unified Patent Court, pay any prescribed fee, and take any action as may be necessary or useful to secure the Withdrawal, in accordance with Applicable Laws (including Article 83 of Unified Patent Court Agreement and Rule 5 of the Rules of Procedure of the Unified Patent Court). Sanofi shall provide on request any evidence or signed document needed for a valid Opt-Out, or a valid Withdrawal of an Opt-Out.

10.9.4 Unitary Patents, Request for Unitary Effect. Notwithstanding any provision to the contrary hereunder, Sanofi will have the following rights:

(a) With respect to any Patent Rights that are co-owned by Sanofi and Fulcrum, Sanofi will have the sole right (but not the obligation), at its sole expense, to file a request for Unitary Effect for any granted European Patent. Fulcrum shall provide on request any evidence or signed document needed for a valid request for Unitary Effect.

(b) With respect to the Patent Rights owned by Fulcrum, Fulcrum will, at Sanofi’s sole cost and expense, as soon as reasonably practicable after a request by Sanofi, but in any case no later than [***] after the mention of the grant in the European Patent Bulletin, (i) file a request for Unitary Effect for any granted European Patent specified by Sanofi, and (ii) take such other actions as may be necessary or useful to secure the request for Unitary Effect of such European granted patent including filing any required translation referred to in Article 6.1. of Regulation (EU) No. 1260/2012.

10.9.5 Cooperation. Sanofi will consult with Fulcrum with respect to such decisions and will consider the timely and reasonable comments and concerns of Fulcrum in good faith.

10.10 Common Interest. All information exchanged between the Parties regarding the prosecution, maintenance, enforcement, and defense of Patent Rights or a Patent Challenge with respect to a Third Party’s Patent Rights under this Article 10 (Intellectual Property) will be the Confidential Information of the disclosing Party. In addition, the Parties stipulate and agree that, with regard to such prosecution, maintenance, enforcement, and defense the interests of the Parties as collaborators and licensor and licensee are to obtain the strongest patent protection possible for the Licensed Compounds and Licensed Products, and as such, are aligned and are legal in nature. The Parties stipulate and agree that they have not waived, and nothing in this Agreement constitutes a waiver of, any legal privilege concerning the Patent Rights under this Article 10 (Intellectual

Property), including privilege under the common interest doctrine and similar or related doctrines. Notwithstanding any provision to the contrary set forth in this Agreement, to the extent a Party has a good faith belief that any information required to be disclosed by such Party to the other Party under this Article 10 (Intellectual Property) is protected by attorney-client privilege or any other applicable legal privilege or immunity, such Party will not be required to disclose such information and the Parties will in good faith cooperate to agree upon a procedure (including entering into a specific common interest agreement, disclosing such information on a “for counsel eyes only” basis or similar procedure) under which such information may be disclosed without waiving or breaching such privilege or immunity.

10.11 Product Trademarks.

10.11.1 Ownership.

(a) Ownership of Sanofi Product Trademarks. As between the Parties, Sanofi will have the sole right to determine and will own all right, title and interest in and to the Trademarks to be used by Sanofi or its Affiliates or its or their Sublicensees for the Commercialization of Licensed Product in the Sanofi Territory excluding any trademarks, service marks, names or logos that include any corporate name or logo of the Parties or their Affiliates or its or their Sublicensees (“Sanofi Product Trademarks”); provided that such Sanofi Product Trademarks are consistent and do not conflict with the Joint Commercialization Strategy. Fulcrum will not and will not permit its Affiliates or licensees to, (i) use in their respective businesses, any Trademark that is confusingly similar to, misleading or deceptive with respect to or that dilutes any (or any part) of the Sanofi Product Trademarks, and (ii) do any act that endangers, destroys, or similarly affects, in any material respect, the value of the goodwill pertaining to the Sanofi Product Trademarks. Fulcrum will not and will not permit its Affiliates or licensees to, attack, dispute or contest the validity of or ownership of any Sanofi Product Trademark anywhere in the Sanofi Territory or any registrations issued or issuing with respect thereto.

(b) Ownership of Fulcrum Product Trademarks. As between the Parties, Fulcrum will have the sole right to determine and will own all right, title and interest in and to the Trademarks to be used by Fulcrum or its Affiliates or its or their Sublicensees for the Commercialization of Licensed Product in the Fulcrum Territory excluding any trademarks, service marks, names or logos that include any corporate name or logo of the Parties or their Affiliates or its or their Sublicensees (“Fulcrum Product Trademarks”); provided that such Fulcrum Product Trademarks are consistent and do not conflict with the Joint Commercialization Strategy. Sanofi will not and will not permit its Affiliates or sublicensee to, (i) use in their respective businesses, any Trademark that is confusingly similar to, misleading or deceptive with respect to or that dilutes any (or any part) of the Fulcrum Product Trademarks, and (ii) do any act that endangers, destroys, or similarly affects, in any material respect, the value of the goodwill pertaining to the Fulcrum Product Trademarks. Sanofi will not and will not permit its Affiliates to, attack, dispute or contest the validity of or ownership of any Fulcrum Product Trademark anywhere in the Fulcrum Territory or any registrations issued or issuing with respect thereto.

(c) Ownership of Jointly-Determined Brand Names. In the event the Parties choose a brand name for the Commercialization of a Licensed Product in the Territory in accordance with Section 3.4.3(a) (Specific Responsibilities of the JCC) that is covered by a Trademark for which Fulcrum commenced Trademark prosecution in the Sanofi Territory prior to such selection, then Fulcrum shall grant, and hereby grants, to Sanofi an exclusive (even as to Fulcrum), transferable (pursuant to Section 16.1 (Assignment)), sublicensable (through multiple tiers), fully paid-up license free of royalties or other payment obligations (except as otherwise set forth in Article 9 (Payments)) to such brand name for the Commercialization of such Licensed Product in the Sanofi Territory. Any and all such Trademarks shall be deemed Sanofi Product Trademarks for any and all purposes under this Agreement (including, without limitation, for purposes of Section 10.11.3 (Prosecution of Product Trademarks), Section 10.11.4 (Enforcement of Product Trademarks) and Section 10.11.5 (Third Party Claims)), other than Section 14.8.2 (Sanofi Product Trademarks); provided that Fulcrum shall own all right, title and interest in and to such Trademarks and each Party will comply with the quality control standards set forth in Section 10.11.1(a) (Ownership of Sanofi Product Trademarks).

10.11.2 Notice. Each Party will provide to the other Party prompt written notice of any actual or threatened infringement of the Sanofi Product Trademarks or Fulcrum Product Trademarks in the Territory and of any actual or threatened claim that the use of the Sanofi Product Trademarks or Fulcrum Product Trademarks in the Territory violates the rights of any Third Party, in each case, of which such Party becomes aware.

10.11.3 Prosecution of Product Trademarks.

(a) Sanofi Product Trademarks. Sanofi will have the sole right to register, prosecute and maintain the Sanofi Product Trademarks in using counsel of its own choice. All costs and expenses of registering, prosecuting and maintaining the Sanofi Product Trademarks in the Territory will be borne solely by Sanofi.

(b) Fulcrum Product Trademarks. Fulcrum will have the sole right to register, prosecute and maintain the Fulcrum Product Trademarks in using counsel of its own choice. All costs and expenses of registering, prosecuting and maintaining the Fulcrum Product Trademarks in the Territory will be borne solely by Fulcrum.

10.11.4 Enforcement of Product Trademarks.

(a) Sanofi Product Trademarks. Sanofi will have the sole right to take such action as Sanofi deems necessary against a Third Party based on any alleged, threatened or actual infringement, dilution, misappropriation or other violation of or unfair trade practices or any other like offense relating to, the Sanofi Product Trademarks by a Third Party in the Territory, at its sole cost and expense and using counsel of its own choice. Sanofi will retain any damages or other amounts collected in connection therewith.

(b) Fulcrum Product Trademarks. Fulcrum will have the sole right to take such action as Fulcrum deems necessary against a Third Party based on any alleged, threatened or actual infringement, dilution, misappropriation or other violation of or unfair trade practices or any other like offense relating to, the Fulcrum Product Trademarks by a Third Party in the Territory, at its sole cost and expense and using counsel of its own choice. Fulcrum will retain any damages or other amounts collected in connection therewith.

(c) Cooperation. The non-enforcing Party shall provide reasonable assistance to the enforcing Party, at such enforcing Party’s expense, with respect to any enforcement activities with respect to a Sanofi Product Trademark or Fulcrum Product Trademark, as applicable, under this Section 10.11.4 (Enforcement of Product Trademarks), including providing access to relevant documents and other evidence, making its employees reasonably available during business hours, and joining the action to the extent necessary to maintain the action.

10.11.5 Third Party Claims.

(a) Sanofi Product Trademarks. Sanofi will have the sole right to defend against and settle any alleged, threatened or actual claim by a Third Party that the use or registration of the Sanofi Product Trademarks in the Territory infringes, dilutes, misappropriates or otherwise violates any Trademark or other right of that Third Party or constitutes unfair trade practices or any other like offense or any other claims as may be brought by a Third Party against a Party in connection with the use of the Sanofi Product Trademarks with respect to the Licensed Products in the Sanofi Territory, at its sole cost and expense and using counsel of its own choice. Sanofi will retain any damages or other amounts collected in connection therewith.

(b) Fulcrum Product Trademarks. Fulcrum will have the sole right to defend against and settle any alleged, threatened or actual claim by a Third Party that the use or registration of the Fulcrum Product Trademarks in the Territory infringes, dilutes, misappropriates or otherwise violates any Trademark or other right of that Third Party or constitutes unfair trade practices or any other like offense or any other claims as may be brought by a Third Party against a Party in connection with the use of the Fulcrum Product Trademarks with respect to the Licensed Products in the Fulcrum Territory, at its sole cost and expense and using counsel of its own choice. Fulcrum will retain any damages or other amounts collected in connection therewith.

10.11.6 Cooperation. Each Party will, and will cause its Affiliates to, assist and cooperate with the other Party, as may be reasonably requested by a Party from time to time, in connection with its activities set forth in this Section 10.11 (Product Trademarks), including where necessary, furnishing a power of attorney solely for such purpose or joining in, or being named as a necessary party to, such action, providing access to relevant documents and other evidence and making its employees available at reasonable business hours; provided that the requesting Party will reimburse the other Party for its reasonable and verifiable External Costs incurred in connection therewith.

10.12 Falsified Medicines. Without limiting either Party’s rights or obligations under Section 10.3 (Enforcement Against Third Party Infringement or Misappropriation):

10.12.1 Notification. Each Party will promptly notify the other Party in writing if it becomes aware of any Third Party’s manufacturing, sale, offer for sale, distribution or contribution to the manufacturing, shipment or commercialization of a medical product purporting to be a Licensed Product which deliberately or fraudulently misrepresents its identity, composition or source (“Falsified Medicine”).

10.12.2 Sanofi Territory. Sanofi will have the sole and exclusive right, but not the obligation, to lead any detection program, investigation or collaboration with any Governmental

Authority and the sole and exclusive right, but not the obligation, to file or threaten to file a claim or lawsuit to enforce any rights against any Third Party manufacturing, selling, offering for sale or distributing Falsified Medicines or contributing to any of these actions in the Sanofi Territory. If requested by Sanofi, Fulcrum will reasonably cooperate with Sanofi with respect to any suspected Falsified Medicines to provide complementary information related to the applicable Licensed Product when necessary or requested by any Governmental Authority.

10.12.3 Fulcrum Territory. Fulcrum will have the sole and exclusive right, but not the obligation, to lead any detection program, investigation or collaboration with any Governmental Authority and the sole and exclusive right, but not the obligation, to file or threaten to file a claim or lawsuit to enforce any rights against any Third Party manufacturing, selling, offering for sale or distributing Falsified Medicines or contributing to any of these actions in the Fulcrum Territory. If requested by Fulcrum, Sanofi will reasonably cooperate with Fulcrum with respect to any suspected Falsified Medicines to provide complementary information related to the applicable Licensed Product when necessary or requested by any Governmental Authority.

Article 11
REPRESENTATIONS, WARRANTIES, AND COVENANTS

11.1 Mutual Representations and Warranties. Each of Sanofi and Fulcrum hereby represents and warrants to the other Party as of the Effective Date that:

11.1.1 It is a corporation or limited company duly organized, validly existing, and in good standing under the laws of the jurisdiction of its organization, and it has the full right, power, and authority to enter into this Agreement and to perform its obligations hereunder.

11.1.2 All consents, approvals, and authorizations from all Governmental Authorities or other Third Parties required to be obtained by such Party in connection with this Agreement have been obtained.

11.1.3 The execution, delivery, and performance of this Agreement by it has been duly authorized by all requisite corporate action.

11.1.4 The execution and delivery of this Agreement and the performance of its obligations hereunder (a) do not conflict with or violate any requirement of Applicable Law or any provision of its articles of incorporation, bylaws, limited partnership agreement, or any similar instrument, as applicable, in any material way, (b) do not conflict with, violate, or breach or constitute a default or require any consent under, any Applicable Law or any contractual obligation or court or administrative order by which it is bound and (c) do not conflict and are not inconsistent with any agreement of such Party or its Affiliates with or rights granted by such Party or its Affiliates to any other Person.

11.1.5 To its Knowledge, it has not, directly or indirectly, offered, promised, paid, authorized, or given to any Government Official or Other Covered Party for the purpose, pertaining to this Agreement, of: (a) influencing any act or decision of the Government Official or Other Covered Party; (b) inducing the Government Official or Other Covered Party to do or omit to do an act in violation of a lawful duty; (c) securing any improper advantage; or (d) inducing the Government Official or Other Covered Party to influence the act or decision of a government or government instrumentality, in order to obtain or retain business, or direct business to, any Person, in each case in any way related to this Agreement.

11.1.6 It is not aware of any Government Official or Other Covered Party having any financial interest in the subject matter of this Agreement or in any way personally benefiting, directly, or indirectly, from this Agreement.

11.1.7 It is in compliance with all applicable global trade laws (including the Global Trade Control Laws), including those related to import controls, export controls, or economic sanctions. It is not, nor is any of its Affiliates or its or their respective directors, officers, employees, agents, or representatives, or in the last [***] was, a Restricted Party.

11.1.8 (a) Neither it nor any of its or its Affiliates’ employees, agents or independent contractors performing under this Agreement, or in the case of Fulcrum, no employee, agent or independent contractor engaged by Fulcrum or its Affiliates in the Development of Licensed Compound or any Licensed Product prior to the Effective Date, has ever been or is currently: (i) debarred or suspended under 21 U.S.C. §335(a) or (b) or its equivalent in the Territory, (ii) the subject of a conviction described in Section 306 of the FD&C Act or its equivalent in the Territory, (iii) excluded, debarred, suspended or otherwise ineligible to participate in a federal or governmental health care program, debarred from federal contracting, convicted of or pled nolo contendere to any felony, or to any federal or state legal violation (including misdemeanors) relating to prescription drug products or fraud, (iv) subject to OFAC sanctions or on the OFAC list of specially designated nationals, or (v) subject to any similar sanction of any Governmental Authority in the Territory (“Debarred/Excluded”), (b) no proceeding that could result in it being Debarred/Excluded is pending, and (c) neither it nor any of its Affiliates has used, in any capacity in the performance of obligations relating to the Licensed Compounds and Licensed Products, any employee, subcontractor, consultant, agent, representative, or other Person who has been Debarred/Excluded.

11.2 Additional Fulcrum Representations and Warranties. Except as may be qualified by the disclosure letter dated as of the Effective Date provided by Fulcrum to Sanofi, Fulcrum hereby represents and warrants as of the Effective Date to Sanofi that:

11.2.1 It has the full right, power and authority to grant all of the rights and licenses granted to Sanofi under this Agreement, including under the Fulcrum Technology, and it has not granted any license or other right under the Fulcrum Technology that is inconsistent with the licenses granted to Sanofi hereunder.

11.2.2 Fulcrum owns or has a valid right to use the Fulcrum Technology existing as of the Effective Date (including through its control of its Affiliates), including the Fulcrum Patent Rights listed on Schedule 1.83 (Fulcrum Patent Rights) and the Fulcrum Know-How listed on Schedule 4.1 (Initial Technology Transfer). With respect to any Fulcrum Patent Right identified on Schedule 1.83 (Fulcrum Patent Rights) as being solely owned by Fulcrum, Fulcrum owns all rights, title, and interests in and to such Fulcrum Patent Rights, free and clear of any liens, encumbrances, and security interests. Schedule 1.83 (Fulcrum Patent Rights) sets forth a complete and accurate list of all Fulcrum Patent Rights existing as of the Effective Date. Neither Fulcrum nor any of its Affiliates owns or holds rights to any Patent Rights, Know-How, or biological or chemical materials that would be necessary for the Exploitation of the Licensed Compound or Licensed Product in the form it exists as of the Effective Date but for the fact that Fulcrum or such Affiliate does not Control such Patent Right, Know-How or other materials.

11.2.3 Fulcrum has complied in all material respects with Applicable Law with respect to the prosecution and maintenance of the Fulcrum Patent Rights. Neither Fulcrum nor its Affiliates have received any written notice of any claim or threat of a claim or litigation made by any Person against Fulcrum or its Affiliates that alleges that any Fulcrum Patent Right is invalid or unenforceable and there is no pending, or to Fulcrum’s Knowledge, threatened, adverse action, suit or proceeding against Fulcrum in relation to any Fulcrum Patent Right. All Fulcrum Patent Rights are: (a) subsisting and, to Fulcrum’s Knowledge, not invalid or unenforceable, in whole or in part; (b) in the case of pending applications, to Fulcrum’s Knowledge, being diligently prosecuted in the respective patent offices in accordance with Applicable Law and Fulcrum has presented all relevant references, documents and information of which it and the inventors are aware to the relevant patent examiner at the relevant patent office; and (c) being prosecuted and maintained in accordance with the policies and procedures of the applicable patent office, including that (i) every inventor of the claims thereof has been identified in accordance with the Applicable Laws of the relevant jurisdiction in which such Patent Right is issued or pending and (ii) all applicable fees required by such patent office have been paid by the due date for payment. To Fulcrum’s Knowledge, there is no reference or prior art that would anticipate the issuance of any claim pending as of such date within any Fulcrum Patent Right.

11.2.4 To Fulcrum’s Knowledge, it has not misappropriated, infringed or otherwise violated any intellectual property right of a Third Party in connection with Developing the Licensed Compound and Licensed Product in the form it exists as of the Effective Date. To Fulcrum’s Knowledge, the use and practice of the Fulcrum Technology as contemplated by this Agreement as of the Effective Date does not and will not infringe, misappropriate or otherwise violate any intellectual property rights (including trade secrets) of any Third Party.

11.2.5 There is no pending or, to Fulcrum’s Knowledge, potential or threatened litigation, nor has Fulcrum received any notice from any Third Party, asserting or alleging that the Exploitation of the Licensed Compounds or Licensed Products prior to the Effective Date infringed or misappropriated, or currently infringes or misappropriates, the intellectual property rights of such Third Party.

11.2.6 There are no pending or, to Fulcrum’s Knowledge, potential or threatened, adverse actions, suits, or proceedings against Fulcrum involving the Fulcrum Technology, Licensed Compounds or Licensed Products, or which could reasonably be expected to adversely affect or restrict the ability of (a) Fulcrum to consummate or perform the transactions and obligations contemplated under this Agreement or (b) Sanofi to Exploit the Licensed Compounds or Licensed Products (including, in each case, any intermediate or component thereof) as contemplated by this Agreement.

11.2.7 To the Knowledge of Fulcrum, there are no activities by Third Parties that constitute infringement or misappropriation of, or otherwise violate, the Fulcrum Technology (in the case of pending claims, evaluating them as if issued).

11.2.8 There are no legal claims, judgments, or settlements against or owed by Fulcrum or any of its Affiliates, or pending or, to Fulcrum’s Knowledge, threatened, legal claims or litigation, in each case, relating to antitrust, anti-competition, or anti-corruption law violations.

11.2.9 Schedule 1.61 (Existing Third Party IP Agreements) sets forth all Existing Third Party IP Agreements in effect as of the Effective Date, true, correct and complete copies of which have been provided to Sanofi prior to the date hereof except that certain terms (including financial terms) which do not affect the rights or obligations of Sanofi, its Affiliates, or Sublicensees under this Agreement have been redacted.

11.2.10 Each Existing Third Party IP Agreement is valid, binding, enforceable, and in full force and effect. No notice of breach, default, or termination has been received or given under any Existing Third Party IP Agreement, and, to Fulcrum’s Knowledge, there is no act or omission by Fulcrum or any of its Affiliates that would provide a right to terminate any such agreement. To Fulcrum’s Knowledge, no circumstances or grounds exist that would reasonably be expected to give rise to a claim of material breach or a right of rescission, termination, revision, or amendment of any of the Existing Third Party IP Agreements, including the execution, delivery and performance of this Agreement. Neither Fulcrum nor any of its Affiliates has waived any of their respective rights under any Existing Third Party IP Agreement in any manner that conflicts with or limits the scope of any of the rights or licenses granted to Sanofi hereunder, and, to Fulcrum’s Knowledge, no such rights have lapsed or otherwise expired or been terminated. Fulcrum has obtained all consents and provided all notices required to be provided under each Existing Third Party IP Agreement in connection with the execution and delivery of this Agreement and the performance by the Parties of their respective obligations hereunder, and the execution, delivery, and performance of this Agreement by the Parties does not and will not constitute a breach or default under any of the Existing Third Party IP Agreements.

11.2.11 Other than the Existing Third Party IP Agreements, as of the Effective Date, there are no agreements between Fulcrum and any Third Party pursuant to which Fulcrum or any of its Affiliates Control any Fulcrum Technology licensed to Sanofi under this Agreement. Except for the Patent Rights or Know-How in-licensed under the Existing Third Party IP Agreements, neither Fulcrum nor its Affiliates has knowledge of any Patent Rights or Know-How Controlled by a Third Party that is necessary for the Development, Manufacture, Commercialization or other Exploitation of the Licensed Compounds or the Licensed Products, in each case, as contemplated as of the Effective Date and in accordance with the terms of this Agreement.

11.2.12 Neither Fulcrum nor any counterparty to any Existing Third Party IP Agreement has in writing alleged or threatened that the other party has breached an Existing Third Party IP Agreement (which has not been cured) or, to Fulcrum’s Knowledge, threatened in writing to terminate an Existing Third Party IP Agreement.

11.2.13 There are no exclusivity provisions or any other restrictions in any agreement between Fulcrum or its Affiliates and any Third Party that would limit either Party’s ability to Research, Develop, Manufacture, Commercialize or otherwise Exploit the Licensed Compounds or Licensed Products in the Field in the Territory. Neither Fulcrum nor any of its Affiliates are delinquent in any payment obligations to any Third Party, or engaged in any dispute with any Third Party, that would limit either Party’s ability to Research, Develop, Manufacture, Commercialize or otherwise Exploit the Licensed Compounds or Licensed Products in the Field in the Territory.

11.2.14 Fulcrum and its Affiliates have obtained from all individuals who invented an Invention claimed in a Fulcrum Patent Right valid and enforceable written assignments of all rights of such individuals in such Fulcrum Technology. All such individuals presently assigned, and were under an enforceable legal obligation to assign, the Fulcrum Technology to Fulcrum at the time of the conception, discovery, development, creation or other making. To Fulcrum’s Knowledge, no Person who claims to be an inventor of an Invention claimed in a Fulcrum Patent Right is not identified as an inventor of such invention in the filed patent documents for such Fulcrum Patent Right. No dispute regarding inventorship, authorship or ownership has been alleged or threatened with respect to any Fulcrum Technology.

11.2.15 Fulcrum and its Affiliates have taken commercially reasonable measures consistent with industry practices to protect the secrecy, confidentiality and value of all Fulcrum Know-How that constitutes trade secrets under Applicable Law, including by requiring all employees, consultants and subcontractors to execute agreements requiring all such employees, consultants and subcontractors to maintain the confidentiality of all such Fulcrum Know-How for customary time periods. To Fulcrum’s Knowledge: (a) the Fulcrum Know-How has not been disclosed to, or used or discovered by, any Third Party except pursuant to such confidentiality agreements; and (b) there has not been a breach by any party of such confidentiality agreement.

11.2.16 Fulcrum and its Affiliates have prepared, maintained and retained all Regulatory Submissions for Licensed Compounds and Licensed Products pursuant to and in accordance with all Applicable Laws. Each Regulatory Submission filed by Fulcrum or its Affiliates with respect to a Licensed Compound or a Licensed Product prior to the Effective Date was true, complete and accurate and timely filed.

11.2.17 Fulcrum and its Affiliates have conducted and, to Fulcrum’s Knowledge, their respective contractors and consultants have conducted, all Research, Development, Manufacture and other Exploitation of the Licensed Compounds and Licensed Products in accordance with all Applicable Law.

11.2.18 The Inventions claimed, covered or encompassed by the Fulcrum Technology: (a) were not conceived, discovered, developed, invented or otherwise made in connection with any research activities funded, in whole or in part, by the federal government of the United States (or any agency thereof) or the government of any other country; (b) are not a “subject invention” as that term is described in 35 U.S.C. §201(c); (c) are not otherwise subject to the provisions of the Patent and Trademark Law Amendments Act of 1980, codified at 35 U.S.C. §§200-212, or any regulations promulgated pursuant thereto, including in 37 C.F.R. Part 401; (d) in the case of clauses (b) or (c), are not subject to similar obligations or restrictions under the Applicable Law of any other country; and (e) are not the subject of any licenses, options or other rights of any Governmental Authority, within or outside the United States.

11.2.19 To Fulcrum’s Knowledge, [***].

11.3 Additional Covenants. Each of Sanofi and Fulcrum hereby covenant to the other:

11.3.1 Assignment of Inventions. Each Party will require all of its and its Affiliates’ employees and consultants and contractors to assign all Inventions that are conceived, discovered,

developed, invented or otherwise made by such employees according to the ownership principles described in Section 10.1 (Inventions).

11.3.2 Compliance with Law. It will, and will ensure that its Affiliates, comply with all Applicable Laws and, to the extent applicable, Professional Requirements, with respect to the performance of its obligations under this Agreement, including, as applicable, the Approved Labeling, the European Data Protection Directive 95/46/EC, the European General Data Protection Regulation (Regulation (EU) 2016/679), and any other applicable national data protection legislation.

11.3.3 No Conflicts. It will not enter into any agreement, contract, commitment or other arrangement, or otherwise take any action or fail to take any action, that could reasonably be expected to conflict with the rights granted to the other Party hereunder or otherwise prevent the other Party from exercising the rights granted to it hereunder.

11.3.4 No Bribery. It will not in the future offer, promise, pay, authorize, or give, money or anything of value, directly or indirectly, to any Government Official or Other Covered Party for the purpose, pertaining to this Agreement, of: (a) influencing any act or decision of the Government Official or Other Covered Party; (b) inducing the Government Official or Other Covered Party to do or omit to do an act in violation of a lawful duty; (c) securing any improper advantage; or (d) inducing the Government Official or Other Covered Party to influence the act or decision of a government or government instrumentality, in order to obtain or retain business, or direct business to, any Person, in each case, in any way related to this Agreement.

11.3.5 Restricted Countries. Neither it nor its Affiliates will export, transfer, or sell any Licensed Product (a) to any country or territory that is subject to comprehensive economic sanctions administered by OFAC, unless the sale of such Licensed Product would be permissible if Sanofi or its Affiliates or Sublicensees were subject to OFAC’s jurisdiction, (b) to any other country or territory in which such activity would violate Applicable Law in the U.S., (c) to any Restricted Party unless the sale of such Licensed Product would be permissible if Sanofi or its Affiliates or Sublicensees was subject to OFAC’s jurisdiction, or (d) in such a manner that would violate the Global Trade Control Laws.

11.3.6 FCPA Compliance. In performing under this Agreement, it and its Affiliates agree to comply with all applicable anti-corruption laws, including the Foreign Corrupt Practices Act of 1977 and the Bribery Act 2010, as amended from time-to-time; the anti-corruption laws of the Territory; and all laws enacted to implement the Organization for Economic Co-operation and Development Convention on Combating Bribery of Foreign Officials in International Business Transactions.

11.3.7 Debarred/Excluded Persons. It will not engage, in any capacity in connection with this Agreement or any ancillary agreements, any officer, employee, contractor, consultant, agent, representative, or other Person who has been Debarred/Excluded. Each Party will inform the other Party in writing promptly if it or any Person engaged by it or any of its Affiliates who is performing any obligations under this Agreement or any ancillary agreements is Debarred/Excluded, or if any action, suit, claim, investigation, or legal or administrative proceeding is pending or, to each Party’s Knowledge, is threatened, pursuant to which a Party, any of its Affiliates or any such Person performing obligations hereunder or thereunder may become Debarred/Excluded.

11.3.8 No Transfer of Title.

(a) Except as expressly permitted under Section 16.1 (Assignment), Fulcrum covenants and agrees that during the Term, neither it nor its Affiliates shall enter into any agreement with any Third Party, whether written or oral, with respect to, or otherwise assign, transfer, license, or convey its right, title or interest in or to, the Fulcrum Technology, in each case, in a manner that is in conflict with the rights granted by Fulcrum to Sanofi under this Agreement or that would prevent Fulcrum from performing its obligations under this Agreement.

(b) Except as expressly permitted under Section 16.1 (Assignment), Sanofi covenants and agrees that during the Term, neither it nor its Affiliates shall enter into any agreement with any Third Party, whether written or oral, with respect to, or otherwise assign, transfer, license, or convey its right, title or interest in or to, the Fulcrum Technology or Sanofi Technology, in each case in a manner that is in conflict with the rights granted by Sanofi to Fulcrum under this Agreement or that would prevent Sanofi from performing its obligations under this Agreement.

11.4 Additional Fulcrum Covenants.

11.4.1 Existing Third Party IP Agreements. Fulcrum has provided a true, correct and complete copy of the Existing Third Party IP Agreements, and all amendments thereto, as of the Effective Date, in each case, subject to redactions of contents unrelated to this Agreement. Fulcrum will provide a true, correct and complete copy of all amendments, restatements, side letters, and other modifications to the Existing Third Party IP Agreements entered into after the Effective Date, in each case, subject to redactions of contents unrelated to this Agreement. Fulcrum will inform Sanofi of any action it may take under the Existing Third Party IP Agreements to the extent such action may impact Sanofi’s interest under the Existing Third Party IP Agreements and consult with Sanofi with respect thereto. Without limiting the foregoing, Fulcrum shall: (a) fulfill in all material respects all of its obligations, including its payment obligations, under, and shall not otherwise breach in any material respect, the Existing Third Party IP Agreements and shall maintain the same in full force and effect (and to the extent permitted under such Existing Third Party IP Agreements, Sanofi shall have the right, in its sole discretion, to step in and cure any undisputed payment breach of such Existing Third Party IP Agreement by Fulcrum); (b) not assign (except an assignment to a party to which this Agreement has been assigned as permitted under Section 16.1 (Assignment)), amend, restate, amend and restate, terminate in whole or in part, or otherwise modify an Existing Third Party IP Agreement, or otherwise waive any rights under an Existing Third Party IP Agreement, in each case, in a manner in conflicts with the rights granted to Sanofi hereunder without the prior written consent of Sanofi, not to be unreasonably withheld, conditioned or delayed; (c) provide Sanofi with prompt notice of any claim of a breach under an Existing Third Party IP Agreement or notice of termination of any Existing Third Party IP Agreement; and (d) promptly send to Sanofi copies of all other material correspondence to or from the counterparty to an Existing Third Party IP Agreement to the extent related to this Agreement.

11.5 Disclaimer. EXCEPT AS EXPRESSLY SET FORTH HEREIN, EACH OF THE PARTIES EXPRESSLY DISCLAIMS ANY AND ALL REPRESENTATIONS AND WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING THE WARRANTIES OF DESIGN, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, VALIDITY, OR ENFORCEABILITY OF THEIR RESPECTIVE INTELLECTUAL PROPERTY RIGHTS, AND

NONINFRINGEMENT OF THE INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES, ARISING FROM A COURSE OF DEALING, USAGE, OR TRADE PRACTICES, IN ALL CASES WITH RESPECT THERETO. WITHOUT LIMITING THE FOREGOING, THE PARTIES AGREE THAT THE MILESTONE EVENTS AND NET SALES LEVELS SET FORTH IN THIS AGREEMENT OR THAT HAVE OTHERWISE BEEN DISCUSSED BY THE PARTIES ARE MERELY INTENDED TO DEFINE THE MILESTONE PAYMENTS AND ROYALTY OBLIGATIONS IF SUCH MILESTONE EVENTS OR NET SALES LEVELS ARE ACHIEVED. NEITHER PARTY MAKES ANY REPRESENTATION OR WARRANTY, EITHER EXPRESS OR IMPLIED, THAT IT WILL BE ABLE TO SUCCESSFULLY ADVANCE ANY LICENSED PRODUCT OR RESEARCH, DEVELOP, ACHIEVE REGULATORY APPROVAL FOR, MANUFACTURE, COMMERCIALIZE OR OTHERWISE EXPLOIT ANY LICENSED PRODUCT OR, IF COMMERCIALIZED, THAT ANY PARTICULAR SALES LEVEL OR PROFIT OF SUCH LICENSED PRODUCT WILL BE ACHIEVED.

11.6 Limitation of Liability. NEITHER OF THE PARTIES, NOR ANY OF THEIR RESPECTIVE AFFILIATES, WILL BE ENTITLED TO RECOVER FROM THE OTHER PARTY OR ITS AFFILIATES, ANY SPECIAL, INCIDENTAL, INDIRECT, EXEMPLARY, CONSEQUENTIAL, OR PUNITIVE DAMAGES OR DAMAGES FOR LOSS OF PROFIT, LOSS OF REVENUE, OR LOST OPPORTUNITY IN CONNECTION WITH THIS AGREEMENT, ITS PERFORMANCE OR LACK OF PERFORMANCE HEREUNDER, OR ANY LICENSE GRANTED HEREUNDER, REGARDLESS OF ANY NOTICE OF THE POSSIBILITY OF SUCH DAMAGES, EXCEPT TO THE EXTENT THE DAMAGES RESULT FROM A PARTY’S FRAUD, GROSS NEGLIGENCE OR INTENTIONAL MISCONDUCT, A BREACH OF THE OBLIGATIONS OF A PARTY UNDER ARTICLE 12 (CONFIDENTIALITY), OR AMOUNTS REQUIRED TO BE PAID TO A THIRD PARTY AS PART OF A CLAIM FOR WHICH A PARTY PROVIDES INDEMNIFICATION UNDER ARTICLE 13 (INDEMNIFICATION).

Article 12
CONFIDENTIALITY

12.1 Duty of Confidence. Subject to the other provisions of this Article 12 (Confidentiality):

12.1.1 except to the extent expressly authorized by this Agreement, all Confidential Information of a Party (the “Disclosing Party”) will be maintained in confidence and otherwise safeguarded, and not published or otherwise disclosed to any Third Party without the Disclosing Party’s prior written consent, by the other Party (the “Receiving Party”) and its Affiliates;

12.1.2 the Receiving Party will treat all Confidential Information provided by the Disclosing Party, at a minimum, with the same degree of care as the Receiving Party uses for its own proprietary information of a similar nature, but in no event less than a reasonable degree of care;

12.1.3 the Receiving Party may only use any Confidential Information of the Disclosing Party for the purposes of performing its obligations or exercising its rights under this Agreement;

12.1.4 a Receiving Party may disclose Confidential Information of the Disclosing Party to: (a) such Receiving Party’s Affiliates, and potential and actual licensees and Sublicensees; and (b) employees, directors, officers, agents, contractors, consultants, attorneys, accountants, potential or actual investors solely for the purpose of evaluating or carrying out an actual or potential investment, acquisition or collaboration, and advisors of the Receiving Party and its Affiliates, licensees, and Sublicensees, in each case ((a) and (b)), to the extent reasonably necessary for the purposes of performing its obligations or exercising its rights under this Agreement; provided that (x) such Persons are bound by legally enforceable obligations of confidentiality and non-use with respect to the Disclosing Party’s Confidential Information, or subject to professional ethical obligations of confidentiality, no less stringent than the confidentiality and non-use obligations set forth in this Agreement, except that the term of such obligation will be customary for such recipient of Confidential Information and (y) each Party remains responsible for any failure by its Affiliates, licensees, and Sublicensees, and its and its Affiliates’, licensees’, and Sublicensees’ respective employees, directors, officers, agents, contractors, consultants, attorneys, accountants, investors and advisors, in each case, to treat such Confidential Information as required under this Section 12.1 (Duty of Confidence) (as if such Persons were Parties directly bound to the requirements of this Section 12.1 (Duty of Confidence)); and

12.1.5 each Party will promptly notify the other Party of any misuse or unauthorized disclosure of the other Party’s Confidential Information.

The confidentiality, non-use, and non-disclosure obligations set forth in this Section 12.1 (Duty of Confidence) will be in full force and effect from the Effective Date until [***] after expiration or termination of this Agreement, provided that, with respect to any Know-How that is a trade secret and is identified as such by the Disclosing Party at the time of disclosure, the obligations of this Section 12.1 (Duty of Confidence) will continue for so long as such Know-How remains a trade secret.

12.2 Confidential Information. Any Development report provided by Fulcrum to Sanofi pursuant to Section 5.8 (Development Reports), any ROFN Notice and any notice provided by Fulcrum to Sanofi pursuant to Section 2.9 (Change of Control of Fulcrum) will be the Confidential Information of Fulcrum, with Sanofi deemed to be the Receiving Party of such information. The Fulcrum Know-How and any Know-How included in the Licensed Sanofi Technology, in each case, that is specifically related to the Licensed Products, Joint Collaboration Know-How and the terms of this Agreement will be the Confidential Information of both Parties, with each Party deemed to be the Receiving Party of such information. The Sanofi Know-How, any Development report provided by Sanofi to Fulcrum pursuant to Section 5.8 (Development Reports) and any Royalty Report will be the Confidential Information of Sanofi, with Fulcrum deemed to be the Receiving Party of such information. Except as provided in Section 12.4 (Authorized Disclosures) and Section 12.7 (Publicity; Use of Names), neither Party nor its Affiliates may disclose the existence or the terms of this Agreement without obtaining the prior written consent of the other Party.

12.3 Exemptions. Section 12.1 (Duty of Confidence) will not apply with respect to any portion of the Confidential Information of the Disclosing Party to the extent that the Receiving Party can demonstrate through competent evidence that such information:

12.3.1 was already known by the Receiving Party or any of its Affiliates without an obligation of confidentiality at the time of its receipt from the Disclosing Party, and not through a prior disclosure by or on behalf of the Disclosing Party, as documented by the Receiving Party’s business records;

12.3.2 was generally available to the public or otherwise part of the public domain before its receipt from the Disclosing Party;

12.3.3 became generally available to the public or otherwise part of the public domain after its disclosure by the Disclosing Party other than through any act or omission of the Receiving Party or any of its Affiliates in breach of this Agreement;

12.3.4 is subsequently disclosed to the Receiving Party or any of its Affiliates without obligation of confidentiality by a Third Party who may rightfully do so and is not under a conflicting obligation of confidentiality to the Disclosing Party; or

12.3.5 is developed by the Receiving Party or any of its Affiliates independently and without use of or reference to any Confidential Information received from the Disclosing Party, as documented by the Receiving Party’s business records.

No combination of features or disclosures will be deemed to fall within the foregoing exclusions merely because individual features are published or available to the general public or in the rightful possession of the Receiving Party or any of its Affiliates unless the combination itself and principle of operation are published or available to the general public or in the rightful possession of the Receiving Party or any of its Affiliates.

12.4 Authorized Disclosures.

12.4.1 Permitted Circumstances. Notwithstanding the obligations set forth in Section 12.1 (Duty of Confidence) and Section 12.7 (Publicity; Use of Names), a Party may disclose the other Party’s Confidential Information (including this Agreement and the terms herein) in the following situations:

(a) solely to the extent reasonably necessary for the Receiving Party’s prosecution or enforcement of Fulcrum Patent Rights, Collaboration Patent Rights, or Sanofi Patent Rights, in each case, as contemplated by this Agreement; provided that the Receiving Party will provide the Disclosing Party with at least [***] prior written notice of any such disclosure and take reasonable and lawful actions to avoid or minimize the degree of disclosure;

(b) to the extent related to this Agreement and necessary to submit Regulatory Submissions and other filings with Governmental Authorities (including Regulatory Authorities), as necessary for the Exploitation of the Licensed Products in accordance with the rights and obligations of the applicable Party under this Agreement;

(c) disclosure of this Agreement, its terms, and the status and results of Exploitation of the Licensed Compounds and Licensed Products to actual or bona fide potential investors, acquirors, (sub)licensees (including any counterparty to a Collaboration In-License), lenders, and other financial or commercial partners (including in connection with any royalty financing transaction), and their respective attorneys, accountants, banks, investors, and advisors, solely for the purpose of evaluating or carrying out an actual or potential investment, acquisition, (sub)license, debt transaction, or collaboration; provided that, in each such case, (i) with respect to actual or potential investors or financial partners (including in connection with any royalty financing transaction), the Receiving Party discloses the Agreement or its terms on an outside counsel-basis only or otherwise with the prior written consent of the Disclosing Party, (ii) such Persons are bound by obligations of confidentiality and non-use, or subject to professional ethical obligations of confidentiality, at least as stringent as those set forth Article 12 (Confidentiality), except that the term of such obligation will be customary for such recipient of Confidential Information, (iii) for clarity, the disclosure is subject to the other Party’s ability to review and redact business sensitive information under Section 12.4.2 (Confidential Treatment), (iv) the scope of any such disclosure is limited to the maximum extent practicable for the particular context in which it is being disclosed and (v) the Receiving Party remains responsible for any failure by any Person who receives Confidential Information from such Receiving Party pursuant to this Section 12.4.1(c) (Permitted Circumstances) to treat such Confidential Information as required under this Article 12 (Confidentiality);

(d) such disclosure is, in the reasonable opinion of the Receiving Party’s legal counsel, required to comply with Applicable Law (whether generally or in pursuit of an application for listing of securities) including the United States Securities and Exchange Commission or equivalent foreign agency or regulatory body, or otherwise required by judicial or administrative process, provided that in each such event, as promptly as reasonably practicable and to the extent not prohibited by Applicable Law or judicial or administrative process, such Party will notify the other Party of such required disclosure and provide a draft of the disclosure to the other Party reasonably in advance of such filing or disclosure for the other Party’s review and comment. The non-disclosing Party will provide any comments as soon as practicable, and the disclosing Party will reasonably consider in good faith any timely comments provided by the non-disclosing Party. Confidential Information that is disclosed in order to comply with Applicable Law or by judicial or administrative process pursuant to this Section 12.4.1(d) (Permitted Circumstances), in each case, will remain otherwise subject to the confidentiality and non-use provisions of this Article 12 (Confidentiality) with respect to the Party disclosing such Confidential Information, and such Party will take all steps reasonably necessary, including seeking of confidential treatment or a protective order for a period of at least [***] (to the extent permitted by Applicable Law or Governmental Authority), to ensure the continued confidential treatment of such Confidential Information, and each Party will be responsible for its own legal and other external costs in connection with any such filing or disclosure pursuant to this Section 12.4.1(d) (Permitted Circumstances);

(e) during the term of the GSK License Agreement, disclosure to GSK of (1) a copy of this Agreement and any amendments thereto, (2) those portions of Development reports and Royalty Reports related to Licensed Products and Licensed Compounds that are Covered by a Valid Claim of a GSK Patent Right that is included in the licenses granted to Sanofi under Section 2.1 (License Grant to Sanofi) and (3) results of any audits conducted with respect to Sanofi pursuant to Section 9.7.2 (Audit Rights); provided, in each case, that: (i) such information is provided to GSK as the Confidential Information of Fulcrum under the GSK License Agreement; (ii) Fulcrum redacts such documents to the maximum extent practicable to only the information required for GSK to determine Fulcrum’s compliance with the terms of the GSK License Agreement; (iii) at least [***] in advance of such anticipated disclosure, Fulcrum shall permit Sanofi to review and comment upon such proposed redactions described in the foregoing clause (ii) and shall implement any additional redactions that Sanofi reasonably requests and which do not redact information that Fulcrum is required to provide to GSK for GSK to determine Fulcrum’s compliance with the terms of the GSK License Agreement; and (iv) Fulcrum will remain responsible for any failure by GSK to treat such Confidential Information as required under this Article 12 (Confidentiality); or

(f) disclosure pursuant to Section 12.6 (Publication and Listing of Clinical Trials) and Section 12.7 (Publicity; Use of Name).

12.4.2 Confidential Treatment. Notwithstanding any provision to the contrary set forth in this Agreement, in each case of a disclosure to be made pursuant to Section 12.4.1(c) (Permitted Circumstances) or Section 12.4.1(d) (Permitted Circumstances), where some or all of the terms of this Agreement are to be disclosed, the disclosing Party will provide to the other Party a redacted version of this Agreement to be made in connection with any such disclosure for review and comment by such other Party. In such event, the Parties will agree on a redacted version of this Agreement to be made in connection with any such disclosure, and the disclosing Party will not disclose or provide any redacted version of this Agreement that has not been agreed in writing by the other Party except in the case of a disclosure to bona fide potential acquirors or (sub)licensees (including any counterparty to a Collaboration In-License), in which case, the disclosing Party will be permitted to provide an unredacted copy of this Agreement to such Third Party in accordance with Section 12.4.1(c) excluding clause (iii) once the material terms of the deal with such Third Party are proposed to the board of directors of the disclosing Party. The immediately preceding sentence will not restrict either Party from making any disclosure to the extent required under any Applicable Law. Subject to the foregoing, but notwithstanding any other provision to the contrary set forth in this Agreement, if a Party is required or permitted to make a disclosure of the other Party’s Confidential Information pursuant to Section 12.4.1 (Permitted Circumstances), then it will, to the extent not prohibited by Applicable Law or judicial or administrative process, except where impracticable, give reasonable advance notice to the other Party of such proposed disclosure and use reasonable efforts to secure confidential treatment of such information and will only disclose that portion of Confidential Information that is legally required to be disclosed as advised by its legal counsel. In any event, each Party agrees to take all reasonable action to avoid disclosure of Confidential Information of the other Party hereunder.

12.5 Joint Publication Strategy. Both Parties acknowledge that it is their policy for the studies and results thereof to be registered and published in accordance with their internal guidelines, and the Parties will cooperate and develop a joint publication strategy with respect to Clinical Trials conducted under the Global Development Plan in accordance with Section 3.4.3(b) (Specific Responsibilities of the JCC) and Section 3.1.5(d) (Specific Responsibilities of the JSC).

12.5.1 Right to Publish.

(a) Publications under the Global Development Plan. Neither Party will publicly present or publish any Clinical Trial protocol, Clinical Trial data, non-clinical data or preclinical data arising from any Clinical Trial conducted under the Global Development Plan (each such proposed presentation or publication, a “Publication”), except (i) with respect to the Global Phase 3 REACH Study, in which case Fulcrum may freely publish the data and results arising from such

Clinical Trial, and (ii) with respect to all other Clinical Trials, in accordance with the joint publication strategy as approved by the JCC in accordance with Section 3.4.3(b) (Specific Responsibilities of the JCC), and, in each case (i) and (ii), subject to the review process and additional limitations set forth in Section 12.5.1(c) (Review Process and Other Limitations), Section 12.5.1(d) (Repeat Disclosures) and Section 12.6 (Publication and Listing of Clinical Trials).

(b) Publications under Sanofi Independent Development Plan and Fulcrum Independent Development Plan. Each Party will have the sole right to publicly present or publish any (i) Clinical Trial data, non-clinical or preclinical data arising from any Clinical Trial and (ii) data arising from any non-clinical study conducted independently of any Clinical Trial, in each case ((i) and (ii)), conducted under the Sanofi Independent Development Plan or Fulcrum Independent Development Plan, as applicable, or otherwise conducted by such Party, subject to the review process and additional limitations set forth in Section 12.5.1(c) (Review Process and Other Limitations), Section 12.5.1(d) (Repeat Disclosures) and Section 12.6 (Publication and Listing of Clinical Trials).

(c) Review Process and Other Limitations. If a Party (the “Publishing Party”) desires to publicly present or publish a Publication in accordance with Section 12.5.1(a) (Publications under the Global Development Plan) or Section 12.5.1(b) (Publications under Sanofi Independent Development Plan and Fulcrum Independent Development Plan), then such Party will provide the other Party (including the other Party’s Alliance Manager and all members of the JCC) with a copy of such proposed Publication at least [***] prior to the earlier of its presentation or intended submission for publication (such applicable period, the “Review Period”). The Publishing Party will not submit or present any such Publication until (i) the other Party has provided written comments during such Review Period on the material in such Publication, or (ii) the applicable Review Period has elapsed without written comments from the other Party, in which case the Publishing Party may proceed and the Publication will be considered approved in its entirety. If the Publishing Party receives written comments from the other Party on any such Publication during the applicable Review Period, then it will consider the other Party’s reasonable and timely comments in good faith and incorporate such comments where appropriate. Notwithstanding any provision to contrary set forth in this Agreement, the Publishing Party will (1) delete any Confidential Information of the other Party that such other Party identifies for deletion in such other Party’s written comments, and (2) delay such Publication for a period of up to an additional [***] after the end of the applicable Review Period to enable the other Party to draft and file one or more patent applications with respect to any subject matter to be made public in such Publication. The Publishing Party will provide the other Party with a copy of the Publication at the time of the submission or presentation thereof. The Publishing Party agrees to determine the authorship of all Publications in accordance with all applicable International Committee of Medical Journal Editors (ICMJE) guidelines, and, in addition, to acknowledge the contributions of the other Party and the employees of the other Party, in each case, as scientifically appropriate.

(d) Repeat Disclosures. After a Publication has been made available to the public, each Party may post such Publication or a link to it on its corporate website or social media platforms (or any website managed by such Party in connection with a Clinical Trial for the Licensed Products, as appropriate), provided that the information in such Publication remains true, correct, and the most current information with respect to the subject matters set forth therein, complies with Applicable Law and would not reasonably be expected to adversely impact the other Party; provided, further, that such Party will provide the other Party with a draft of such proposed Publication for the other Party’s review and comment at least [***] prior to the proposed disclosure date.

12.6 Publication and Listing of Clinical Trials. With respect to the listing of Clinical Trials or the publication of Clinical Trial results for the Licensed Products and to the extent applicable to a Party’s activities conducted under this Agreement, each Party will comply with (a) the Pharmaceutical Research and Manufacturers of America (PhRMA) Guidelines on the listing of Clinical Trials and the Publication of Clinical Trial results, and (b) any Applicable Law or applicable court order, stipulations, consent agreements, and settlements entered into by such Party. The Parties agree that any such listings or publications made pursuant to this Section 12.6 (Publication and Listing of Clinical Trials) will be considered a Publication for purposes of this Agreement and will be subject to Section 12.5 (Joint Publication Strategy).

12.7 Publicity; Use of Names.

12.7.1 Press Release.

(a) Initial Press Release. Fulcrum may issue an individual press release announcing this Agreement, as set forth on Schedule 12.7.1 (Press Release), on such date and time as may be agreed by the Parties. Sanofi may choose in its sole discretion to provide a quote to be incorporated into such press release.

(b) Press Releases and Public Announcements under Global Development Plan. Neither Party will make a press release or other similar public disclosure with respect to any Clinical Trial data, non-clinical or preclinical data arising from any Clinical Trial conducted under the Global Development Plan without the other Party’s prior written consent, except with respect to the Positive Data Readout in which case either Party may make a press release or other public disclosure, subject to the review process and additional limitations set forth in Section 12.7.1(d) (Review Process and Other Limitations) and Section 12.7.1(e) (Repeat Disclosures).

(c) Press Releases and Public Announcements under Sanofi Independent Development Plan and Fulcrum Independent Development Plan. Each Party will have the sole right to make a press release or other similar public disclosure with respect to any (i) Clinical Trial data, non-clinical or preclinical data arising from any Clinical Trial or (ii) data arising from any non-clinical study conducted independently of any Clinical Trial, in each case ((i) and (ii)), conducted by such Party under the Sanofi Independent Development Plan or Fulcrum Independent Development Plan, as applicable, subject to the review process and additional limitations set forth in Section 12.7.1(d) (Review Process and Other Limitations) and Section 12.7.1(e) (Repeat Disclosures).

(d) Review Process and Other Limitations. If either Party or any of its Affiliates desires to make a press release or other similar public disclosure in accordance with Section 12.7.1(b) (Press Releases and Public Announcements under Global

Development Plan) or Section 12.7.1(c) (Press Releases and Public Announcements under Sanofi Independent Development Plan and Fulcrum Independent Development Plan), such Party shall give at least [***] prior advance notice of the proposed content of such press release or announcement to the other Party for its prior review and approval, with such approval not to be unreasonably withheld, conditioned, or delayed (except as otherwise provided herein). A Party commenting on such a proposed press release or public disclosure shall provide its comments, if any, at least [***] prior to the proposed disclosure date. In relation to a Party’s review of such a proposed press release or announcement, the Party may make specific, reasonable comments on such proposed press release or announcement within the prescribed time for commentary.

(e) Repeat Disclosures. The Parties agree that after (i) a disclosure pursuant to Section 12.7 (Publicity; Use of Names) or Section 12.4 (Authorized Disclosures) or (ii) the issuance of a press release (including the initial press release) or other public announcement pursuant to this Section 12.7.1 (Press Release) that has been reviewed and approved by the other Party, the disclosing Party may make subsequent public disclosures reiterating such information as previously reviewed and approved; provided that the information in such press release or other public announcement remains true, correct, and the most current information with respect to the subject matters set forth therein, complies with Applicable Law and would not reasonably be expected to adversely impact the other Party; provided, further, that such Party will provide the other Party with a draft of such proposed disclosure for the other Party’s review and comment at least [***] prior to the proposed disclosure date.

12.7.2 Use of Names. Except as otherwise expressly set forth herein, neither Party (or any of its respective Affiliates) will use any corporate name, Trademark, service mark, trade name or logo of the other Party or any of its Affiliates, or its or their respective employees, in any publicity, promotion, news release or other public disclosure relating to this Agreement or its subject matter, without first obtaining the prior written consent of the other Party; provided that such consent will not be required (a) to the extent such use thereof may be required by Applicable Law, including the rules of any securities exchange or market on which a Party’s or its Affiliate’s securities are listed or traded, and (b) for either Party’s use of the other Party’s name and company logo, in accordance with written specifications and standards to be provided by the other Party to such Party, solely to identify the other Party as a collaborator on such Party’s website and in public presentations. If a Party at any time determines that the use of such Party’s name and company logo does not comply with standards provided by such Party and so notifies the other Party, then the other Party will cease using the first Party’s name and company logo in such unapproved manner as soon as reasonably possible. Each Party (or its Affiliate, as applicable) will retain all rights, title and interests in and to all such corporate names, trademarks, trade names and logos of such Party and its Affiliates.

Article 13
INDEMNIFICATION

13.1 Indemnification by Fulcrum. Fulcrum will indemnify, hold harmless, and defend Sanofi and its Affiliates and their respective, directors, officers, employees, agents, successors, assigns and Sublicensees (the “Sanofi Indemnitees”) from and against any and all Third Party suits, claims, proceedings, actions, and demands (“Third Party Claims”) and all losses, liabilities, costs, claims, damages, judgments, expenses, or losses (including reasonable attorneys’ fees, court costs, witness fees, damages, judgments, fines, and amounts paid in settlement) arising therefrom (“Losses”) to the extent that the applicable Third Party Claims and such Losses arise out of (a) a breach by Fulcrum of any of its representations, warranties, covenants, agreements or obligations under this Agreement, (b) the Exploitation of the Licensed Compounds and Licensed Products by or on behalf of Fulcrum or any of its Affiliates, licensees (not including Sanofi or its Affiliates, Sublicensees, or its subcontractors), Sublicensees, or subcontractors, (c) Fulcrum’s failure to undertake any recall or product withdrawal of a Licensed Product in the Fulcrum Territory in accordance with Section 6.11 (Recall, Withdrawal, or Field Alerts), (d) the gross negligence, recklessness or willful misconduct of any Fulcrum Indemnitee or (e) any violation of Applicable Law by Fulcrum, its Affiliates, Sublicensees or subcontractors in connection with the performance of its obligations or exercise of its rights under this Agreement. Notwithstanding the foregoing, Fulcrum will not have any obligation to indemnify Sanofi Indemnitees to the extent that any Losses arise out of any Third Party Claim for which Sanofi is responsible for indemnifying Fulcrum pursuant to Section 13.2 (Indemnification by Sanofi).

13.2 Indemnification by Sanofi. Sanofi will indemnify, hold harmless, and defend Fulcrum and its Affiliates, and their respective directors, officers, employees, agents, successors, assigns and Sublicensees (the “Fulcrum Indemnitees”) from and against any and all Losses, to the extent that the applicable Third Party Claims and such Losses arise out of (a) a breach by Sanofi of any of its representations, warranties, covenants, agreements or obligations under this Agreement, (b) the Exploitation of the Licensed Compounds and Licensed Products by or on behalf of Sanofi or any of its Affiliates, Sublicensees, or subcontractors, (c) Sanofi’s failure to undertake any recall or product withdrawal of a Licensed Product in the Sanofi Territory in accordance with Section 6.11 (Recall, Withdrawal, or Field Alerts), (d) the gross negligence, recklessness or willful misconduct of any Sanofi Indemnitee or (e) any violation of Applicable Law by Sanofi, its Affiliates, Sublicensees or subcontractors in connection with the performance of its obligations or exercise of its rights under this Agreement. Notwithstanding any provision to the contrary set forth in this Agreement, Sanofi will not have any obligation to indemnify the Fulcrum Indemnitees to the extent that any Losses arise out of any Third Party Claim for which Fulcrum is responsible for indemnifying Sanofi pursuant to Section 13.1 (Indemnification by Fulcrum).

13.3 Indemnification Procedure. If either Party is seeking indemnification under Section 13.1 (Indemnification by Fulcrum) or Section 13.2 (Indemnification by Sanofi) (the “Indemnified Party”), then it will as soon as reasonably practicable inform the other Party (the “Indemnifying Party”) of the Third Party Claim giving rise to such indemnification obligations (it being understood and agreed, however, that the failure or delay by an Indemnified Party to give such notice of a Third Party Claim will not affect the Indemnifying Party’s indemnification obligations hereunder except to the extent the Indemnifying Party will have been actually and materially prejudiced as a result of such failure or delay to give notice). The Indemnifying Party will have the right to assume the defense of any such Third Party Claim for which it is obligated to indemnify the Indemnified Party by giving written notice to the Indemnified Party within [***] after receipt of notice of the Third Party Claim. The assumption of defense of the Third Party Claim shall not be construed as an acknowledgment that the Indemnifying Party is liable to indemnify any Indemnified Party in respect of the Third Party Claim, nor shall it constitute waiver by the Indemnifying Party of any defenses it may assert against the Indemnified Party’s claim for indemnification. The Indemnified Party will cooperate with the Indemnifying Party and the Indemnifying Party’s insurer as the Indemnifying Party may reasonably request, and at the Indemnifying Party’s cost and expense. The Indemnified Party will have the right to participate, at its own expense and with counsel of its choice, in the defense of any Third Party that has been assumed by the Indemnifying Party; provided, however, that the Indemnifying Party shall have the right to conduct the defense of the Third Party Claim with counsel of its choice. Neither Party will have the obligation to indemnify the other Party in connection with any settlement made without the Indemnifying Party’s written consent, which consent will not be unreasonably withheld, conditioned, or delayed. The Indemnifying Party will not admit liability of the Indemnified Party or settle any Third Party Claim without the Indemnified Party’s prior written consent, which consent will not be unreasonably withheld, conditioned, or delayed. If the Indemnifying Party does not assume and conduct the defense of the Third Party Claim as provided above, (a) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim in any manner the Indemnified Party may deem reasonably appropriate (and the Indemnified Party need not consult with, or obtain any consent from, the Indemnifying Party in connection therewith), and (b) the Indemnified Party reserves any right it may have under this Article 13 (Indemnification) to obtain indemnification from the Indemnified Party. In the event that it is ultimately determined that the Indemnifying Party is not obligated to indemnify, defend or hold harmless the Indemnified Party from and against the Third Party Claim, the Indemnified Party will reimburse the Indemnifying Party for any and all costs and expenses (including attorneys’ fees and expenses and costs of suit) and any Losses incurred by the Indemnifying Party in its defense of the Third Party Claim. If the Parties cannot agree as to the application of Section 13.1 (Indemnification by Fulcrum) or Section 13.2 (Indemnification by Sanofi) as to any Third Party Claim, then, pending resolution of the dispute pursuant to Article 15 (Dispute Resolution; Governing Law), the Parties may conduct separate defenses of such Third Party Claim, with each Party retaining the right to claim indemnification from the other Party in accordance with Section 13.1 (Indemnification by Fulcrum) or Section 13.2 (Indemnification by Sanofi), as applicable, upon resolution of the underlying Third Party Claim. In each case, the Indemnified Party will reasonably cooperate with the Indemnifying Party and will make available to the Indemnifying Party all pertinent information under the control of the Indemnified Party, which information will be subject to Article 12 (Confidentiality).

13.4 Insurance. During the Term and for a period of [***] thereafter, each Party will, at its own expense, procure and maintain insurance, including product liability insurance (with a Third Party insurance company with a current A.M. Best rating of A- or equivalent or higher, or solely with respect to Sanofi through a program of self-insurance), which insurance will be adequate to cover its obligations hereunder. Such insurance coverage will in no event be less than [***] per loss occurrence and [***] in the aggregate. It is understood that such insurance will not be construed to create a limit of either Party’s liability with respect to its indemnification obligations under this Article 13 (Indemnification). Each Party will provide the other Party with written evidence of such insurance upon request. Each Party will provide the other Party with written notice at least [***] prior to the expiration, cancellation, nonrenewal, or material change in such insurance that materially adversely affects the rights of the other Party hereunder. To the extent insurance policies are written on claims-made form, such Party shall maintain the insurance coverage for a term of [***] after the termination or expiration of this Agreement or as legally required to maintain insurance, or when the last Clinical Trial subject receives treatment in connection with the Clinical Trial, including any treatment received after Clinical Trial completion.

Article 14
TERM AND TERMINATION

14.1 Term. The term of this Agreement will begin on the Effective Date and, unless earlier terminated in accordance with this Article 14 (Term and Termination), will continue, on a Licensed Product-by-Licensed Product and country-by-country basis until the expiration of the last Royalty Term for such Licensed Product (the “Term”). Upon expiration of this Agreement with respect to a Licensed

Product, the licenses granted in such country pursuant to Section 2.1 (License Grant to Sanofi) to Sanofi for such Licensed Product shall be exclusive, perpetual, irrevocable, fully paid-up and free of royalties or other payment obligations and, subject to the foregoing and except as set forth in Section 14.9 (Survival; Accrued Rights), all rights and obligations of the Parties under this Agreement with respect to such Licensed Products in such country shall cease.

14.2 Termination for Material Breach.

14.2.1 Material Breach. If either Party believes in good faith that the other is in material breach of this Agreement, then the non-breaching Party may deliver notice of such material breach to the other Party identifying the material breach in reasonable detail and a proposed remedy (“Breach Notification”). For any material breach arising from a failure to make a payment set forth in this Agreement, the allegedly breaching Party will have [***] from the receipt of the applicable Breach Notification to cure such material breach. For all material breaches other than a failure to make a payment as set forth in this Agreement, the allegedly breaching Party will have [***] from the date of the Breach Notification to cure such material breach. If the Party receiving notice of a material breach fails to cure that material breach within the applicable period set forth above, then the Party originally delivering the Breach Notification may terminate this Agreement in its entirety effective on written notice of termination to the other Party. In the event that a material breach is curable but the allegedly breaching Party demonstrates that it cannot be reasonably cured within the applicable cure period despite its diligent efforts, then the allegedly breaching Party will be allowed to continue to cure such material breach using diligent efforts for another [***] or a longer period if mutually agreed upon by the Parties.

14.2.2 Disagreement as to Material Breach. Notwithstanding Section 14.2.1 (Material Breach), if the Parties, reasonably and in good faith, disagree as to whether there has been a material breach of this Agreement, then: (a) the Party that disputes whether there has been a material breach may contest the allegation by referring such matter, within the cure period applicable to such alleged material breach, for resolution in accordance with Article 15 (Dispute Resolution; Governing Law); (b) the relevant cure period with respect to such alleged material breach will be tolled from the date on which the Party that disputes whether there has been a material breach notifies the other Party of such dispute and through the resolution of such dispute in accordance with Article 15 (Dispute Resolution; Governing Law); and (c) subject to Section 16.6 (Force Majeure), during the pendency of such dispute, all of the terms and conditions of this Agreement will remain in effect and the Parties will continue to perform all of their respective obligations hereunder.

14.3 Termination by Sanofi for Convenience. Sanofi will have the right to terminate the Agreement in its entirety or on a Licensed Product-by-Licensed Product or (a) country-by-country basis with respect to the Sanofi Major Countries or (b) Region-by-Region basis with respect to all other countries that are not Sanofi Major Countries (each such terminated jurisdiction, a “Terminated Region” and in the event of termination of this Agreement in its entirety, all countries in the Sanofi Territory will be Terminated Regions) at any time during the Term upon [***] prior written notice; provided that, if Sanofi terminates the Agreement under this Section 14.3 (Termination by Sanofi for Convenience) in all of the Sanofi Major Countries, European Region, the Asian Region, and the Latin American Region, then this Agreement will automatically terminate in its entirety.

14.4 Termination by Sanofi for Safety. Sanofi may terminate this Agreement for safety concerns with respect to a Licensed Product that are [***]: (a) in part on a Licensed Product-by-Licensed Product basis, where the safety concerns are with respect to a particular Licensed Product or (b) in its entirety, where the safety concerns are with respect to all Licensed Products, in each case ((a) or (b)), upon [***] prior written notice to Fulcrum. Sanofi will include a summary of such safety concerns in such notice of termination.

14.5 Termination by Fulcrum for Sanofi’s Cessation of Development and Commercialization.

14.5.1 Shelving Event. If, at any time during the period commencing on the earlier of the date of the Positive Data Readout for the Global Phase 3 REACH Study and Regulatory Approval for a Licensed Product in the Field in the Territory and ending on the tenth (10th) anniversary of the First Commercial Sale of a Licensed Product in a Sanofi Major Country there is a consecutive [***] period during which (a) Sanofi and its Affiliates do not conduct any bona fide material Development or Commercialization activities with respect to any Licensed Compound or Licensed Product anywhere in the Territory for the benefit of the Sanofi Territory or (b) Sanofi has instituted and maintained (per Sanofi’s internal policies) a hold on conducting all Development and Commercialization activities for Licensed Compounds or Licensed Products in the Territory, and such foregoing circumstances ((a) and (b)) are not:

(i) by written agreement of the Parties,

(ii) a result of any action or inaction by Fulcrum, its Affiliates or its or their respective directors, officers, employees, agents, successors or assigns for which Fulcrum has an obligation to indemnify Sanofi under Section 13.1 (Indemnification by Fulcrum),

(iii) a result of Sanofi’s reasonable response to guidance from or action or inaction by a Regulatory Authority or Governmental Authority (such as a clinical hold, recall or withdrawal),

(iv) a result of Sanofi’s internal regulatory decision-makers recommending, in accordance with Sanofi’s internal policies, the cessation of Development or Commercialization activities with respect to a Licensed Compound or Licensed Product due to material concerns regarding the benefit:risk ratio of such Licensed Compound or Licensed Product,

(v) a failure beyond the reasonable control of Sanofi or its Affiliates to secure adequate supply of such Licensed Compound or Licensed Product, or

(vi) as a result, in whole or in part, of a Force Majeure Event or any claim brought by a Third Party against Sanofi, its Affiliate or Sublicensee that, through the grant of injunctive relief to a Third Party, prevents the continued conduct of Development or Commercialization activities with respect to a Licensed Compound or Licensed Product;

provided that, in the case of the foregoing clauses (iii), (iv) (v) and (vi), Sanofi keeps Fulcrum reasonably apprised of the circumstance and is working in good faith to overcome or remedy the underlying circumstance that serves as the basis of such exclusion (such circumstances described in the foregoing clauses ((a) and (b)), subject to the exclusions set forth in the foregoing clauses ((i)-(vi)), a “Shelving Event”), then Fulcrum will notify Sanofi in writing upon becoming aware of such Shelving Event having occurred. Within [***] following Sanofi’s receipt of notice from Fulcrum regarding the existence of a

Shelving Event, the Parties shall meet (including via teleconference or videoconference) to discuss the nature and circumstances surrounding any such Shelving Event. Subject to Section 14.5.2 (Disagreement as to Shelving Event), Sanofi shall have [***] from such meeting date to cure such Shelving Event. If Sanofi fails to cure such Shelving Event within such [***] period or maintain such cure for at least [***], then Fulcrum may, at its election, terminate this Agreement in its entirety upon [***] prior written notice to Sanofi. For clarity, a Shelving Event can happen multiple times if this Agreement is not terminated due to a previous Shelving Event.

14.5.2 Disagreement as to Shelving Event. Notwithstanding Section 14.5.1 (Shelving Event), if the Parties in good faith disagree as to whether a Shelving Event has occurred: (a) Sanofi may contest such allegation by referring such matter, within [***] following the Parties’ meeting to discuss the nature and circumstances surrounding such Shelving Event in accordance with Section 14.5.1 (Shelving Event), for resolution in accordance with Section 15.1 (Dispute Resolution); (b) the [***] cure period with respect to such alleged Shelving Event will be tolled from the date on which Sanofi notifies Fulcrum of such dispute through the resolution of such dispute in accordance with the applicable provisions of this Agreement; and (c) subject to Section 16.6 (Force Majeure), during the pendency of such dispute, all of the terms and conditions of this Agreement will remain in effect and the Parties will continue to perform all of their respective obligations hereunder.

14.6 Termination for Insolvency.

14.6.1 Termination Right. Each Party will have the right to terminate this Agreement in its entirety upon delivery of written notice to the other Party if (a) such other Party files in any court or agency pursuant to the United States Bankruptcy Code (the “Code”) or any similar bankruptcy or insolvency law, foreign or domestic, (b) such other Party is served with a petition against it under the Code or any similar bankruptcy or insolvency law and such petition has not been discharged or dismissed within [***] of its filing, (c) such other Party makes an assignment for the benefit of, or an arrangement or composition generally with, its creditors, (d) such other Party appoints an examiner of or a receiver or trustee over all or substantially all of its property or suffers the appointment of such party that is not discharged within [***] after such filing or appointment, (e) such other Party proposes a written agreement of composition or extension of its debts, (f) such other Party proposes or is a party to any dissolution, liquidation or winding up or (g) such other Party admits in writing its inability generally to meet its obligations as they fall due in the ordinary course.

14.6.2 Section 365(n) Rights. For purposes of Section 365(n) of the Code and any similar Applicable Law, foreign or domestic, all rights and licenses granted under or pursuant to any Section of this Agreement are rights to “intellectual property” (as defined in Section 101(35A) of the Code). The Parties agree that the licensee of such rights under this Agreement will retain and may fully exercise all of its protections, rights and elections under the Code and any similar laws in any other country. Without limiting the generality of the foregoing, the Parties intend and agree that any sale of the licensor’s assets under Section 363 of the Code will be subject to the licensee’s rights under Section 365(n) of the Code, that the licensee cannot be compelled to accept a money satisfaction of its interests in the intellectual property licensed pursuant to this Agreement and that any such sale therefore may not be made to a purchaser “free and clear” of the licensee’s rights under this Agreement and Section 365(n) of the Code without the express, contemporaneous consent of the licensee. Further, each Party agrees and acknowledges that all payments by the licensee to the licensor hereunder, other than the Royalty Payments pursuant to Section

9.3.1 (Royalty Payments), do not constitute royalties within the meaning of Section 365(n) of the Bankruptcy Code or relate to licenses of intellectual property hereunder. The licensor will, during the Term, create and maintain current copies or, if not amenable to copying, detailed descriptions or other appropriate embodiments, to the extent feasible, of all such intellectual property. Each Party hereby acknowledges and agrees that “embodiments” of intellectual property within the meaning of Section 365(n) of the Code include copies of research data, laboratory samples, product samples and inventory, formulas, laboratory notes and notebooks, pre-clinical research data and results, tangible Know-How and rights of access or reference, in each case, that relate to such intellectual property. If (a) a case under the Code is commenced by or against the licensor, (b) this Agreement is rejected as provided in the Code and (c) the licensee elects to retain its rights hereunder as provided in Section 365(n) of the Code, then the licensor (in any capacity, including debtor-in-possession) and its successors and assigns (including a trustee) will: (i) provide to the licensee all such intellectual property (including all embodiments thereof) held by the licensor and such successors and assigns, or otherwise available to them, immediately upon the licensee’s written request; and (ii) not interfere with the licensee’s rights under this Agreement, or any agreement supplemental hereto, to such intellectual property (including such embodiments), including any right to obtain such intellectual property (or such embodiments) from another entity, to the extent provided in Section 365(n) of the Code. Whenever the licensor or any of its successors or assigns provides to the licensee any of the intellectual property licensed hereunder (or any embodiment thereof) pursuant to this Section 14.6.2 (Section 365(n) Rights), the licensee will have the right to perform the licensor’s obligations hereunder with respect to such intellectual property, but neither such provision nor such performance by the licensee will release the licensor from liability resulting from rejection of the license or the failure to perform such obligations. The provisions of this Section 14.6.2 (Section 365(n) Rights) are without prejudice to any rights the licensee may have arising under the Code, the laws of other jurisdictions governing insolvency and bankruptcy or other Applicable Law. The Parties agree that they intend the rights, powers and remedies set forth in this Section 14.6.2 (Section 365(n) Rights), including: (a) the licensee’s right of access to any intellectual property (including all embodiments thereof) of the licensor, or any Third Party with whom the licensor contracts to perform an obligation of such licensor under this Agreement which is necessary for the Development, Manufacture, Commercialization or other Exploitation of a Licensed Product; (b) the right to contract directly with any Third Party described in clause (a) of this Section 14.6.2 (Section 365(n) Rights) to complete the contracted work; and (c) the right to cure any breach of or default under any such agreement with a Third Party and set off the costs thereof against amounts payable to the licensor under this Agreement, in each case ((a) through (c)): (i) to extend to the maximum extent permitted by Applicable Law, including for purposes of the Code and any similar laws in any other country; (ii) to be enforceable; and (iii) to be additional to and not in substitution for any and all other rights, powers and remedies now or hereafter existing at law or in equity (including pursuant to the Code and any similar laws in any other country).

14.7 Full Force and Effect During Notice Period. This Agreement will remain in full force and effect until the expiration of the applicable termination notice period. For clarity, if Sanofi or any of its Affiliates or Sublicensees achieve any Milestone Events during the termination notice period, then the corresponding Milestone Payment is accrued and Sanofi will remain responsible for the payment of such Milestone Payment even if the due date of such Milestone Payment occurs after the effective date of the termination.

14.8 Effects of Termination. In the event of any termination of this Agreement the following will apply with respect to the Terminated Products; provided that in the event of termination by Sanofi pursuant to Section 14.6 (Termination for Insolvency), only Section 14.8.4 (Inventory), Section 14.8.5 (Clinical Trials), Section 14.8.8 (Termination of Rights), and Section 14.8.9 (Return of Confidential Information) shall apply to such termination:

14.8.1 Reversion. In the event that Fulcrum notifies Sanofi in writing (such notice, a “Reversion Notice”) on or before the [***] following the termination of this Agreement with respect to any Terminated Product that it wishes to obtain a reversion license to (such Terminated Products, “Reversion Products”), the following provisions will apply:

(a) License Grant.

(i) Fulcrum will have, and Sanofi hereby grants to Fulcrum, effective upon such termination, a worldwide, exclusive, perpetual, and sublicensable (through multiple tiers) license under (1) all Sanofi Background Technology that is actually used in the Reversion Products in the Terminated Regions as of the effective date of termination or otherwise Covers the Reversion Product as it was being Exploited in the Terminated Region as of the effective date of termination (whether in the Global Development Plan or Sanofi Independent Development Plan) and (2) Sanofi’s interest in the Collaboration Technology that is necessary or reasonably useful for the Exploitation of the Reversion Products in the Terminated Regions, in each case (1) and (2), other than any Sanofi Manufacturing Technology that is not necessary to perform the Manufacturing process transferred under Section 14.8.1(b) (Manufacturing Technology Transfer) (“Sanofi Reversion Technology”) solely to Exploit the Reversion Products in the Terminated Regions (the “Reversion License”), provided, that if this Agreement is terminated by Sanofi pursuant to Section 14.4 (Termination by Sanofi for Safety), (A) the Sanofi Reversion Technology shall not include any Patent Rights or Know-How, the practice of which was, or was reasonably believed to be, causally related to the applicable safety concern, and (B) the Reversion License shall not include the right to Exploit any Licensed Product in the manner that was, or was reasonably believed to be, causally related to the applicable safety concern.

(ii) The Reversion License will be (1) royalty-free if this Agreement is terminated by Fulcrum pursuant to Section 14.2 (Termination for Material Breach) and (2) royalty-bearing in all other events of termination, on financial terms reflecting reasonable financial compensation and fair market value of such license, determined in accordance with customary industry practice. If, in the event this Agreement is terminated by Sanofi pursuant to Section 14.2 (Termination for Material Breach), Section 14.3 (Termination by Sanofi for Convenience) or Section 14.4 (Termination by Sanofi for Safety) or by Fulcrum pursuant to Section 14.5 (Termination by Fulcrum for Sanofi’s Cessation of Development and Commercialization), and the Parties cannot agree on the financial terms of such license within a period of [***] of the Reversion Notice, then such dispute shall be referred to the Executive Officers of the Parties for resolution. If the Executive Officers do not fully resolve such dispute within [***] (or a later date agreed to by each of the Parties) of the dispute being referred to them then the financial terms of such license shall be decided by baseball arbitration pursuant to the terms set forth on Schedule 14.8.1(a) (Baseball Arbitration Terms).

(b) Manufacturing Technology Transfer. At Fulcrum’s request, Sanofi will promptly, at Sanofi’s discretion, (i) transfer the last Manufacturing process for the Reversion Product that may contain proprietary Manufacturing Know-How of Sanofi or its Affiliates (determined at Sanofi’s discretion) to a CMO of Sanofi’s choice and reasonably acceptable to Fulcrum, provided that Sanofi may exclude proprietary Know-How embedded in the existing Manufacturing process from direct transfer to Fulcrum and such CMO agrees to keep such Manufacturing process confidential and not transfer such proprietary Know-How directly or indirectly to Fulcrum; (ii) transfer to Fulcrum or to a CMO mutually agreed by the Parties (such mutual agreement of Sanofi not to be unreasonably withheld, conditioned or delayed), the last Manufacturing process for the Reversion Product used by Sanofi that does not include proprietary Manufacturing Know-How of Sanofi or its Affiliates (determined at Sanofi’s discretion); or (iii) at Sanofi’s sole cost use Commercially Reasonable Efforts to develop (by itself or through a CMO reasonably acceptable to Fulcrum, such acceptance not to be unreasonably withheld, conditioned or delayed), an alternative Manufacturing process for the Reversion Product that excludes proprietary Manufacturing Know-How of Sanofi or its Affiliates, and to conduct a technology transfer of such alternative process to Fulcrum or a CMO mutually agreed by the Parties (such mutual agreement not to be unreasonably withheld, conditioned or delayed). Such Manufacturing process technology transfer, in such cases ((i)-(iii)), will be at Fulcrum’s sole cost pursuant to a budget to be mutually agreed upon by the Parties unless the applicable termination of this Agreement is by Fulcrum pursuant to Section 14.2 (Termination for Material Breach) or by Sanofi pursuant to Section 14.3 (Termination by Sanofi for Convenience), in which case it shall be at Sanofi’s sole cost pursuant to a budget to be mutually agreed upon by the Parties. Sanofi shall, and where applicable, cause its Affiliates or CMOs to supply Reversion Product in bulk finished form, to Fulcrum pursuant to the terms of a supply agreement (to be promptly negotiated by the Parties on commercially reasonable terms) on a cost plus [***] basis, for a period from the effective date of such termination until such time as Sanofi shall have performed all of its obligations pursuant to the foregoing clauses (i) through (iii), as applicable; provided that, if Sanofi elects to develop an alternative Manufacturing process for the Reversion Product that excludes proprietary Manufacturing Know-How of Sanofi or its Affiliates, then, provided that Fulcrum uses Commercially Reasonable Efforts to obtain qualification to Manufacture the Reversion Product, Sanofi will continue to supply Fulcrum with Reversion Product in bulk finished form until Fulcrum or a CMO obtains such qualification to Manufacture the Reversion Product using such alternative Manufacturing process. In the event the Parties are unable to agree on either the budget for such Manufacturing process technology transfer, or the terms of such supply agreement, within [***] following Sanofi’s receipt of a request from Fulcrum to negotiate such budget or supply agreement (as applicable), then upon notice to Sanofi, such budget or the final terms of such supply agreement, as applicable, shall immediately be referred for resolution in accordance with Section 15.1 (Dispute Resolution).

14.8.2 Sanofi Product Trademarks.

(a) License Grant. Effective as of the effective date of termination of this Agreement with respect to a Terminated Product, Sanofi hereby grants to Fulcrum an exclusive, transferable (pursuant to Section 16.1 (Assignment)) and sublicensable (through multiple tiers) license under any Sanofi Product Trademarks that are actually used in, and solely related to, the Commercialization of the Terminated Products as of the effective date of termination of this Agreement with respect to such Terminated Product in the Terminated Region, solely as necessary to Commercialize the Terminated Products in the Terminated Region.

(b) Quality Control. In connection with the license grant to the Sanofi Product Trademarks described in Section 14.8.2(a)14.8.2(a) (License Grant), Fulcrum covenants that all uses of the Sanofi Product Trademarks, and the Terminated Products offered in connection therewith, by or on behalf of Fulcrum, its Affiliates or sublicensees, shall be consistent with (i) the high quality of the Terminated Products being offered under the Sanofi Product Trademarks as of the effective date of termination, and (ii) any quality standards or practices required under Applicable Law. Upon Sanofi’s or its designee’s reasonable request, Fulcrum shall provide samples of any Terminated Products or related goods and services bearing the Sanofi Product Trademarks to Sanofi or its designee for the purpose of inspecting and evaluating Fulcrum’s compliance with the requirements set forth in this Section14.8.2(b) 14.8.2(b) (Quality Control).

14.8.3 Regulatory Submissions and Regulatory Approvals. Sanofi will and hereby does, and will cause its Affiliates and Sublicensees to, (a) within a reasonable period of time after the effective date of termination of this Agreement with respect to a Terminated Product, assign and transfer to Fulcrum or its designee all of Sanofi’s rights, title, and interests in and to all Regulatory Submissions, Regulatory Approvals, and Reimbursement Approvals (excluding the drug master file or equivalent maintained by Sanofi, its Affiliates, Sublicensees or subcontractors) then Controlled by Sanofi or any of its Affiliates or Sublicensees, in each case, solely related to such Terminated Products, provided, that Sanofi will have the right to redact and remove from such Regulatory Submissions, Regulatory Approvals and Reimbursement Approvals any business sensitive information of Sanofi, its Affiliates, Sublicensees or subcontractors contained in such Regulatory Submissions, Regulatory Approvals and Reimbursement Approvals, and (b) to the extent assignment pursuant to clause (a) is delayed or is not permitted by the applicable Regulatory Authority, permit Fulcrum to cross-reference and rely upon any such Regulatory Submissions, Regulatory Approvals, and Reimbursement Approvals (excluding (i) the drug master file or equivalent maintained by Sanofi, its Affiliates, Sublicensees or subcontractors and (ii) any business sensitive information of Sanofi, its Affiliates, Sublicensees or subcontractors, in each case (i) or (ii), contained in such Regulatory Submissions, Regulatory Approvals, and Reimbursement Approvals) filed by Sanofi or any of its Affiliates or Sublicensees solely in connection with the Research, Development, Manufacture, Commercialization or other Exploitation of the Terminated Products. Sanofi will execute and deliver, or will cause to be executed and delivered, to Fulcrum or its designee such endorsements, assignments, commitments, acknowledgements, and other documents as may be necessary and reasonably requested by Fulcrum to assign, convey, transfer, and deliver to Fulcrum or its designee all of Sanofi’s or its applicable Affiliate’s or designee’s rights, title, and interests in and to all such assigned Regulatory Submissions, Regulatory Approvals, and Reimbursement Approvals,

including submitting to each applicable Regulatory Authority or other Governmental Authority in the Terminated Regions a letter or other necessary documentation (with copy to Fulcrum) notifying such Regulatory Authority or other Governmental Authority of, or otherwise giving effect to, the transfer of ownership to Fulcrum of all such assigned Regulatory Submissions, Regulatory Approvals, and Reimbursement Approvals.

14.8.4 Inventory. Upon any termination of this Agreement with respect to a Terminated Product, Sanofi will be entitled, for a period of [***] after the effective date of termination, to: (a) complete Manufacture of work-in-progress of such Terminated Products and (b) continue conducting Commercialization activities with respect to such Terminated Products in Sanofi’s inventory as of such effective date of termination (or added to such inventory as a result of the completion of Manufacturing activities described in clause (a)). During such [***] inventory sell-off period, the terms of Article 9 (Payments) will continue to apply to any Commercialization activities conducted by or on behalf of Sanofi pursuant to the foregoing clause (b). At the end of such [***] inventory sell-off period, at Fulcrum’s election and request, Sanofi will transfer to Fulcrum or its designee some or all inventory of the Terminated Products for the Terminated Regions then in the possession or Control of Sanofi, its Affiliates or Sublicensees; provided that Fulcrum will pay Sanofi a price equal to [***] of Sanofi’s Manufacturing Cost for such Terminated Product.

14.8.5 Clinical Trials. If as of the effective date of termination of this Agreement with respect to a Terminated Product, any Clinical Trials of such Terminated Product are being conducted by or on behalf of Sanofi or its Affiliates, then within a reasonable period after such effective date of termination, Sanofi and its Affiliates will wind down any such ongoing Clinical Trials pursuant to Applicable Law or any requirements from the applicable Regulatory Authorities unless Fulcrum elects to assume such ongoing Clinical Trials after such effective date of termination, in which case: (a) to the extent permitted by Applicable Law and any requirements from the applicable Regulatory Authorities, Sanofi and its Affiliates will transfer such Clinical Trials to Fulcrum at Fulcrum’s sole cost and expense; and (b) Fulcrum will assume any and all liabilities for the conduct of such transferred Clinical Trials for the applicable Terminated Product as of the effective date of such transfer.

14.8.6 Transition Services Agreement. Upon written request from Fulcrum to Sanofi provided within [***] of the effective date of termination of this Agreement with respect to a Terminated Product, the Parties will enter into good-faith negotiations for up to [***] for a definitive transition services agreement to facilitate the orderly transition to Fulcrum or its designee of all Commercialization and other activities then being performed by or on behalf of Sanofi or its Affiliates or Sublicensees for the Terminated Products and any other transition or assistance mutually agreed upon by the Parties (the “Transition Services Agreement”). The Transition Services Agreement will (a) be on reasonable market terms and (b) include reimbursement by Fulcrum to Sanofi for Sanofi’s Internal Costs and External Costs, in each case, of providing any such transition assistance to Fulcrum. In addition, neither Party may unreasonably withhold, delay or condition their consent to the execution of the Transition Services Agreement. If the Parties cannot agree on the financial terms of such Transition Services Agreement within the [***] time period, then such dispute shall be referred to the Executive Officers of the Parties for resolution. If the Executive Officers do not fully resolve such dispute within [***] (or a later date agreed to by each of the Parties) of the dispute being referred to them, then, to the extent the dispute pertains to [***] of such Transition Services Agreement, such dispute shall be decided by baseball arbitration pursuant to the terms set forth on Schedule 14.8.1(a) (Baseball Arbitration Terms).

14.8.7 Termination by Sanofi for Breach. Notwithstanding any provision to the contrary in this Section 14.8 (Effects of Termination), in the event of any termination of this Agreement with respect to a Terminated Product by Sanofi pursuant to Section 14.2 (Termination for Material Breach), Fulcrum will be responsible for the reasonable out-of-pocket costs incurred by Sanofi directly in connection with the performance of the activities set forth in this Section 14.8 (Effects of Termination). Sanofi will invoice Fulcrum quarterly for the foregoing costs incurred by or on behalf of Sanofi in such Calendar Quarter, and Fulcrum will pay the undisputed invoiced amounts within [***] after the date of any such invoice.

14.8.8 Termination of Rights. Upon any termination of this Agreement in its entirety or with respect to a Terminated Product in a Terminated Region, all rights licensed to each Party under this Agreement will terminate, including all sublicenses granted by Sanofi or its Affiliates pursuant to Section 2.3.1 (Rights of Sanofi to Grant Sublicenses), with respect to such Terminated Product in such Terminated Region, as applicable, except (a) as set forth in Section 2.3.2 (Effects of Termination on Sanofi Sublicenses to a Third Party) or (b) with respect to the licenses granted in Section 2.2.3 (License Grants to Fulcrum), but, for clarity, (i) such termination will not affect the Parties’ rights and obligations under this Agreement with respect to other Licensed Products or other Regions for which this Agreement has not terminated and (ii) Fulcrum’s royalty obligation with respect to such licenses in Section 2.2.3 (License Grants to Fulcrum) will survive until and unless such license subsequently terminates. Notwithstanding the foregoing, each Party will retain its joint ownership interests in the Joint Collaboration Technology.

14.8.9 Return of Confidential Information. If this Agreement is terminated in its entirety, then each Party will return or destroy (at the other Party’s election) all Confidential Information of the other Party in its possession upon termination of this Agreement at the Disclosing Party’s election and written request and, if applicable, the Receiving Party will provide a written confirmation of such destruction within [***] of such request. Notwithstanding the foregoing or any provision to the contrary set forth in this Agreement: (a) the foregoing terms of this Section 14.8.9 (Return of Confidential Information) will not apply to any Confidential Information that is necessary to allow the Receiving Party to perform its obligations or exercise any of its rights that expressly survive the applicable termination of this Agreement, and the Receiving Party may retain one copy of such Confidential Information for its legal archives; and (b) the Receiving Party will not be required to destroy electronic files containing such Confidential Information that are made in the ordinary course of its business information back-up procedures pursuant to its electronic record retention and destruction practices that apply to its own general electronic files and information.

14.9 Survival; Accrued Rights. Except as otherwise expressly set forth in this Agreement, the expiration or termination of this Agreement will not relieve the Parties of any liability that accrued hereunder prior to the effective date of such expiration or termination nor preclude either Party from pursuing all rights and remedies it may have hereunder or at law or in equity with respect to any breach of this Agreement, nor prejudice either Party’s right to obtain performance of any obligation. Without limiting the foregoing, the following provisions of this Agreement will survive the expiration or termination of this Agreement: Article 1 (Definitions) to the extent the definitions are used in other provisions surviving the expiration or termination of this Agreement; Section 2.2.3 (License Grants to Fulcrum) (provided that Section 2.2.3(a) will no longer be restricted to the

Global Development Plan and Fulcrum Independent Development Plan but will also include all Research or Development activities that are solely intended to support obtaining or maintaining Regulatory Approval or label expansion of the Terminated Products in the Fulcrum Territory in the event of termination but not expiration of this Agreement); Section 2.4 (No Other Rights and Retained Rights); Sections 9.3 (Royalties) through 9.12 (Late Payments; Disputed Payments) solely to the extent that any payment accrued prior to the effective date of expiration or termination of this Agreement or with respect to royalties payable as a result of Fulcrum’s license grant under Section 2.2.3 (License Grants to Fulcrum) or the reversion royalties under Section 14.8.1 (Reversion), and with respect to record keeping obligations under Section 9.7.1 (Financial Records), solely for the time periods set forth therein; Section 10.1.1 (Ownership of Background Technology); Section 10.1.2 (Ownership of Foreground Intellectual Property); the last sentence of Section 11.3.7 (Debarred/Excluded Persons), Article 13 (Indemnification) (provided that Section 13.4 (Insurance) shall survive solely for the time period set forth therein); Article 12 (Confidentiality) solely for the period set forth therein (provided that, in the event of termination but not expiration of this Agreement, notwithstanding Section 12.2 (Confidential Information), all Fulcrum Know-How will be deemed the Confidential Information of Fulcrum rather than the Confidential Information of both Parties upon completion of Sanofi’s transition activities under Section 14.8 (Effects of Termination) of this Agreement) and except for Section 12.5 (Joint Publication Strategy), Section 12.6 (Publication and Listing of Clinical Trials) and Section 12.7.1 (Press Releases), which will each terminate upon expiration or termination of this Agreement; the second sentence of Section 14.1 (Term); Section 14.8 (Effects of Termination of this Agreement); this Section 14.9 (Survival; Accrued Rights); Article 15 (Dispute Resolution; Governing Law); and Article 16 (Miscellaneous). For any surviving provisions requiring action or decision by a Committee, each Party shall appoint representatives to act as its Committee members. All provisions not surviving in accordance with the foregoing shall terminate upon expiration or termination of this Agreement and be of no further force and effect. If this Agreement is terminated with respect to one or more Reversion Products but not in its entirety, then following such termination the foregoing provisions of this Agreement shall remain in effect with respect to such Reversion Product(s) (to the extent they would survive and apply in the event this Agreement expires or is terminated in its entirety), and all provisions not surviving in accordance with the foregoing shall terminate upon termination of this Agreement with respect to the applicable Reversion Products and be of no further force and effect.

Article 15
DISPUTE RESOLUTION; GOVERNING LAW

15.1 Dispute Resolution.

15.1.1 Each Party will ensure that an Executive Officer is designated for such Party at all times during the Term for dispute resolution purposes, and will promptly notify the other Party of any change in its designated Executive Officer. Except as expressly set forth in this Agreement, in the event of a dispute arising under, relating to, or in connection with this Agreement (except for disputes arising at the JSC, which will be resolved in accordance with Section 3.8 (Resolution of Committee Disputes)), the Alliance Manager of the Party claiming that such dispute exists will give notice in writing (a “Notice of Dispute”) to the other Party of the nature of the dispute. For [***] after receipt of such Notice of Dispute, the Parties will make good faith efforts to resolve the dispute (“EO Dispute Resolution Period”), and within [***] following receipt of a Notice of Dispute, the Executive Officers will meet (including via teleconference) at a mutually agreed upon time and location for discussion and potential resolution. After the EO Dispute Resolution Period, if the Party that issued the Notice of Dispute considers the dispute to be unresolved, then such Party may give a written notice to the other Party (a “Notice of Arbitration”) of the first Party’s intent to arbitrate such dispute. If the Party that issued the Notice of Dispute fails to issue a Notice of Arbitration within [***] after the expiration of the EO Dispute Resolution Period, then such dispute will be deemed to have been resolved under this Section 15.1.1 (Dispute Resolution).

15.1.2 Any dispute (other than any dispute described in Section 15.2 (Intellectual Property Disputes) below) unresolved under Section 15.1.1 (Dispute Resolution) shall be finally resolved by binding arbitration administered by the Judicial Arbitration and Mediation Services (“JAMS”) pursuant to JAMS’ Streamlined Arbitration Rules and Procedures then in effect, as modified in this Section 15.1 (Dispute Resolution) (the “JAMS Rules”), except to the extent such JAMS Rules are inconsistent with this Section 15.1 (Dispute Resolution) in which case, this Section 15.1 (Dispute Resolution) will control (including with regard to any limitations of liability or forms of relief).

15.1.3 The applicable dispute will be resolved by final and binding arbitration before a single arbitrator mutually agreed by the Parties; provided, however, that if the Parties cannot agree within [***] after receipt of a notice to arbitrate, then the arbitrator will be chosen in accordance with JAMS Rule 15 (the “Arbitrator”). The Arbitrator (i) will not be from academia, (ii) will be a qualified attorney in private practice or a retired judge with experience in complex commercial disputes, (iii) will be professionally fluent in English, (iv) will have not less than [***] of experience in the biotechnology or pharmaceutical industry and subject matter expertise with respect to the matter subject to arbitration, and (v) will have educational training and industry experience sufficient to demonstrate a reasonable level of scientific, financial, medical and industry knowledge relevant to the particular dispute. The Arbitrator will agree to a fixed fee of [***] or less; if the Arbitrator will not agree to such amount, then either Party will have the right to cause a different Arbitrator to be selected.

15.1.4 Discovery will be limited to [***] custodial document productions per side, and no more than [***] discovery depositions may be conducted per side.

15.1.5 Direct testimony per fact witness will not exceed [***] hours, and cross examination of any fact witness will not exceed [***].

15.1.6 The JAMS Rules will be modified to delete paragraphs 16.2(b) and 16.2(e) of such procedures as in effect on the Effective Date, and the timelines will be modified to provide that: (i) the discovery cutoff for percipient discovery will not exceed [***] after the preliminary conference, (ii) the discovery cutoff for expert discovery will not exceed [***] after the preliminary conference and (iii) the hearing will commence within [***] after the cutoff for expert discovery and will be concluded within [***] after it is commenced.

15.1.7 The Arbitrator will, within [***] after the conclusion of the hearing, issue a written award and statement of decision describing the material facts and the grounds for the conclusions on which the award is based, including the calculation of any damages awarded. The Arbitrator will be authorized to award compensatory damages, but will not be authorized to reform, modify or materially change this Agreement. The proceedings and decisions of the Arbitrator will be confidential, final and binding on the Parties, and judgment upon the award of the Arbitrator may be entered in any court having jurisdiction thereof. For clarity, neither Party will have any right to appeal the decisions of the Arbitrator.

15.1.8 Each Party will bear its own costs and expenses (including legal fees and expenses) relating to the arbitration proceeding, except that the fees of the Arbitrator and other related costs of the arbitration will be shared equally by the Parties, unless the Arbitrator determines that a Party has incurred unreasonable expenses due to vexatious or bad faith positions taken by the other Party, in which event the Arbitrator may make an award of all or any portion of such expenses (including legal fees and expenses) so incurred.

15.1.9 The Arbitrator will be required to render the decision in writing that is no more than [***] pages. The Arbitrator will comply with, and the award will be limited by, any express provisions of this Agreement relating to damages or the limitation thereof. The Arbitrator will not have the power to award punitive damages under this Agreement regardless of whether any such damages are contained in a proposal, and such award is expressly prohibited.

15.1.10 Unless the Parties otherwise agree in writing, during the period of time that any arbitration proceeding is pending under this Agreement: (i) the Parties will continue to comply with all those terms and provisions of this Agreement that are not the subject of the pending arbitration proceeding; (ii) in the event the arbitration proceeding concerns a potential material breach under Section 14.2 (Termination for Material Breach), the applicable cure period will be stayed until the conclusion of the proceedings under this Section 15.1 (Dispute Resolution); and (iii) in the event that the subject of the dispute relates to the exercise by a Party of a termination right hereunder, including in the case of a material breach of this Agreement, the effectiveness of such termination will be stayed until the conclusion of the proceedings under this Section 15.1 (Dispute Resolution). All arbitration proceedings and decisions of the Arbitrator under this Section 15.1 (Dispute Resolution) will be deemed Confidential Information of both Parties under Article 12 (Confidentiality).

15.1.11 The arbitration proceedings will take place in New York City, New York, in the English language.

15.1.12 Nothing in this Section 15.1 (Dispute Resolution) will preclude either Party from seeking equitable relief or interim or provisional relief from a court of competent jurisdiction, including a temporary restraining order, preliminary injunction or other interim equitable relief, concerning a dispute either prior to or during any arbitration if necessary to protect the interests of such Party or to preserve the status quo pending the arbitration proceeding.

15.1.13 In the event of a dispute regarding any payments owing under this Agreement, all undisputed amounts will be paid promptly when due and the balance, if any, promptly after resolution of the dispute.

15.2 Intellectual Property Disputes. Notwithstanding any provision to the contrary set forth in this Agreement, if a dispute arises under this Agreement with respect to the validity, scope, enforceability, or ownership of any Patent Right or other intellectual property rights, and such dispute is not resolved in accordance with Section 3.8.1 (Referral to Executive Officers), then such dispute will be submitted to a court of competent jurisdiction in the jurisdiction in which such Patent Right or other intellectual property right was granted or arose.

15.3 Equitable Remedies. Notwithstanding any provision to the contrary set forth in this Agreement, the Parties each stipulate and agree that (a) the other Party’s Confidential Information includes highly sensitive trade secret information such that a breach of Article 12 (Confidentiality) by a Party will cause irrevocable harm for which monetary damages would not provide a sufficient remedy; and (b) in such case of such breach of Article 12 (Confidentiality), the non-breaching Party will be entitled to equitable relief, including specific performance, temporary or permanent restraining orders, preliminary injunction, permanent injunction, or other equitable relief without the posting of any bond or other security, from any court of competent jurisdiction. In addition, and notwithstanding any provision to the contrary set forth in this Agreement, in the event of any other actual or threatened breach hereunder, the aggrieved Party may seek equitable relief (including specific performance, temporary or permanent restraining orders, or other equitable relief) from any court of competent jurisdiction without first submitting to the dispute resolution procedures set forth in Article 15 (Dispute Resolution; Governing Law).

15.4 Governing Law; English Language. This Agreement and all amendments, modifications, alterations, or supplements hereto, and the rights of the Parties, will be construed under and governed by the laws of the State of New York, United States, exclusive of its conflicts of laws principles. The provisions of the United Nations Convention on Contracts for the International Sale of Goods will not apply to this Agreement or any subject matter hereof. This Agreement has been prepared in the English language and the English language will control its interpretation. All consents, notices, reports, and other written documents to be delivered or provided by a Party under this Agreement will be in the English language, and in the event of any conflict between the provisions of any document and the English language translation thereof, the terms of the English language translation will control.

15.5 Waiver of Jury Trial. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, THE PARTIES HEREBY WAIVE, AND COVENANT THAT THEY WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT, OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY ACTION ARISING IN WHOLE OR IN PART UNDER OR IN CONNECTION WITH THIS AGREEMENT, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE. THE PARTIES AGREE THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY, AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE ITS RIGHT TO TRIAL BY JURY IN ANY PROCEEDING WHATSOEVER BETWEEN THEM RELATING TO THIS AGREEMENT, WHICH WILL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

Article 16
MISCELLANEOUS

16.1 Assignment. This Agreement may not be assigned or otherwise transferred, whether by operation of law or otherwise, nor may any right or obligation hereunder be assigned or transferred, by either Party without the prior written consent of the other Party. Notwithstanding the foregoing, (a) Fulcrum may assign its rights to receive any of the Royalty Payments or Milestone Payments owed under Article 9 (Payments) to a Third Party (such assignment, a “Securitization Transaction”), provided that in connection with such a Securitization Transaction, Fulcrum does not make such Third Party a third party beneficiary of this Agreement or otherwise give such Third Party any right to directly enforce any provisions of this Agreement against Sanofi or its Affiliates, and (b) either Party may, without consent of the other Party, assign this Agreement and its rights and obligations hereunder in whole or in part (i) to its successor-in-interest in connection with the transfer or sale of all or substantially all of its assets, or (ii) to its successor-in-interest in a merger, acquisition, or similar transaction or series of related transactions. In the event of an assignment pursuant to the foregoing clauses (b)(i) or (b)(ii), such assignment will only be effective if the Person to whom this

Agreement is assigned agrees in writing to assume all of the assigning Party’s obligations under this Agreement and the assigning Party provides written notice of such assignment to the non-assigning Party within [***] after the effective date of such assignment. In addition, Sanofi will have the right, without the consent of Fulcrum: (A) to perform any or all of its obligations and exercise any or all of its rights under this Agreement through any of its Affiliates or Sublicensees; and (B) to assign any or all of its rights and delegate any or all of its obligations hereunder to any of its Affiliates or Sublicensees or to any successor-in-interest (whether by merger, acquisition or otherwise) to all or substantially all of the business to which this Agreement (or the applicable Licensed Product(s)) relates; provided that Sanofi will provide written notice to Fulcrum within [***] after such assignment or delegation. Any attempted assignment of this Agreement in violation of this Section 16.1 (Assignment) will be null, void, and of no legal effect. Any permitted assignee will expressly assume in writing all assigned obligations of its assignor under this Agreement. This Agreement will be binding on and will inure to the benefit of the permitted successors and assigns of the Parties.

16.2 Entire Agreement; Amendment. This Agreement, together with all exhibits and schedules attached hereto, constitutes the entire agreement between the Parties with respect to the subject matter hereof, and supersedes and merges all prior and contemporaneous, express or implied agreements, negotiations, representations, and understandings, either oral or written, regarding the same, (including that certain confidentiality agreement between the Parties dated November 17, 2021 and as amended on November 17, 2022 (“Confidential Disclosure Agreement”)). All information shared by the Parties pursuant to the Confidential Disclosure Agreement will be Confidential Information under this Agreement from and after the Effective Date, and the use and disclosure thereof will be governed by Article 12 (Confidentiality). This Agreement may not be modified or amended, except by another agreement in writing executed by duly authorized signatories of each Party.

16.3 No Strict Construction; Interpretation. This Agreement has been prepared jointly and will not be strictly construed against either Party. Ambiguities, if any, in this Agreement will not be construed against any Party, irrespective of which Party may be deemed to have authored the ambiguous provision. Except where the context expressly requires otherwise, (a) whenever any provision of this Agreement uses the term “including” (or “includes”), such term will be deemed to mean “including without limitation” and “including but not limited to” (or “includes without limitations” and “includes but is not limited to”) regardless of whether the words “without limitation” or “but not limited to” actually follow the term “including” (or “includes”); (b) “herein,” “hereby,” “hereunder,” “hereof,” and other equivalent words will refer to this Agreement in its entirety and not solely to the particular portion of this Agreement in which any such word is used; (c) all definitions set forth herein will be deemed applicable whether the words defined are used herein in the singular or the plural; (d) wherever used herein, any pronoun or pronouns will be deemed to include both the singular and plural and to cover all genders; (e) the recitals set forth at the start of this Agreement, along with the schedules and exhibits to this Agreement, and the terms and conditions incorporated in such recitals and schedules and exhibits will be deemed integral parts of this Agreement and all references in this Agreement to this Agreement will encompass such recitals and schedules and exhibits and the terms and conditions incorporated in such recitals and schedules and exhibits; provided that in the event of any conflict between the terms and conditions of this Agreement and any terms and conditions set forth in the recitals, schedules, or exhibits, the terms of this Agreement will control; (f) in the event of any conflict between the terms and conditions of this Agreement and any terms and conditions that may be set forth on any order, invoice, verbal agreement, or otherwise, the terms and conditions of this Agreement will govern; (g) unless otherwise provided, all references to Sections, Articles, and Schedules in this Agreement are to Sections, Articles, and Schedules of and to this Agreement; (h) any reference to any federal, national, state, local, or foreign statute or law will be deemed to also refer to all rules and regulations promulgated thereunder, and any reference to any law, rule, or regulation will be deemed to include the then‑current amendments thereto or any replacement or successor law, rule, or regulation thereof; (i) wherever used, the word “shall” and the word “will” are each understood to be imperative or mandatory in nature and are interchangeable with one another; (j) the term “or” will be interpreted in the inclusive sense commonly associated with the term “and/or”; (k) references to a particular Person include such Person’s successors and assigns to the extent not prohibited by this Agreement; (l) the section headings and captions used herein are inserted for convenience of reference only and will not be construed to create obligations, benefits, or limitations; (m) any definition of or reference to any agreement, instrument or other document herein will be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented, or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein); (n) the word “notice” means notice in writing (whether or not specifically stated) and will include notices, consents, approvals and other written communications contemplated under this Agreement; and (o) provisions that require that a Party, the Parties or any committee hereunder “agree,” “consent,” or “approve” or the like will require that such agreement, consent or approval be specific and in writing, whether by written agreement, letter, approved minutes, or otherwise (but excluding e‑mail and instant messaging).

16.4 Severability. If any provision of this Agreement is declared invalid by a court of last resort or by any court or other governmental body the decision of which an appeal is not taken within the time provided by law, then and in such event, this Agreement will be deemed to have been terminated only as to the portion thereof that relates to the provision invalidated by that decision and only in the relevant jurisdiction, but this Agreement will remain in force, in all other respects and all other jurisdictions; provided, however, that if the provision so invalidated is essential to the Agreement as a whole, then the Parties will negotiate in good faith to amend the terms hereof as nearly as practical to carry out the original intent of the Parties, and, failing such amendment, either Party may submit the matter for resolution pursuant to Article 15 (Dispute Resolution; Governing Law).

16.5 Notices. All notices that are required or permitted hereunder will be in writing in English and sufficient if (i) delivered by hand or by prepaid internationally-recognized overnight courier or (ii) sent by first class, registered or certified mail, postage prepaid, return receipt requested, and in each case, addressed as follows (with a courtesy copy sent by email, which will not constitute notice):

If to Fulcrum:

Fulcrum Therapeutics, Inc.

26 Landsdowne Street

Cambridge, MA 02139

Attention: [***]

Email: [***]

If to Sanofi:

Sanofi – Global Alliance Management

450 Water Street

Cambridge, MA 02141

Attention: Global Head of Alliance Management

Email: [***]

With a copy (which will not constitute notice for purposes of this Agreement) to:

Sanofi – Global Business Development

450 Water Street

Cambridge, MA 02141

Attention: [***]

Email: [***]

Sanofi – Legal Global Functions

450 Water Street

Cambridge, MA 02141

Attention: [***]

Email: [***]

or to such other address as the Party to whom notice is to be given may have furnished to the other Party in writing in accordance herewith. Any such notice will be deemed to have been given on the date received, except any notice received after 5:30 p.m. (in the time zone of the receiving Party) on a Business Day or received on a non-Business Day, in each case, will be deemed to have been received on the next Business Day. A Party may add, delete or change the person or address to which notices should be sent at any time upon written notice delivered to the other Parties in accordance with this Section 16.5 (Notices). This Section 16.5 (Notices) is not intended to govern the day-to-day business communications necessary between the Parties in performing their obligations under the terms of this Agreement, which communications may be sent by email, including as set forth in Section 3.1.2 (Membership), Section 3.2.2 (Membership of the JDC), Section 3.3.2 (Membership of the JMC), Section 3.4.2 (Membership of the JCC), Section 3.5.2 (Subcommittee Leadership and Meetings) and Section 3.7.1 (General Decision-Making Process).

16.6 Force Majeure. Neither Party will be held liable or responsible to the other Party or be deemed to have defaulted under or breached this Agreement for failure or delay in fulfilling or performing any term of this Agreement if such failure or delay is caused by or results from events beyond the reasonable control of the non-performing Party, including: fires, floods, earthquakes, hurricanes, shortages, epidemics, pandemics, quarantines, war, acts of war (whether war be declared or not), terrorist acts, insurrections, riots, civil commotion, strikes, or other labor disturbances of a Person other than the non-performing Party, acts of God or acts, omissions or delays in acting by any Governmental Authority (except to the extent such omission or delay results from the breach by the non-performing Party or any of its Affiliates of any term or condition of this Agreement) (any such event, a “Force Majeure Event”). The non-performing Party will notify the other Party of such Force Majeure Event within [***] after such occurrence by giving notice to the other Party stating the nature of the Force Majeure Event, its anticipated duration and any action being taken to avoid or minimize its effect. The suspension of performance will be of no greater scope and no longer duration than is necessary. The non-performing Party will use commercially reasonable efforts to avoid or remove such Force Majeure Event, to mitigate the effect of such Force Majeure Event and to otherwise remedy its inability to perform. The non-performing Party will continue performance in accordance with the terms of this Agreement whenever such causes are removed. When such circumstances arise, the Parties will negotiate in good faith any modifications of the terms of this Agreement that may be necessary or appropriate in order to arrive at an equitable solution.

16.7 Further Assurances. The Parties agree to reasonably cooperate with each other in connection with any actions required to be taken as part of their respective obligations under this Agreement, and will (a) furnish to each other such further information; (b) execute and deliver to each other such other documents; and (c) do such other acts and things (including working collaboratively to correct any clerical, typographical, or other similar errors in this Agreement), all as the other Party may reasonably request for the purpose of carrying out the intent of this Agreement.

16.8 Performance by Affiliates. Notwithstanding any provision to the contrary set forth in this Agreement, either Party will have the right to perform any or all of its obligations and exercise any or all of its rights under this Agreement through any Affiliate; provided that such Party shall at all times remain responsible and liable hereunder for the performance of such Affiliates. Each Party hereby guarantees the performance by its Affiliates of such Party’s obligations under this Agreement and will cause its Affiliates to comply with the provisions of this Agreement in connection with such performance.

16.9 Agency. Neither Party is, nor will be deemed to be an employee, agent, or representative of the other Party for any purpose. Each Party is an independent contractor, not an employee, agent, joint venturer or partner of the other Party. Neither Party will have any express or implied right or authority to speak for, represent, or obligate the other Party in any way without prior written authority from the other Party.

16.10 Binding Effect; No Third Party Beneficiaries or Obligors. As of the Effective Date, this Agreement will be binding upon and inure to the benefit of the Parties and their respective permitted successors and assigns. Except as set forth in Article 13 (Indemnification), no Person other than Fulcrum, Sanofi, and their respective permitted successors and assigns hereunder will be deemed an intended beneficiary hereunder, nor have any right to enforce any obligation of any Party to this Agreement, nor will any Person other than Fulcrum and Sanofi and their respective permitted successors and assigns have any obligations to any Party under this Agreement.

16.11 No Waiver. Any omission or delay by either Party at any time to enforce any right or remedy reserved to it, or to require performance of any of the terms, covenants, or provisions hereof, by the other Party, will not constitute a waiver of such Party’s rights to the future enforcement of its rights under this Agreement. Any waiver by a Party of a particular breach or default by the other Party will not operate or be construed as a waiver of any subsequent breach or default by the other Party. No waiver, modification, release or amendment of any obligation under or provision of this Agreement will be valid or effective unless in writing and signed by the Parties.

16.12 Cumulative Remedies. No remedy referred to in this Agreement, including termination of this Agreement, is intended to be exclusive, but each will be cumulative and in addition to any other remedy referred to in this Agreement or otherwise available under law.

16.13 Counterparts. This Agreement may be executed in one or more counterparts, all of which taken together will be regarded as one and the same instrument. Each Party may execute this Agreement in Adobe™ Portable Document Format (PDF) sent by electronic mail. PDF signatures of authorized signatories of the Parties will be deemed to be original signatures, will be valid and binding upon the Parties, and, upon delivery, will constitute due execution of this Agreement.

[Remainder of page intentionally left blank; Signature page follows.]

IN WITNESS WHEREOF, the Parties have executed this Agreement through their duly authorized representatives to be effective as of the Effective Date.

FULCRUM THERAPETUICS INC.		GENZYME CORPORATION

By:	/s/ Alex C. Sapir	By:	/s/ Burcu Eryilmaz

Name:	Alex C. Sapir	Name:	Burcu Eryilmaz

Title:	Chief Executive Officer and President	Title:	Global Head of Rare Diseases Franchise

Schedule 1.61

Existing Third Party IP Agreements

• The GSK License Agreement (as defined in Section 1.104)

• The GSK Side Letter (as defined in Section 1.106)

Schedule 1.83

Fulcrum Patent Rights

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Schedule 1.132

Losmapimod

Formula: C22H26FN3O2

Molecular Weight: 383.459

GSK Compound Number: GW856553

Fulcrum Compound Number: FTX-1821

Schedule 1.168

Statistical Analysis Plan

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Schedule 4.1

Initial Technology Transfer

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Schedule 5.2

Initial Global Development Plan and Budget

[***]

Schedule 8.2
Supply Agreement Term Sheet

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Schedule 12.7.1
Press Release

Fulcrum Therapeutics Enter into a Collaboration and License Agreement with Sanofi for the Development and Commercialization of Losmapimod in Facioscapulohumeral Muscular Dystrophy

― Sanofi receives exclusive rights to commercialize losmapimod in all territories outside the U.S.; Fulcrum retains full U.S. commercialization rights―

―Fulcrum will receive an upfront payment of $80.0 million, and is eligible to receive $975.0 million in potential milestones, plus royalties on ex-U.S. product sales; parties will share future global development costs 50:50―

― Conference call and webcast scheduled for 8:00 a.m. ET today to discuss the collaboration and other recent corporate developments, in conjunction with first the quarter 2024 financial results―

CAMBRIDGE, Mass., – May 13, 2024 – Fulcrum Therapeutics, Inc.® (Fulcrum) (Nasdaq: FULC), a clinical-stage biopharmaceutical company focused on developing small molecules to improve the lives of patients with genetically defined rare diseases, today announced that it has entered into a collaboration and license agreement with Sanofi (Nasdaq: SNY) for the development and commercialization of losmapimod, an oral small molecule being investigated for the treatment of facioscapulohumeral muscular dystrophy (FSHD). Under the collaboration and license agreement, Sanofi obtains exclusive commercialization rights for losmapimod outside of the U.S.

The collaboration and license agreement combines Fulcrum’s expertise in FSHD with Sanofi’s global reach and unparalleled commitment to treating patients with rare diseases. Losmapimod is currently being evaluated in a global Phase 3 clinical trial for the treatment of FSHD, a chronic and progressive genetic muscular disorder that is characterized by significant muscle cell death and fat infiltration into muscle tissue. Results from ReDUX4, the Phase 2 clinical trial evaluating losmapimod for the treatment of FSHD, demonstrated a slowing of disease progression and improved muscle health. Fulcrum expects to report topline data from REACH, the global Phase 3 clinical trial, in the fourth quarter of 2024. Following positive data from the Phase 3 trial, Fulcrum and Sanofi plan to submit marketing applications in the U.S., Europe, Japan, and other geographies.

“Sanofi is a proven leader in developing therapeutics for rare neuromuscular diseases and is the ideal partner to maximize the opportunity and reach of losmapimod outside the U.S.,” said Alex C. Sapir, Fulcrum’s president and chief executive officer. “This deal aligns with our core strategy, allowing Fulcrum to remain focused on preparations for commercialization of losmapimod in the U.S., while leveraging Sanofi’s exceptional global commercial capabilities and established infrastructure in key markets around the world. We are excited about the potential to provide the first approved treatment for FSHD patients, and we look forward to working with Sanofi to bring losmapimod to patients globally.”

“This partnership provides an exciting opportunity to expand Sanofi’s rare disease franchise and deliver the first approved FSHD treatment to patients with the strength and reach of our commercial organization,” said Burcu Eryilmaz, Sanofi’s Global Head of Rare Diseases “Losmapimod has shown meaningful clinical benefits that underscore the disease-modifying potential and opportunity to address the high unmet need for a safe and effective drug that slows disease progression. With a deep commitment to bringing hope and new treatment options to patients, we look forward to working closely with Fulcrum as losmapimod advances through late-stage development.”

Per the terms of the agreement, Fulcrum will receive an upfront payment of $80.0 million and is eligible to receive up to an additional $975.0 million in specified regulatory and sales-based milestones, along with tiered escalating royalties starting in the low-teens on annual net sales of losmapimod outside the U.S. In addition, Fulcrum and Sanofi will equally share future global development costs.

Conference Call and Webcast

Individuals may register for the conference call by clicking the link here. Once registered, participants will receive dial-in details and unique PIN which will allow them to access the call. An audio webcast will be accessible through the Investor Relations section of the Fulcrum’s website at www.fulcrumtx.com or by clicking here. Following the live webcast, an archived replay will also be available.

About Losmapimod

Losmapimod is a selective p38α/β mitogen activated protein kinase (MAPK) inhibitor. Fulcrum exclusively in-licensed losmapimod from GSK following Fulcrum’s discovery of the role of p38α/β inhibitors in the reduction of DUX4 expression and an extensive review of known compounds. Results reported from the Phase 2 ReDUX4 trial demonstrated a slowing of disease progression and improved function, including positive impacts on upper extremity strength and functional measures supporting losmapimod’s potential to be a transformative therapy for the treatment of FSHD. Although losmapimod had never previously been explored in muscular dystrophies, it had been evaluated in more than 3,600 subjects in clinical trials across multiple other indications, with no safety signals attributed to losmapimod. Losmapimod has been granted U.S. Food and Drug Administration (FDA) Fast Track designation and Orphan Drug Designation for the treatment of FSHD. Losmapimod is currently being evaluated in a Phase 3 multi-center randomized, double-blind, placebo-controlled, 48-week parallel-group study in people with FSHD (NCT05397470).

About FSHD

FSHD is a serious, rare, progressive and debilitating disease for which there are no approved treatments. It is characterized by fat infiltration of skeletal muscle leading to muscular atrophy involving primarily the face, scapula and shoulders, upper arms, and abdomen. Impact on patients includes profound decreases in the ability to perform activities of daily living, loss of upper limb function, loss of mobility and independence and chronic pain. FSHD is one of the most common forms of muscular dystrophy and has an estimated patient population of 30,000 in the United States alone.

About Fulcrum Therapeutics

Fulcrum Therapeutics is a clinical-stage biopharmaceutical company focused on developing small molecules to improve the lives of patients with genetically defined rare diseases in areas of high unmet medical need. Fulcrum’s two lead programs in clinical development are losmapimod, a small molecule in development for the treatment of facioscapulohumeral muscular dystrophy (FSHD), and pociredir (formerly known as FTX-6058), a small molecule designed to increase expression of fetal hemoglobin and in development for the treatment of sickle cell disease (SCD). Fulcrum uses proprietary technology to identify drug targets that can modulate gene expression to treat the known root cause of gene mis-expression. For more information, visit www.fulcrumtx.com and follow us on Twitter/X (@FulcrumTx) and LinkedIn.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 that involve substantial risks and uncertainties. All statements, other than statements of historical facts, contained in this press release are forward-looking statements, including express or implied statements regarding Fulcrum’s collaboration and license agreement with Sanofi and receipt of the upfront payment thereunder; its ability to receive the milestone and royalty payments thereunder and achieve benefits therefrom; timing of data from REACH and its ability to support submission of marketing applications for losmapimod; and Fulcrum’s ability to deliver an FDA-approved therapy for FSHD patients; among others. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “will,” “would” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Any forward-looking statements are based on management’s current expectations of future events and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in, or implied by, such forward-looking statements. These risks and uncertainties include, but are not limited to, risks associated with Fulcrum’s ability to continue to advance its product candidates in clinical trials; initiating and enrolling clinical trials on the timeline expected or at all; obtaining and maintaining necessary approvals from the FDA and other regulatory authorities; replicating in clinical trials positive results found in preclinical studies and/or earlier-stage clinical trials of losmapimod, pociredir and any other product candidates; obtaining, maintaining or protecting intellectual property rights related to its product candidates; managing expenses; managing executive and employee turnover, including integrating a new CMO; and raising the substantial additional capital needed to achieve its business objectives, among others. For a discussion of other risks and uncertainties, and other important factors, any of which could cause Fulcrum’s actual results to differ from those contained in the forward-looking statements, see the “Risk Factors” section, as well as discussions of potential risks, uncertainties, and other important factors, in Fulcrum’s most recent filings with the Securities and Exchange Commission. In addition, the forward-looking statements included in this press release represent Fulcrum’s views as of the date hereof and should not be relied upon as representing Fulcrum’s views as of any date subsequent to the date hereof. Fulcrum anticipates that subsequent events and developments will cause Fulcrum’s views to change. However, while Fulcrum may elect to update these forward-looking statements at some point in the future, Fulcrum specifically disclaims any obligation to do so.

Contact:
Chris Calabrese

LifeSci Advisors, LLC

ccalabrese@lifesciadvisors.com

917-680-5608

Schedule 14.8.1(a)
Baseball Arbitration Terms

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